      As filed with the Securities and Exchange Commission on January 19, 1996
                                                    Registration No. 33-

------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ---------------------
                                  FORM S-4
                           REGISTRATION STATEMENT
                                   Under
                         The Securities Act of 1933
                            ---------------------
                            FIRST BANK SYSTEM, INC.
            (Exact name of registrant as specified in its charter)

            Delaware                          6711                  41-0255900
  (State or other jurisdiction    (Primary Standard Industrial    (I.R.S Employer
of incorporation or organization)  Classification Code Number)  Identification No.)

                               First Bank Place
                           601 Second Avenue South
                      Minneapolis, Minnesota 55402-4302
                                (612) 973-1111
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Lee R. Mitau, Esq.
                           First Bank System, Inc.
                               First Bank Place
                           601 Second Avenue South
                      Minneapolis, Minnesota 55402-4302
                               (612) 973-1111

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ---------------------
                                   Copies to:
 Patrick F. Courtemanche, Esq.                     Craig M. Wasserman, Esq.
   Dorsey & Whitney P.L.L.P.                    Wachtell, Lipton, Rosen & Katz
     220 South Sixth Street                          51 West 52nd Street
 Minneapolis, Minnesota 55402                     New York, New York  10019
                            ---------------------
   Approximate date of commencement of proposed sale of the Securities to the public: As soon as practicable after the effective date of this Registration Statement.
                            ---------------------
   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ---------------------
                       CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
                                                         Proposed        Proposed
        Title of Each                  Amount             Maximum         Maximum          Amount of
     Class of Securities               to be          Offering Price     Aggregate        Registration
     to be Registered(1)             Registered          Per Share     Offering Price         Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $1.25 par value  16,950,057 shares(2)    Not Applicable  Not Applicable  $273,077.30(3)(4)
----------------------------------------------------------------------------------------------------------


(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of FirsTier Financial, Inc. ("FirsTier") in connection with the merger described herein.
(2) Based on the maximum aggregate number of shares of the Registrant's Common Stock issuable in the merger described herein.
(3) Pursuant to Rule 457(f)(1) and (c), the registration fee was calculated based on the average of the high and low price per share ($41.25) of the FirsTier common stock to be canceled in the merger (an aggregate of 19,198,162 shares), as reported on The Nasdaq National Market System on January 12, 1996, and the maximum number of shares of such stock that may be outstanding immediately prior to the merger.
(4) Of such registration fee, $157,425.00 was previously paid on October 10, 1995 upon the filing under the Securities Exchange Act of 1934 of preliminary copies of FirsTier's proxy materials included herein and $115,652.30 is being paid herewith.

                            ---------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

------------------------------------------------------------------------------

                            FIRST BANK SYSTEM, INC.

                            CROSS REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

   Item No. in Form S-4                               Location in Prospectus
   --------------------                               ----------------------
A. INFORMATION ABOUT THE TRANSACTION

    1. Forepart of Registration Statement        Facing page of registration statement;
       and Outside Front Cover Page of           outside front cover page of Prospectus
       Prospectus

    2. Inside Front and Outside Back Cover       Available Information; Incorporation of
       Pages of Prospectus                       Certain Documents by Reference; Table
                                                 of Contents

    3. Risk Factors, Ratio of Earnings to        Summary; Comparative Unaudited Per
       Fixed Charges and Other Information       Share Data; Historical Selected Financial
                                                 Data

    4. Terms of the Transaction                  Summary; The Merger; Incorporation of
                                                 Certain Documents by Reference

    5. Pro Forma Financial Information           Unaudited Pro Forma Combined Financial
                                                 Information

    6. Material Contacts with the Company        Summary; The Merger
       Being Acquired

    7. Additional Information Required for       *
       Reoffering by Persons and Parties
       Deemed to be Underwriters

    8. Interests of Named Experts and Counsel    Legal Opinions; Experts

    9. Disclosure of Commission Position         *
       on Indemnification for Securities
       Act Liabilities

B. INFORMATION ABOUT THE REGISTRANT

   10. Information with Respect to S-3           Available Information; Incorporation
       Registrants                               of Certain Documents by Reference;
                                                 Summary; Business of FBS; Description of
                                                 FBS Capital Stock

   11. Incorporation of Certain Information      Incorporation of Certain Documents by
       by Reference                              Reference

   12. Information with Respect to S-2 or        *
       S-3 Registrants

   13. Incorporation of Certain Information      *
       by Reference

   Item No. in Form S-4                               Location in Prospectus
   --------------------                               ----------------------
   14. Information with Respect to Registrants  *
       Other Than S-2 or S-3 Registrants

C. INFORMATION ABOUT THE COMPANY BEING
   ACQUIRED

   15. Information with Respect to S-3          Incorporation of Certain Documents by
       Companies                                Reference; Summary; Business of FirsTier;
                                                Description of FirsTier Capital Stock

   16. Information with Respect to S-2 or       *
       S-3 Companies

   17. Information with Respect to              *
       Companies Other Than S-3 or S-2
       Companies

D. VOTING AND MANAGEMENT INFORMATION

   18. Information if Proxies, Consents or      Incorporation of Certain Documents by
       Authorizations are to be Solicited       Reference; Information Concerning the
                                                Special Meeting; The Merger; Management
                                                and Additional Information

   19. Information if Proxies, Consents or      *
       Authorizations are not to be Solicited
       or in an Exchange Offer

________
*Answer is negative or item is not applicable.

                             [FIRSTIER LETTERHEAD]

                                January 19, 1996

Dear Shareholder of FirsTier Financial, Inc.:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of FirsTier Financial, Inc. ("FirsTier") to be held on February 16, 1996 at 10:00 a.m., local time, in the Second Floor Board Room of FirsTier at 1700 Farnam Street, Omaha, Nebraska. A notice of the Special Meeting, proxy statement and form of proxy containing information about the matters to be acted upon are enclosed. All holders of FirsTier's outstanding shares of Common Stock, $5.00 par value (the "FirsTier Common Stock"), as of January 4, 1996 will be entitled to notice of and to vote at the Special Meeting.

    At the Special Meeting you will be asked to consider and vote upon approval of an Agreement of Merger and Consolidation, dated August 6, 1995 (the "Merger Agreement"), which provides for the merger (the "Merger") of FirsTier with and into First Bank System, Inc. ("FBS"). Upon consummation of the Merger described in the accompanying Proxy Statement/Prospectus, shareholders of FirsTier will receive .8829 share of common stock, $1.25 par value, of FBS ("FBS Common Stock") for each issued and outstanding share of FirsTier Common Stock owned by them. Any fractional shares of FBS Common Stock resulting from the application of the exchange ratio will be paid in cash. Based on the last reported sale price of FBS Common Stock on the New York Stock Exchange on January 17, 1996, the exchange ratio would result in a per share purchase price for a share of FirsTier Common Stock of $42.60. Shareholders are urged to obtain current market quotations.

    THE BOARD OF DIRECTORS OF FIRSTIER BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF FIRSTIER AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER AGREEMENT. It is expected that all of the 3,032,654 shares of FirsTier Common Stock beneficially owned by the directors and executive officers of FirsTier and their affiliates (approximately 16.20% of the outstanding shares of FirsTier Common Stock) will be voted for approval of the Merger Agreement. Upon consummation of the Merger, FirsTier shareholders will no longer hold any interest in FirsTier other than through their interest in FBS Common Stock received in the Merger. Details of the background and reasons for the proposed Merger appear and are explained in the Proxy Statement/Prospectus. Additional information regarding FirsTier and FBS is also set forth in the Proxy Statement/Prospectus or is incorporated by reference therein from other documents. I urge you to read this material carefully.

    FirsTier's Board of Directors has received the opinion of Morgan Stanley & Co. Incorporated, FirsTier's financial advisor, that as of the date of the opinion the exchange ratio in the Merger Agreement is fair from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates). A copy of this opinion is included as Appendix B to the Proxy Statement/Prospectus.

    It is very important to ensure that your vote is represented at the Special Meeting. Please indicate your vote on the enclosed form of proxy, date and sign it, and return it in the enclosed envelope. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. You are welcome to attend the Special Meeting and vote in person even if you have previously returned the form of proxy. If you do not attend the Special Meeting, you may still revoke your proxy at any time prior to the Special Meeting by providing written notice of such revocation or by delivering a duly executed proxy bearing a later date to Thomas B. Fischer, Secretary of FirsTier. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

    Please do not send in any stock certificates at this time. If the Merger Agreement is approved, you will be sent instructions regarding the surrender of your existing stock certificates.

                                          Sincerely,

                                                     [SIGNATURE]

                                          David A. Rismiller
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

                            FIRSTIER FINANCIAL, INC.
                               1700 FARNAM STREET
                           OMAHA, NEBRASKA 68102-2183
                                 (402) 348-6000
                            ------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 16, 1996
                             ---------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of FirsTier Financial, Inc. ("FirsTier") will be held in the Second Floor Board Room of FirsTier at 1700 Farnam Street, Omaha, Nebraska at 10:00 a.m., local time, on February 16, 1996 to consider and take action on the following:

    1. A proposal to approve the Agreement of Merger and Consolidation (the "Merger Agreement"), dated August 6, 1995, by and between First Bank System, Inc. ("FBS") and FirsTier, a copy of which is attached to the accompanying Proxy Statement/Prospectus as Appendix A. Pursuant to the Merger Agreement, among other things, FirsTier will be merged with and into FBS, and each issued and outstanding share of the Common Stock, $5.00 par value, of FirsTier (the "FirsTier Common Stock"), will be exchanged for .8829 share of the Common Stock, $1.25 par value, of FBS.

    2. Such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

    Any action may be taken on any of the foregoing proposals at the Special Meeting on such date or on any date or dates to which the Special Meeting may be properly adjourned or postponed. The Board of Directors is not aware of any other business to come before the Special Meeting.

    Only shareholders of record of FirsTier Common Stock at the close of business on January 4, 1996, are entitled to notice of, and to vote at, the Special Meeting. Approval of the Merger Agreement by FirsTier shareholders requires the affirmative vote of at least two-thirds of the shares of FirsTier Common Stock outstanding and entitled to vote at the Special Meeting.

    Holders of FirsTier Common Stock are not entitled to assert dissenters rights with respect to their shares under the Nebraska Business Corporation Act.

    It is important that all shareholders of FirsTier Common Stock be represented at the Special Meeting. We urge you to sign and return the enclosed proxy as promptly as possible -- whether or not you plan to attend the Special Meeting. The proxy should be returned in the enclosed envelope. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. The proxy may be revoked at any time prior to its exercise. No proxy will be used if you attend and vote at the Special Meeting in person.

                                          By Order of the Board of Directors

                                                    [SIGNATURE]

                                          Thomas B. Fischer
                                          SECRETARY

Omaha, Nebraska
Date: January 19, 1996

    YOUR VOTE IS IMPORTANT. HOLDERS OF FIRSTIER COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.

    PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

                                PROXY STATEMENT
                                       OF
                            FIRSTIER FINANCIAL, INC.
                        SPECIAL MEETING OF SHAREHOLDERS

                               FEBRUARY 16, 1996
                            ------------------------

                                   PROSPECTUS
                                       OF
                            FIRST BANK SYSTEM, INC.
                         COMMON STOCK, $1.25 PAR VALUE
                             ---------------------

    This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), is being furnished to holders of common stock, $5.00 par value ("FirsTier Common Stock"), of FirsTier Financial, Inc., a Nebraska corporation ("FirsTier"), in connection with the solicitation of proxies by the Board of Directors of FirsTier for use at a special meeting of such holders (the "Special Meeting") to be held on February 16, 1996, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof. At the Special Meeting, holders of FirsTier Common Stock will be asked to consider and act upon a proposal to approve the Agreement of Merger and Consolidation, dated August 6, 1995 (the "Merger Agreement"), by and between First Bank System, Inc., a Delaware corporation ("FBS"), and FirsTier, and the transactions contemplated thereby, pursuant to which, among other things, FirsTier would be acquired by FBS by means of a merger of FirsTier with and into FBS (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

    Pursuant to the Merger Agreement, each issued and outstanding share of FirsTier Common Stock will be converted into .8829 share of common stock, par value $1.25 per share, of FBS ("FBS Common Stock"), subject to certain adjustments as described in the Proxy Statement/Prospectus. The outstanding shares of FBS Common Stock are, and it is a condition to the consummation of the Merger that the shares of FBS Common Stock to be issued in the Merger be, listed on the New York Stock Exchange (the "NYSE") under the symbol "FBS." The last reported sale price of FBS Common Stock on the NYSE on January 17, 1996 was $48.25 per share. Based on such last reported sale price, the exchange ratio resulted in a per share purchase price for the FirsTier Common Stock of $42.60.

    This Proxy Statement/Prospectus and the accompanying form of proxy for the Special Meeting are first being mailed to the shareholders of FirsTier on or about January 19, 1996.

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES   AND  EXCHANGE   COMMISSION  OR   ANY  STATE  SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS  PROXY
           STATEMENT/PROSPECTUS.   ANY   REPRESENTATION   TO   THE
                              CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES  OF FBS  COMMON STOCK  OFFERED HEREBY  ARE NOT  SAVINGS  ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE
     NOT  INSURED  BY  THE FEDERAL  DEPOSIT  INSURANCE  CORPORATION, BANK
       INSURANCE FUND,  SAVINGS  ASSOCIATION INSURANCE  FUND  OR  ANY
                                   OTHER GOVERNMENTAL AGENCY.

        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JANUARY 19, 1996.

    Because the exchange ratio is fixed, a change in the market price of FBS Common Stock before the Merger would affect the value of the FBS Common Stock to be received in the Merger in exchange for the FirsTier Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME BEFORE THE DATE ON WHICH THE MERGER BECOMES EFFECTIVE (THE "EFFECTIVE DATE") OR AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME THEREAFTER. Shareholders are urged to obtain current market quotations.

    If between the date of the Merger Agreement and the Effective Date there shall have been a "Significant Decline" in the "Average Closing Price" of FBS Common Stock compared to $43.0417, FirsTier may, at its option, abandon and terminate the Merger Agreement before it takes effect. See "The Merger -- Termination."

    For additional information regarding the terms of the Merger, see the Merger Agreement attached as Appendix A hereto and "The Merger" herein.

    Morgan Stanley & Co. Incorporated has rendered its opinion dated January 19, 1996 to the Board of Directors of FirsTier that, as of that date, the exchange ratio in the Merger Agreement was fair from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates). See "The Merger -- Opinion of FirsTier Financial Advisor" herein.

    Consummation of the Merger is conditioned upon, among other things, receipt of all required shareholder and regulatory approvals. See "The Merger -- Regulatory Approvals Required."

    THE   BOARD  OF  DIRECTORS  OF  FIRSTIER  UNANIMOUSLY  RECOMMENDS  THAT  THE
SHAREHOLDERS OF FIRSTIER VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    This Proxy Statement/Prospectus also constitutes a prospectus of FBS with respect to the shares of FBS Common Stock issuable to shareholders of FirsTier upon consummation of the Merger. FBS has supplied all information contained in this Proxy Statement/Prospectus relating to FBS and its subsidiaries, and FirsTier has supplied all information contained in this Proxy Statement/Prospectus relating to FirsTier and its subsidiary.

    This Proxy Statement/Prospectus is included as part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by FBS, relating to the registration under the Securities Act of 1933, as amended, of up to 16,950,057 shares of FBS Common Stock to be issued in connection with the Merger.

                             AVAILABLE INFORMATION

    FBS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning FBS can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning FBS also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    FBS has filed a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of FBS Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO FBS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO KARIN E. GLASGOW, INVESTOR RELATIONS, FIRST BANK SYSTEM, INC., FIRST BANK PLACE, 601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55402-4302, TELEPHONE NUMBER
(612) 973-2264. DOCUMENTS RELATING TO FIRSTIER (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO THOMAS B. FISCHER, ESQ., VICE PRESIDENT AND GENERAL COUNSEL, FIRSTIER FINANCIAL, INC., 1700 FARNAM STREET, OMAHA, NEBRASKA 68102-2183, TELEPHONE NUMBER (402) 348-6000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED NO LATER THAN FEBRUARY 9, 1996.

    The following FBS documents which have been filed by FBS with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iii) Current Reports on Form 8-K filed March 3, 1995 (as amended by Amendment No. 1 on Form 8-K/A filed March 7, 1995), April 13, 1995, April 25, 1995, July 6, 1995, August 18, 1995 (as amended by Amendment No. 1 on Form 8-K/A filed August 30, 1995 and Amendment No. 2 on Form 8-K/A filed November 15, 1995), September 11, 1995, November 13, 1995, November 16, 1995 (two Reports), December 13, 1995, December 15, 1995, January 9, 1996 and January 19, 1996; (iv) Current Report on Form 8 K/A filed February 13, 1995 (constituting Amendment No. 4 to the Current Report on Form 8-K filed August 5,
1994); and (v) the description of FBS Common Stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/ Prospectus and prior to the termination of the offering described herein; and the description of the rights to purchase preferred stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated December 21, 1988, as amended by that Form 8 Amendment dated June 11, 1990, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and as further amended by that Form 8-A/A-3 filed November 16, 1995, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    The following FirsTier documents which have been filed by FirsTier with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; (iii) Current Reports on Form 8-K dated August 6, 1995, May 19, 1995, January 17, 1995, January 5, 1995 and January 3, 1995, and (iv) the description of FirsTier Common Stock which is contained in its Registration Statement filed under Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein.

    All documents filed by FBS or FirsTier pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy
Statement/Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES AND OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBS OR FIRSTIER.

    THIS PROXY STATEMENT/PROSPECTUS  DOES NOT CONSTITUTE  THE SOLICITATION OF  A
PROXY, OR AN OFFER TO SELL OR A SOLICITATION OR AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER MAY NOT LAWFULLY BE MADE.

    THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE FBS COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF FIRSTIER DEEMED TO BE "AFFILIATES" OF FIRSTIER OR FBS UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/ PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

    NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FBS OR FIRSTIER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. FBS HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO FBS AND ITS SUBSIDIARIES, AND FIRSTIER HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO FIRSTIER AND ITS SUBSIDIARIES.

FOR NORTH CAROLINA RESIDENTS:

    THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................          3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................          3

SUMMARY...............................................................................          7
  The Parties to the Merger...........................................................          7
  The Proposed Merger.................................................................          8
  Special Meeting of FirsTier Shareholders............................................          9
  Vote Required to Approve the Merger; Quorum.........................................          9
  Recommendation of the FirsTier Board of Directors...................................          9
  Interests of Certain Persons in the Merger..........................................         10
  Opinion of FirsTier Financial Advisor...............................................         10
  No Solicitation; Option Granted to FBS..............................................         11
  Regulatory Approvals Required.......................................................         11
  Conditions, Waiver and Amendment and Termination....................................         11
  Effective Date of the Merger........................................................         12
  Exchange of FirsTier Stock Certificates.............................................         12
  Certain Federal Income Tax Consequences to FirsTier Shareholders....................         12
  Resales of FBS Common Stock.........................................................         13
  Accounting Treatment................................................................         13
  No Dissenters' Rights of Appraisal..................................................         13
  Markets and Market Prices...........................................................         13
  Differences in Rights of FirsTier Shareholders......................................         14
  Expenses............................................................................         14

COMPARATIVE UNAUDITED PER SHARE DATA..................................................         15

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA............................         17

HISTORICAL SELECTED FINANCIAL DATA OF FIRST BANK SYSTEM, INC..........................         18

HISTORICAL SELECTED FINANCIAL DATA OF FIRST INTERSTATE BANCORP........................         19

HISTORICAL SELECTED FINANCIAL DATA OF FIRSTIER FINANCIAL, INC.........................         20

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA OF FIRST BANK SYSTEM, INC. AND
 FIRSTIER FINANCIAL, INC..............................................................         22

UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA OF FIRST BANK SYSTEM, INC.,
 FIRSTIER FINANCIAL, INC. AND FIRST INTERSTATE BANCORP................................         23

INFORMATION CONCERNING THE SPECIAL MEETING............................................         25
  General.............................................................................         25
  Solicitation, Voting and Revocability of Proxies....................................         25

THE MERGER............................................................................         27
  Background of and Reasons for the Merger; Recommendation of FirsTier Board of
   Directors..........................................................................         27
  Opinion of FirsTier Financial Advisor...............................................         29
  Terms of the Merger; Consideration to be Received by FirsTier Shareholders..........         33
  Effective Date of the Merger........................................................         34
  Exchange of FirsTier Common Stock Certificates......................................         34
  Conditions to Consummation of the Merger............................................         35
  Regulatory Approvals Required.......................................................         37
  Waiver and Amendment................................................................         39
  Termination.........................................................................         39

  No Solicitation.....................................................................         40
  Option Granted to FBS...............................................................         40
  Conduct of FirsTier Business Pending the Merger.....................................         43
  Management and Operations of FirsTier Following the Merger..........................         44
  Interests of Certain Persons in the Merger..........................................         45
  Effect on FirsTier Employee Benefit Plans and Stock Option Plans....................         47
  No Dissenters' Rights for FirsTier Shareholders.....................................         48
  Certain Federal Income Tax Consequences to FirsTier Shareholders....................         48
  Stock Exchange Listing of FBS Common Stock..........................................         49
  Resale of FBS Common Stock Received by FirsTier Shareholders........................         49
  FBS Dividend Reinvestment and Common Stock Purchase Plan............................         50
  Accounting Treatment................................................................         50
  Expenses............................................................................         50
  Material Differences in Rights of FirsTier Shareholders.............................         50

BUSINESS OF FBS.......................................................................         53
  General.............................................................................         53
  Recent Developments.................................................................         54

BUSINESS OF FIRSTIER..................................................................         55

OWNERSHIP OF FIRSTIER COMMON STOCK....................................................         56

DESCRIPTION OF FBS CAPITAL STOCK......................................................         56
  General.............................................................................         56
  Preferred Stock.....................................................................         56
  Common Stock........................................................................         58
  First Interstate Preferred Stock....................................................         61

DESCRIPTION OF FIRSTIER CAPITAL STOCK.................................................         62

LEGAL OPINIONS........................................................................         62

EXPERTS...............................................................................         62

INDEPENDENT PUBLIC ACCOUNTANTS........................................................         63

SHAREHOLDER PROPOSALS.................................................................         63

MANAGEMENT AND ADDITIONAL INFORMATION.................................................         63

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION..........................        F-1

APPENDIX A -- AGREEMENT OF MERGER AND CONSOLIDATION...................................        A-1

APPENDIX B -- OPINION OF MORGAN STANLEY & CO. INCORPORATED............................        B-1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "FBS" AND "FIRSTIER" REFER TO FIRST BANK SYSTEM, INC. AND FIRSTIER FINANCIAL, INC., RESPECTIVELY, AND, WHERE THE CONTEXT SO REQUIRES, TO SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES. ALL INFORMATION CONCERNING FBS INCLUDED HEREIN HAS BEEN FURNISHED BY FBS, AND ALL INFORMATION INCLUDED HEREIN CONCERNING FIRSTIER HAS BEEN FURNISHED BY FIRSTIER.

THE PARTIES TO THE MERGER

    FBS. FBS is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), headquartered in Minneapolis, Minnesota. As of September 30, 1995, FBS owned eight subsidiary banks, a savings association and other financial companies with 350 offices, located primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, Wisconsin, Iowa, Nebraska, Kansas and Wyoming. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1995, FBS and its consolidated subsidiaries had consolidated assets of $33.0 billion, consolidated deposits of $21.9 billion and shareholders' equity of $2.7 billion.

    On November 6, 1995, FBS and First Interstate Bancorp ("First Interstate") announced that they had entered into a definitive agreement (the "First Interstate Merger Agreement") whereby FBS will exchange 2.60 shares of FBS Common Stock for each share of First Interstate common stock (and cash in lieu of fractional shares) (the "First Interstate Transaction"). The combined institution, which will use the First Interstate Bancorp name, will have approximately $90 billion in assets and $7 billion in shareholders' equity. The First Interstate Transaction, which will qualify as a tax-free reorganization and be accounted for as a pooling-of-interests, is subject to a number of conditions including receipt of shareholder and regulatory approvals. There can be no assurance as to whether or when the First Interstate Transaction will be consummated; however, the Merger is not contingent upon the consummation of the First Interstate Transaction. Wells Fargo & Co. announced on November 13, 1995 that it intended to commence an unsolicited hostile exchange offer in which holders of First Interstate common stock would have the right to exchange each of their shares for two-thirds of a share of Wells Fargo & Co. common stock. See "Business of FBS -- Recent Developments."

    FBS reported fourth quarter 1995 net income of $150.7 million, or $1.12 per fully diluted share, compared with fourth quarter 1994 operating income of $122.6 million, or $.90 per share. The reported net loss for the fourth quarter of 1994 (including discontinued operations and merger-related items) was $35.3 million, or $.28 per share. Net income in 1995 was $568.1 million, or $4.11 per fully diluted share, compared with $470.4 million, or $3.32 per fully diluted share, from continuing operations before merger-related items in 1994. Reported net income for 1994, including discontinued operations and merger-related items, was $305.0 million, or $2.14 per fully diluted share.

    Return on average assets and return on average common equity in the fourth quarter of 1995 were 1.80% and 22.4%, respectively, compared with 1.43% and 18.0% in the fourth quarter of 1994, from continuing operations before merger-related items. The net interest margin on a taxable-equivalent basis of 4.83% in the fourth quarter of 1995 was slightly higher than the margin of 4.79% in the fourth quarter of 1994. The efficiency ratio, the ratio of expenses to revenues, continued to improve, to 51.2% from 57.3% for the fourth quarter of 1994, excluding merger-related charges.

    The strong fourth quarter 1995 results reflected growth in noninterest income, lower operating expenses, and effective capital management. Fourth quarter noninterest income was $197.3 million, an increase of $24.7 million, or 14%, from the same quarter of 1994, excluding merger-related securities losses. The improvement resulted primarily from growth in credit card and trust fees.

Fourth quarter 1995 noninterest expense totaled $287.3 million, a decrease of $24.5 million, or 8%, from the fourth quarter of 1994. Net interest income on a taxable-equivalent basis was $363.7 million, a decrease of $6.5 million, or 2% compared with the fourth quarter of 1994. The decrease was primarily attributable to lower total earning assets (as loan growth was more than offset by sales and maturities of securities) and higher funding costs, including the cost of funding the buyback of common stock, purchased primarily in connection with the Merger. The provision for credit losses for the quarter was up $3.5 million, or 13%, to $31.0 million from fourth quarter 1994.

    Nonperforming assets declined to $153.7 million at December 31, 1995, down $78.6 million, or 34%, from $232.3 million at December 31, 1994. The ratio of the allowance for credit losses to nonperforming loans at quarter-end was 401% compared with 283% at the end of 1994.

    For further information concerning FBS, see "Business of FBS" and "Selected Historical and Unaudited Pro Forma Financial Data -- Historical Selected
Financial Data of First Bank System, Inc." herein and the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of FBS are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111).

    FIRSTIER. FirsTier is a bank holding company registered under the Bank Holding Company Act, incorporated under the laws of the state of Nebraska, headquartered in Omaha, Nebraska. FirsTier is comprised of 7 bank subsidiaries, serving communities throughout Nebraska and in parts of Iowa. Through its subsidiaries, FirsTier provides a broad range of commercial, agricultural and consumer services. At September 30, 1995, FirsTier and its consolidated subsidiaries had consolidated assets of approximately $3.6 billion, consolidated deposits of $2.8 billion and shareholders' equity of $376 million.

    For further information concerning FirsTier, see "Business of FirsTier" and "Selected Historical and Unaudited Pro Forma Financial Data -- Historical Selected Financial Data of FirsTier Financial, Inc." herein and the FirsTier documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of FirsTier are located at 1700 Farnam Street, Omaha, Nebraska 68102-2183 (telephone (402) 348-6000).

THE PROPOSED MERGER

    The Agreement of Merger and Consolidation, dated August 6, 1995 (the "Merger Agreement"), by and between FBS and FirsTier, provides for the merger of FirsTier with and into FBS, with FBS as the surviving corporation (the "Merger"). The Merger will become effective upon the filing of certificates of merger with the Secretaries of State in the States of Delaware and Nebraska (the "Effective Date"). Upon consummation of the Merger, each outstanding share of FirsTier Common Stock will be converted into .8829 share of FBS Common Stock on the Effective Date with cash paid in lieu of fractional shares. Each outstanding share of FBS capital stock will remain outstanding and unchanged following the Merger. Based on the number of shares of FirsTier Common Stock actually outstanding on the record date for the FirsTier Special Meeting, holders of FirsTier Common Stock other than FBS would receive an aggregate of 16,414,117 shares of FBS Common Stock upon consummation of the Merger and would hold in the aggregate approximately 10.83% of the FBS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of FBS Common Stock outstanding at January 4, 1996. Based on the total number of shares and rights to acquire shares of FirsTier Common Stock outstanding on such record date, a maximum aggregate of 16,950,057 shares of FBS Common Stock could be issued to persons other than FBS in the Merger, or approximately 11.15% of the FBS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of FBS Common Stock outstanding at January 4, 1996.

    If between the date of the Merger Agreement and the Effective Date there shall have been a "Significant Decline" in the "Average Closing Price" of FBS Common Stock compared to $43.0417, FirsTier may, at its option, abandon and terminate the Merger Agreement before it takes effect. See "The Merger -- Termination."

    The Merger is subject to a number of other conditions, including the receipt of required regulatory approvals and approval of the shareholders of FirsTier. See "The Merger -- Conditions to Consummation of the Merger."

    Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of FBS as in effect prior to the Effective Date will be the certificate of incorporation and bylaws of FBS, as the surviving corporation in the Merger, after the Effective Date. In addition, the officers and directors of FBS prior to the Effective Date will be the officers and directors of FBS, as the surviving corporation in the Merger, after the Effective Date.

SPECIAL MEETING OF FIRSTIER SHAREHOLDERS

    The Special Meeting to consider and vote upon the Merger Agreement will be held in Omaha, Nebraska, in the Second Floor Board Room of FirsTier at 1700 Farnam Street, on February 16, 1996 at 10:00 a.m. local time. Only holders of record of FirsTier Common Stock at the close of business on January 4, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 18,715,040 shares of FirsTier Common Stock. Each share of FirsTier Common Stock is entitled to one vote on the Merger Agreement. See "Information Concerning the Special Meeting."

VOTE REQUIRED TO APPROVE THE MERGER; QUORUM

    Pursuant to Nebraska law, approval of the Merger Agreement requires the affirmative vote of at least two-thirds of all shares of FirsTier Common Stock outstanding at the Record Date. A majority of all shares of FirsTier Common Stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the Special Meeting. Approval of the Merger Agreement by the shareholders of FBS is not required under applicable law.

    It is expected that all of the 3,032,654 shares of FirsTier Common Stock beneficially owned by directors and executive officers, and their affiliates, of FirsTier at the Record Date (approximately 16.20% of the total number of outstanding shares of FirsTier Common Stock at such date) will be voted for approval of the Merger Agreement. As of the Record Date, FBS beneficially owned 123,900 shares of FirsTier Common Stock, and directors and officers of FBS and their affiliates beneficially owned less than 1% of the outstanding shares of FirsTier Common Stock. See "Information Concerning the Special Meeting."

RECOMMENDATION OF THE FIRSTIER BOARD OF DIRECTORS

    THE BOARD OF DIRECTORS OF FIRSTIER RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    The FirsTier Board of Directors believes that the terms of the Merger Agreement are fair and in the best interests of FirsTier and its shareholders. The terms of the Merger Agreement were reached on the basis of arms' length negotiations between FirsTier and FBS. In the course of reaching its decision to approve the Merger Agreement, the FirsTier Board of Directors consulted with its legal advisors regarding the legal terms of the Merger and its financial advisor, Morgan Stanley & Co. Incorporated, regarding the fairness from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates) of the exchange ratio in the Merger Agreement. See "The Merger -- Background and Reasons for the Merger; Recommendation of the FirsTier Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    CHANGE OF CONTROL BONUS POOL PLAN. The FirsTier Change of Control Bonus Pool Plan provides that a bonus pool will be established on the business day preceding the consummation of the Merger for payment to certain executives of FirsTier. The size of the bonus pool is based on increases in the price of FirsTier Common Stock between a date chosen by a committee of the FirsTier Board of Directors and the time of the Merger. Notwithstanding the terms of the plan, FirsTier (with the consent of FBS) established the amount of the Change in Control Bonus Pool at $7 million. Certain of such payments were made by FirsTier in 1995, were not contingent upon consummation of the Merger, and are subject to reimbursement by FBS in the event that the Merger is not consummated. See "The Merger -- Interests of Certain Persons in the Merger -- Change of Control Bonus Pool Plan."

    SEVERANCE AGREEMENTS. Aaron C. Hilkemann, Vice President and Director of Financial Operations of FirsTier, is party to a severance agreement with FirsTier pursuant to which he is entitled to receive certain benefits if his employment is terminated at any time within one year after a "change of control" (as defined in such agreement and which would include the Merger) or if he voluntarily resigns within the first six months after the change of control. Certain of such payments were made by FirsTier in 1995, were not contingent upon consummation of the Merger, and are subject to reimbursement by FBS in the event that the Merger is not consummated. See "The Merger -- Interests of Certain Persons in the Merger -- Severance Agreement."

    EMPLOYMENT AGREEMENTS. Each of David A. Rismiller, Chairman, President and Chief Executive Officer of FirsTier, and Jack R. McDonnell, Executive Vice President and Chief Operating Officer of FirsTier, are parties to employment agreements with FirsTier pursuant to which they are entitled to receive certain benefits if their employment is terminated under certain circumstances following the Merger. Certain of such payments were made by FirsTier in 1995, were not contingent upon consummation of the Merger, and are subject to reimbursement by FBS in the event that the Merger is not consummated. See "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreement with David A. Rismiller" and "-- Employment Agreement with Jack R. McDonnell."

    DIRECTORS' AND OFFICERS' INSURANCE; LIMITATION OF LIABILITY OF FIRSTIER DIRECTORS AND OFFICERS. The Merger Agreement requires that, for a period of five years after the Effective Date, FBS shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of FirsTier with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date. Such insurance shall be of at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by FirsTier, subject to certain requirements and limitations. The Merger Agreement also requires FBS, for a period of six years after the Effective Date, to indemnify present and former officers, directors and employees of FirsTier (including its subsidiaries) against certain losses and other expenses in connection with claims which arise out of such persons' having served in such capacities and pertain to matters or facts arising, existing or occurring before the Effective Date (including, without limitation, the transactions contemplated by the Merger Agreement).

    The foregoing interests of members of management or shareholders of FirsTier and its affiliates in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of nonaffiliated shareholders. See "The Merger -- Interests of Certain Persons in the Merger."

OPINION OF FIRSTIER FINANCIAL ADVISOR

    FirsTier's financial advisor, Morgan Stanley & Co. Incorporated has rendered its opinion dated January 19, 1996 to the Board of Directors of FirsTier that, as of that date, the exchange ratio in the Merger Agreement was fair from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates). A copy of the Morgan Stanley & Co. Incorporated opinion dated January 19, 1996 is attached as Appendix B hereto and should be read in its entirety with respect to the assumptions made, other matters considered and limitations on the reviews undertaken.

NO SOLICITATION; OPTION GRANTED TO FBS

    The Merger Agreement provides that FirsTier (including its subsidiaries) will not, and will cause its officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including officers or employees of FirsTier or such subsidiaries) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FirsTier or any of its subsidiaries, or, unless FirsTier shall have determined, after receipt of a written opinion of counsel to FirsTier (a copy of which opinion shall be delivered to FBS), that the Board of Directors of FirsTier has a fiduciary duty to do so, (i) participate in any negotiations in connection with or in furtherance of any of the foregoing or (ii) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FirsTier or any of its subsidiaries in connection with or in furtherance of any of the foregoing. See "The Merger -- Limitation on Negotiations."

    Following the execution of the Merger Agreement, FirsTier granted FBS an option (the "Option") to purchase authorized but unissued or treasury shares of FirsTier Common Stock in a number approximately equal to 19.9% of the number of shares of FirsTier Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $37.00 per share, subject to adjustment under specified circumstances. The Option is exercisable only upon the occurrence of specified events relating generally to the making by third parties of offers to acquire FirsTier and the acquisition by third parties of specified percentages of FirsTier Common Stock. To the best knowledge of FirsTier and FBS, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus. See "The Merger -- Option Granted to FBS."

    The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with FirsTier.

REGULATORY APPROVALS REQUIRED

    The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act and, with respect to limited aspects of the Merger, the Wyoming Commissioner of Banking and the Iowa Superintendent of Banking. Additionally, a notice filing with the Arizona Department of Insurance is required. Federal Reserve Board approval was obtained on December 18, 1995, the Wyoming Commissioner of Banking Commission approval was obtained on December 8, 1995 and the Iowa Superintendent of Banking approval was obtained on January 17, 1996. The Arizona notice was filed on December 26, 1995 and the Arizona Department of Insurance stated that it had no objection to the Merger by letter dated January 9, 1996. See "The Merger -- Regulatory Approvals Required."

CONDITIONS, WAIVER AND AMENDMENT AND TERMINATION

    The respective obligations of FBS and FirsTier to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger,
(ii) the approval of the Merger Agreement by the requisite vote of FirsTier shareholders and (iii) certain other conditions customary in transactions of this kind. A failure of any of such conditions to be satisfied would, if not waived, prevent consummation of the Merger.

    At any time before the Effective Date, any party to the Merger Agreement may
(i) extend the time for performance of any obligations or other acts of any other party under the Merger Agreement or (ii) waive compliance with any of the agreements of the other parties or with any conditions of its own obligations contained in the Merger Agreement, to the extent that such obligations, agreements and conditions are intended for such party's own benefit. In addition, the Merger Agreement may be amended by written instrument approved by the parties and signed on behalf of each of the parties. The Merger Agreement may be amended without the approval of FirsTier shareholders, except that no such amendment will be made following approval of the Merger Agreement by FirsTier shareholders if such amendment changes the number of shares of FBS Common Stock for which the FirsTier Common Stock is to be exchanged or otherwise materially adversely affects the rights of such shareholders. See "The Merger -- Waiver and Amendment."

    The Merger Agreement may be terminated at any time before the Effective Date
(i) by mutual consent of FBS and FirsTier; (ii) by either FBS or FirsTier if any of the conditions to such party's obligation to consummate the transaction contemplated in the Merger Agreement have become impossible to satisfy; (iii) by either FBS or FirsTier if the Merger is not duly approved by the FirsTier shareholders; (iv) by either FBS or FirsTier if the Effective Date is not on or before March 31, 1996 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder); (v) by FBS if, after the date of the Merger Agreement, the Board of Directors of FirsTier shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger; (vi) by FBS if there shall have occurred specified events relating generally to the making by third parties of offers to acquire FirsTier and the acquisition by third parties of specified percentages of FirsTier Common Stock; and (vii) by FirsTier if there shall have been a "Significant Decline" in the "Average Closing Price" of FBS Common Stock compared to the price of $43.0417. See "The Merger -- Termination" and "-- Conditions to Consummation of the Merger."

EFFECTIVE DATE OF THE MERGER

    The Merger will become effective upon the filing of certificates of merger relating thereto with the Secretaries of State in the States of Delaware and Nebraska. The Merger Agreement provides that the parties to the Merger Agreement will cause such certificates of merger to be so filed as soon as practicable after receipt of all necessary regulatory approvals, provided that each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until FirsTier shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. The Merger Agreement may be terminated by either FBS or FirsTier if the Merger has not become effective by March 31, 1996 (unless failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder). Accordingly, there can be no assurance as to whether or when the Merger will become effective. See "The Merger -- Effective Date of the Merger," "-- Conditions to Consummation of the Merger" and "-- Regulatory Approvals Required."

EXCHANGE OF FIRSTIER STOCK CERTIFICATES

    Following the Merger, First Chicago Trust Company of New York (the "Exchange Agent") will send a notice and transmittal form, with instructions, to each holder of FirsTier Common Stock of record at the time the Merger becomes effective advising such holder of the effectiveness of the Merger and of the procedure for surrendering to the Exchange Agent their certificates formerly evidencing FirsTier Common Stock in exchange for new certificates evidencing FBS Common Stock. FIRSTIER SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM THE EXCHANGE AGENT. See "The Merger -- Surrender of FirsTier Common Stock Certificates."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO FIRSTIER SHAREHOLDERS

    The obligations of both FirsTier and FBS to consummate the Merger are conditioned on, among other things, the receipt of an opinion of counsel of Wachtell, Lipton, Rosen & Katz, counsel to FirsTier, to the effect that for federal income tax purposes (i) the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by any FirsTier shareholder (except in connection with the receipt of cash) upon the exchange of FirsTier Common Stock for FBS Common Stock in the Merger, (iii) the basis of the FBS Common Stock received by a FirsTier shareholder who exchanges FirsTier Common Stock for FBS Common Stock will be the same as the basis of the FirsTier Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of FBS Common Stock), (iv) the holding period of the FBS Common Stock received by a FirsTier shareholder receiving FBS Common Stock will include the period during which the FirsTier Common Stock surrendered in exchange therefor was held (provided that the FirsTier Common Stock of such FirsTier shareholder was held as a capital asset as of the Effective Date), and
(v) cash received by a FirsTier shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such FirsTier shareholder would otherwise be entitled to receive, and will generally qualify as capital gain or loss (assuming the FirsTier Common Stock was a capital asset in such FirsTier shareholder's hands at the Effective Date). Wachtell, Lipton, Rosen & Katz has delivered to FirsTier an opinion of counsel to the foregoing effect, which opinion is based upon various representations and is subject to a number of assumptions and conditions. EACH FIRSTIER SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "The Merger -- Certain Federal Income Tax Consequences to FirsTier Shareholders."

RESALES OF FBS COMMON STOCK

    The shares of FBS Common Stock issuable to shareholders of FirsTier upon consummation of the Merger may be traded freely by those shareholders who are not "affiliates" of FirsTier or FBS. FirsTier has agreed in the Merger Agreement to use its best efforts to obtain signed representations from each shareholder of FirsTier who may reasonably be deemed an "affiliate" of FirsTier (as such term is used in Rule 145 under the Securities Act) to the effect that such person will not dispose of shares issued to him pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to FBS, is otherwise exempt from the registration requirements under the Securities Act, or in an offering registered under the Securities Act. See "The Merger -- Resale of FBS Common Stock Received by FirsTier Shareholders."

ACCOUNTING TREATMENT

    FBS  intends  to account  for  the Merger  using  the purchase  method under
generally  accepted  accounting  principles.  See  "The  Merger  --   Accounting
Treatment."

NO DISSENTERS RIGHTS OF APPRAISAL

    Under Nebraska law, holders of stock in a bank holding company such as FirsTier are not entitled to employ the procedure whereby shareholders may elect to have the "fair value" of their shares (determined in accordance with Nebraska law) judicially appraised and paid to them. Accordingly, all holders of FirsTier Common Stock will be required to exchange their shares for shares of FBS Common Stock. See "The Merger -- No Dissenters Rights for FirsTier Shareholders."

MARKETS AND MARKET PRICES

    FBS Common Stock is listed on the NYSE under the symbol "FBS" and FirsTier Common Stock is listed on the Nasdaq National Market System under the symbol "FRST." The following table sets forth the closing price per share of FBS Common Stock, the closing price per share of FirsTier Common Stock and the "equivalent per share price" (as defined below) of FirsTier Common Stock as of (i) August 4, 1995, the last trading day before FBS announced execution of the Merger
Agreement, and (ii) January 17, 1996. The "equivalent per share price" of FirsTier Common Stock as of such dates equals the closing price per share of FBS Common Stock on such dates multiplied times .8829, which is the number of shares of FBS Common Stock to be issued in exchange for each share of FirsTier Common Stock pursuant to the Merger Agreement, subject to certain adjustments. See "The Merger -- Terms of the Merger; Consideration to be Received by FirsTier Shareholders."

    MARKET PRICE            FBS           FIRSTIER       EQUIVALENT
    PER SHARE AT:       COMMON STOCK    COMMON STOCK   PER SHARE PRICE
---------------------  --------------  --------------  ---------------
August 4, 1995           $    43.00      $    39.00       $   37.96
January 17, 1996         $    48.25      $    42.50       $   42.60

FBS and FirsTier believe the FirsTier Common Stock presently trades on the basis of the value of the FBS Common Stock expected to be issued in exchange for such FirsTier Common Stock in the Merger, discounted for the time value of money and for the uncertainties associated with any transaction. Apart from the publicly disclosed information concerning FBS which is included and incorporated by reference in this Proxy Statement/Prospectus, FBS does not know what factors account for changes in the market price of its stock.

    FirsTier shareholders are advised to obtain current market quotations for FBS Common Stock and FirsTier Common Stock. No assurance can be given as to the market prices of FBS Common Stock or FirsTier Common Stock at any time before the Merger becomes effective or as to the market price of FBS Common Stock at any time thereafter. Because the exchange ratio of FBS Common Stock for FirsTier Common Stock is fixed at .8829 and will not increase or decrease due to fluctuations in the market price of either stock, it will not compensate FirsTier shareholders for certain decreases in the market price of FBS Common Stock which could occur before the Merger becomes effective. As a result, in the event the market price of FBS Common Stock decreases, the value of the FBS Common Stock to be received in the Merger in exchange for FirsTier Common Stock would decrease. In the event the market price of FBS Common Stock instead increases, the value of the FBS Common Stock to be received in the Merger in exchange for FirsTier Common Stock would increase. See "-- The Proposed Merger" above and "The Merger -- Terms of the Merger; Consideration to be Received by FirsTier Shareholders."

    If between the date of the Merger Agreement and the Effective Date there shall have been a "Significant Decline" in the "Average Closing Price" of FBS Common Stock compared to the price of $43.0417, FirsTier may, at its option, abandon and terminate the Merger Agreement before it takes effect. See "The Merger -- Termination."

    Following the Merger, FirsTier Common Stock will no longer exist and, as a result, will no longer be listed on the Nasdaq National Market System.

DIFFERENCES IN RIGHTS OF FIRSTIER SHAREHOLDERS

    Upon consummation of the Merger, holders of FirsTier Common Stock will become holders of FBS Common Stock. As a result, their rights as shareholders, which are now governed by Nebraska corporate law and FirsTier's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and FBS's Certificate of Incorporation and Bylaws. Because of certain differences between Nebraska and Delaware corporate law and between the provisions of FirsTier's Articles of Incorporation and Bylaws and FBS's Certificate of Incorporation and Bylaws, the current rights of FirsTier shareholders will change significantly after the Merger. For a discussion of the material differences between the rights of shareholders of FirsTier and the rights of shareholders of FBS, see "The Merger -- Certain Differences in Rights of FirsTier Shareholders."

EXPENSES

    The Merger Agreement provides that all costs and expenses incurred in connection with such agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. See "The Merger -- Expenses."

                      COMPARATIVE UNAUDITED PER SHARE DATA

    The following table presents selected comparative unaudited per share data for FBS on a historical and pro forma combined basis, and for FirsTier on a historical and pro forma equivalent basis, giving effect to the Merger using the purchase method of accounting, and to the First Interstate Transaction using the pooling-of-interests method of accounting. The information presented below is derived from the consolidated historical financial statements of FBS, FirsTier and First Interstate, including the related notes thereto, and the unaudited pro forma combined financial information, including the notes thereto, incorporated by reference into, or appearing elsewhere in, this Proxy Statement/Prospectus. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information."

    The per share data included within are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of the combined entity that would have been achieved had the Merger and the First Interstate Transaction been consummated prior to the periods indicated.

                                                        FBS COMMON STOCK                   FIRSTIER COMMON STOCK
                                              ------------------------------------  ------------------------------------
                                                            PRO FORMA COMBINED                   PRO FORMA EQUIVALENT
                                                         -------------------------             -------------------------
                                                                    FBS, FIRSTIER                         FBS, FIRSTIER
                                                                         AND                                   AND
                                                          FBS AND       FIRST                   FBS AND       FIRST
                                              HISTORICAL FIRSTIER     INTERSTATE    HISTORICAL FIRSTIER     INTERSTATE
                                              ---------  ---------  --------------  ---------  ---------  --------------
BOOK VALUE (1):
  September 30, 1995........................  $   20.33  $   22.59    $    19.30    $   20.30  $   19.94    $    17.04
  December 31, 1994.........................      18.63      20.06         17.72        18.53      17.71         15.64

DIVIDENDS DECLARED (2):
  Nine Months Ended:
    September 30, 1995......................     1.0875     1.0875        1.0875         0.86     0.9602        0.9602
  Year Ended:
    December 31, 1994.......................       1.16       1.16          1.16         1.04       1.02          1.02

INCOME FROM CONTINUING OPERATIONS (3):
  Nine Months Ended:
    September 30, 1995......................       3.05       3.00          3.13         2.28       2.65          2.76
  Year Ended:
    December 31, 1994.......................       2.21       2.24          2.90         2.69       1.98          2.56

                           (Notes on following page)

                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA

(1) The pro forma FBS and FirsTier combined book values per share of FBS Common Stock are based upon the pro forma total equity for FBS and FirsTier, divided by the total pro forma common shares of the combined entity assuming conversion of the FirsTier common stock at the exchange ratio, net of related repurchases of existing FBS Common Stock equal to one-half of the FBS Common Stock to be issued in connection with the Merger. The pro forma FBS, FirsTier and First Interstate combined book values per share of FBS Common Stock are based upon the pro forma total common equity for FBS, FirsTier and First Interstate, divided by the total pro forma common shares of the combined entity assuming conversion of FirsTier and First Interstate common stock at the respective exchange ratios, net of related repurchases of existing FBS Common Stock equal to one-half of the FBS Common Stock to be issued in connection with the Merger. The pro forma equivalent book values per share of FirsTier Common Stock represent the pro forma combined amounts per share of FBS Common Stock multiplied by the Exchange Ratio. See "The Merger -- Terms of the Merger; Consideration to be Received by FirsTier Shareholders."

(2) The pro forma combined dividends declared assume no changes in the historical dividends declared per share of FBS Common Stock. The pro forma equivalent dividends per share of FirsTier Common Stock represent the cash dividends declared on one share of FBS Common Stock multiplied by the Exchange Ratio. See "The Merger -- Terms of the Merger; Consideration to be Received by FirsTier Shareholders."

(3) The pro forma FBS and FirsTier combined income from continuing operations per share of FBS Common Stock are based upon the pro forma combined income from continuing operations for FBS and FirsTier, divided by the average pro forma common shares of the combined entity. The pro forma FBS, FirsTier and First Interstate combined income from continuing operations per share of FBS Common Stock are based upon the pro forma combined income from continuing operations for FBS, FirsTier and First Interstate, divided by the average pro forma common shares of the combined entity. The pro forma equivalent income from continuing operations per share of FirsTier Common Stock represents the pro forma combined income per share of FBS Common Stock multiplied by the Exchange Ratio. See "The Merger -- Terms of the Merger; Consideration to be Received by FirsTier Shareholders."

    After the Merger FBS expects to achieve operating cost savings by various means including reductions in staff and consolidation of certain data processing and other back office operations. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.

    Financial results for FBS for 1994 include merger-related items with an after-tax effect of $156.9 million ($1.15 per share) associated with the merger with Metropolitan Financial Corporation. Financial results for FBS in 1993 include merger-related charges with an after-tax effect of $50.0 million ($.37 per share) associated with the merger with Colorado National Bankshares, Inc. Included in FBS results of operations in 1992 are after-tax merger-related charges of $81.8 million ($.66 per share) associated with the merger with Western Capital Investment Corporation and Bank Shares Incorporated.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables set forth certain selected historical consolidated financial information for FBS, FirsTier and First Interstate, and certain unaudited pro forma combined financial information giving effect to the Merger using the purchase method of accounting (included in the nine months ended September 30, 1995 and the year ended December 31, 1994 only) and the pending First Interstate Transaction using the pooling-of-interests method of accounting. The pro forma combined balance sheet information for September 30, 1995 also includes Midwestern Services, Inc. and Southwest Holdings, Inc., both of which were acquired by FBS on November 1, 1995, as well as the intangible assets related to the pending purchase by FBS of the corporate trust relationships and accounts of BankAmerica Corporation (the "Corporate Trust Acquisition"). The pro forma combined income statement information does not include Midwestern Services, Inc. and Southwest Holdings, Inc., or the fees attributable to the Corporate Trust Acquisition, as they are immaterial. The historical selected financial data for the years ended December 31, 1990 through 1994 are derived from audited consolidated financial statements of FBS, FirstTier and First Interstate. The historical selected financial data for the nine months ended September 30, 1994 and 1995 are derived from the unaudited historical financial statements of FBS, FirsTier and First Interstate and reflect, in the respective opinions of management of FBS, FirsTier and First Interstate, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated historical financial statements of FBS, FirsTier and First Interstate, and the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus, and in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See
"Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Information."

    The unaudited pro forma combined financial data are presented for informational purposes only and are not necessarily indicative of the future combined financial position or results of the future operations of the combined entity or the actual results or combined financial position that would have been achieved had the Merger and the other transactions described above been consummated on these dates or prior to the periods presented. In addition, results for the nine months ended September 30, 1995 are not necessarily indicative of results expected for the entire year.

                     HISTORICAL SELECTED FINANCIAL DATA OF
                            FIRST BANK SYSTEM, INC.

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                            ----------------------  ----------------------------------------------------------
                                               1995        1994      1994 (4)    1993 (5)    1992 (6)      1991        1990
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
  Interest income.........................  $ 1,903.0   $ 1,668.2   $ 2,288.1   $ 2,134.5   $ 2,106.1   $ 2,369.0   $ 2,745.3
  Interest expense........................      823.1       615.4       868.7       796.3       953.1     1,354.2     1,844.2
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net interest income...................    1,079.9     1,052.8     1,419.4     1,338.2     1,153.0     1,014.8       901.1
  Provision for credit losses.............       84.0        79.6       123.6       133.1       191.7       210.2       219.7
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income after provision for
   credit losses..........................      995.9       973.2     1,295.8     1,205.1       961.3       804.6       681.4
  Noninterest income......................      585.8       497.5       558.9       618.9       613.7       557.0       472.1
  Noninterest expense.....................      918.6       913.7     1,349.4     1,264.7     1,246.3     1,067.9     1,063.0
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income from continuing operations before
   income taxes and cumulative effect of
   accounting changes.....................      663.1       557.0       505.3       559.3       328.7       293.7        90.5
  Applicable income taxes.................      245.7       210.1       191.8       198.6       115.7        30.3         6.5
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income from continuing operations before
   cumulative effect of accounting
   changes................................      417.4       346.9       313.5       360.7       213.0       263.4        84.0
  (Loss) income from discontinued
   operations (1).........................      --           (6.6)       (8.5)        2.5         2.7         1.1         0.6
  Cumulative effect of accounting
   changes................................      --          --          --          --          233.2       --            1.0
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income..............................  $   417.4   $   340.3   $   305.0   $   363.2   $   448.9   $   264.5   $    85.6
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Average common and common equivalent
   shares.................................      135.0       136.0       136.3       134.6       124.7       117.3       106.1
PER COMMON SHARE:
  Income from continuing operations before
   cumulative effect of accounting
   changes................................  $    3.05   $    2.47   $    2.21   $    2.46   $    1.46   $    2.00   $    0.53
  Net income..............................       3.05        2.43        2.15        2.48        3.35        2.01        0.55
  Dividends paid..........................     1.0875        0.87        1.16        1.00        0.88        0.82        0.82
  Common shareholders' equity.............      20.33       19.77       18.63       18.91       17.89       14.67       13.28
CONSOLIDATED BALANCE SHEET DATA AT PERIOD
 END:
  Assets..................................  $  32,958   $  34,364   $  34,128   $  33,370   $  32,758   $  28,508   $  29,339
  Securities..............................      3,302       3,990       5,185       5,030       6,092       4,744       5,061
  Loans...................................     25,877      24,360      24,556      23,497      20,692      18,766      18,870
  Deposits................................     21,895      24,299      24,256      26,386      26,395      22,969      22,772
  Long-term debt..........................      3,127       2,730       2,981       2,070       1,151       1,360       2,085
  Shareholders' equity....................      2,736       2,800       2,612       2,744       2,745       2,131       1,826
SELECTED FINANCIAL DATA AT PERIOD END:
  Common shareholders' equity to assets...        8.0%        7.8%        7.3%        7.4%        7.2%        5.9%        5.1%
  Total shareholders' equity to assets....        8.3         8.1         7.7         8.2         8.4         7.5         6.2
  Tier 1 capital ratio (2)................        7.4         8.2         7.3         9.4         9.8         8.5         6.8
  Total capital ratio (2).................       12.3        12.2        11.4        13.4        13.0        11.3         9.7
  Allowance for credit losses.............  $     469   $     478   $     475   $     466   $     484   $     453   $     484
    Percentage of loans...................       1.81%       1.96%       1.93%       1.98%       2.34%       2.42%       2.57%
  Nonperforming assets (3)................  $     167   $     245   $     232   $     341   $     511   $     658   $     737
    Percentage of total assets............       0.51%       0.71%       0.68%       1.02%       1.56%       2.31%       2.51%
SELECTED FINANCIAL DATA FOR THE PERIOD:
  Return on average assets from continuing
   operations before cumulative effect of
   accounting changes.....................       1.70%       1.39%       0.93%       1.12%       0.74%       0.95%       0.28%
  Return on average assets................       1.70        1.36        0.91        1.13        1.56        0.96        0.29
  Return on average common equity from
   continuing operations before cumulative
   effect of accounting changes...........       20.9        17.3        11.6        13.8         8.7        14.7         4.1
  Return on average common equity.........       20.9        17.0        11.2        13.9        20.0        14.8         4.2
  Net interest margin (taxable-equivalent
   basis).................................       4.94        4.72        4.74        4.69        4.54        4.15        3.46
  Net interest margin without taxable-
   equivalent increments..................       4.89        4.67        4.69        4.63        4.45        4.01        3.29

                See notes to historical selected financial data

                     HISTORICAL SELECTED FINANCIAL DATA OF
                            FIRST INTERSTATE BANCORP

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                            ----------------------  ----------------------------------------------------------
                                             1995 (7)      1994      1994 (7)    1993 (8)      1992        1991      1990 (9)
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
  Interest income.........................  $ 2,789.1   $ 2,329.8   $ 3,192.0   $ 2,944.2   $ 3,189.7   $ 3,935.3   $ 4,820.8
  Interest expense........................      884.5       619.8       865.5       872.1     1,175.1     1,843.6     2,517.6
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
    Net interest income...................    1,904.6     1,710.0     2,326.5     2,072.1     2,014.6     2,091.7     2,303.2
  Provision for credit losses.............      --          --          --          112.6       314.3       810.2       499.4
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net interest income after provision for
   credit losses..........................    1,904.6     1,710.0     2,326.5     1,959.5     1,700.3     1,281.5     1,803.8
  Noninterest income......................      823.3       792.0     1,054.3       954.2       912.1     1,184.4     1,203.5
  Noninterest expense.....................    1,638.3     1,659.6     2,197.8     2,032.4     2,209.2     2,732.2     2,562.3
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) before income taxes,
   extraordinary item and cumulative
   effect of accounting changes...........    1,089.6       842.4     1,183.0       881.3       403.2      (266.3)      445.0
  Applicable income taxes.................      419.9       320.1       449.5       319.9       120.9        21.8         6.4
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) before extraordinary item
   and cumulative effect of accounting
   changes................................      669.7       522.3       733.5       561.4       282.3      (288.1)      438.6
  Extraordinary item......................      --          --          --          (24.8)      --          --          --
  Cumulative effect of accounting
   changes................................      --          --          --          200.1       --          --           30.1
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss).......................  $   669.7   $   522.3   $   733.5   $   736.7   $   282.3   $  (288.1)  $   468.7
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                            ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Average common and common equivalent
   shares.................................       77.2        81.7        80.4        77.0        69.1        62.5        58.9
PER COMMON SHARE:
  Income (loss) before extraordinary item
   and cumulative effect of accounting
   changes................................  $    8.36   $    6.09   $    8.71   $    6.68   $    3.23   $   (5.24)  $    6.79
  Extraordinary item......................      --          --          --          (0.32)      --          --          --
  Cumulative effect of accounting
   changes................................      --          --          --           2.60       --          --           0.51
  Net income (loss).......................       8.36        6.09        8.71        8.96        3.23       (5.24)       7.30
  Dividends paid..........................       2.30        2.00        2.75        1.60        1.20        1.80        3.00
  Common shareholders' equity.............      47.95       41.24       41.59       41.36       35.04       32.57       39.78
CONSOLIDATED BALANCE SHEET DATA AT PERIOD
 END:
  Assets..................................  $  55,067   $  54,207   $  55,813   $  51,461   $  50,863   $  48,922   $  51,356
  Securities..............................      9,432      14,744      13,851      16,542      13,913       8,496       6,975
  Loans...................................     35,967      30,331      33,222      25,988      24,201      28,182      33,007
  Deposits................................     48,236      48,055      48,427      44,701      43,675      41,433      43,141
  Long-term debt..........................      1,368       1,261       1,388       1,533       2,702       3,108       3,178
  Shareholders' equity....................      3,981       3,550       3,436       3,548       3,251       2,639       2,868
SELECTED FINANCIAL DATA AT PERIOD END:
  Common shareholders' equity to assets...        6.6%        5.9%        5.5%        6.2%        5.2%        4.2%        4.8%
  Total shareholders' equity to assets....        7.2         6.5         6.2         6.9         6.4         5.4         5.6
  Tier 1 capital ratio (2)................        7.5         8.6         7.2         9.9         9.4         6.3         5.6
  Total capital ratio (2).................       10.5        11.5        10.2        13.1        13.9        10.6         9.4
  Allowance for credit losses.............  $     847   $     952   $     934   $   1,001   $   1,068   $   1,273   $   1,011
    Percentage of loans...................       2.35%       3.14%       2.81%       3.85%       4.41%       4.52%       3.06%
  Nonperforming assets (3)................  $     206   $     291   $     258   $     309   $     751   $   1,588   $   1,749
    Percentage of total assets............       0.37%       0.54%       0.46%       0.60%       1.48%       3.25%       3.41%
SELECTED FINANCIAL DATA FOR THE PERIOD:
  Return on average assets before
   extraordinary item and cumulative
   effect of accounting changes...........       1.61%       1.33%       1.38%       1.14%       0.57%      (0.59)%      0.81%
  Return on average assets................       1.61        1.33        1.38        1.49        0.57       (0.59)       0.86
  Return on average common equity before
   extraordinary item and cumulative
   effect of accounting changes...........       25.4        20.1        21.6        17.3         9.6      (14.0)        18.2
  Return on average common equity.........       25.4        20.1        21.6        23.2         9.6      (14.0)        19.6
  Net interest margin (taxable-equivalent
   basis).................................       5.41        5.09        5.14        4.91        4.89        5.04        5.06
  Net interest margin without taxable-
   equivalent increments..................       5.37        5.05        5.10        4.87        4.84        4.98        4.95

                See notes to historical selected financial data

                     HISTORICAL SELECTED FINANCIAL DATA OF
                            FIRSTIER FINANCIAL, INC.

                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                         ----------------------  -------------------------------------------------------------
                                            1995        1994        1994        1993      1992 (10)    1991 (10)    1990 (10)
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
                                                                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
  Interest income......................  $   195.0   $   171.0   $   231.5   $   223.8    $   225.1    $   251.6    $   248.1
  Interest expense.....................       94.5        69.6        97.1        92.0        103.4        142.8        155.1
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
    Net interest income................      100.5       101.4       134.4       131.8        121.7        108.8         93.0
  Provision for credit losses..........        0.8        (1.2)       (0.2)        5.4          9.7         10.7         27.1
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
  Net interest income after provision
   for credit losses...................       99.7       102.6       134.6       126.4        112.0         98.1         65.9
  Noninterest income...................       42.4        41.7        52.0        59.0         56.7         54.5         46.1
  Noninterest expense..................       84.0        87.7       118.1       115.4        109.1        107.0        110.2
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
  Income before income taxes...........       58.1        56.6        68.5        70.0         59.6         45.6          1.8
  Applicable income taxes..............       15.5        15.2        17.6        18.8         16.2         11.0         (0.8)
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
  Net income...........................  $    42.6   $    41.4   $    50.9   $    51.2    $    43.4    $    34.6    $     2.6
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
                                         ----------  ----------  ----------  ----------  -----------  -----------  -----------
  Average common and common equivalent
   shares..............................       18.7        19.0        18.8        19.1         19.0         19.0         17.2
PER COMMON SHARE:
  Net income...........................  $    2.28   $    2.18   $    2.69   $    2.68    $    2.30    $    1.85    $    0.15
  Dividends paid.......................       0.86        0.78        1.04        0.66         0.47         0.42         0.40
  Common shareholders' equity..........      20.30       18.43       18.53       17.30        15.09        13.22        11.97

CONSOLIDATED BALANCE SHEET DATA AT
 PERIOD END:
  Assets...............................  $   3,585   $   3,517   $   3,540   $   3,400    $   3,302    $   3,113    $   3,076
  Securities...........................      1,002         990         938       1,035          961          803          676
  Loans................................      2,191       2,056       2,149       1,953        1,875        1,785        1,801
  Deposits.............................      2,776       2,624       2,815       2,721        2,776        2,552        2,583
  Long-term debt.......................        164         148         154          38           23           47           35
  Shareholders' equity.................        376         343         342         326          284          248          206
SELECTED FINANCIAL DATA AT PERIOD END:
  Common shareholders' equity to
   assets..............................       10.5%        9.7%        9.7%        9.6%         8.6%         8.0%         6.7%
  Total shareholders' equity to
   assets..............................       10.5         9.7         9.7         9.6          8.6          8.0          6.7
  Tier 1 capital ratio (2).............       15.0        14.2        13.5        14.0         13.3         11.5          9.8
  Total capital ratio (2)..............       16.3        15.5        14.8        15.2         14.6         12.8         11.3
  Allowance for credit losses..........  $      52   $      53   $      53   $      54    $      50    $      46    $      43
    Percentage of loans................       2.38%       2.59%       2.48%       2.78%        2.69%        2.71%        2.39%
  Non-performing assets (3)............  $      12   $      15   $      14   $      18    $      28    $      31    $      29
    Percentage of total assets.........       0.34%       0.41%       0.40%       0.53%        0.85%        1.00%        0.94%
SELECTED FINANCIAL DATA FOR THE PERIOD:
  Return on average assets.............       1.59%       1.62%       1.47%       1.54%        1.40%        1.14%        0.09%
  Return on average common equity......       15.9        16.4        14.9        16.6         16.4         14.8          1.2
  Net interest margin (taxable-
   equivalent basis)...................       4.46        4.68        4.61        4.73         4.71         4.25         4.02
  Net interest margin without taxable-
   equivalent increments...............       4.11        4.35        4.26        4.63         4.35         4.01         3.75

                See notes to historical selected financial data

                  NOTES TO HISTORICAL SELECTED FINANCIAL DATA

 (1) FBS acquired Edina Realty, Inc., a real estate brokerage, as part of its merger with Metropolitan Financial Corporation on January 24, 1995. Because of regulatory restrictions on non-banking activities, FBS has entered into an agreement to sell Edina Realty, Inc. Accordingly, its operations are accounted for as discontinued operations.

 (2) Capital ratios are computed based on 1992 Federal Reserve Board rules and regulations, as in effect in 1992.

 (3) Includes nonaccrual and restructured loans, other nonperforming assets and other real estate owned.

 (4) Financial results for FBS for 1994 include merger-related items with an after tax effect of $156.9 million ($1.15 per share) associated with the merger with Metropolitan Financial Corporation.

 (5) The FBS results of operations for the year ended December 31, 1993 include merger-related charges of $50.0 million ($.37 per share), on an after-tax basis, associated with FBS's acquisition of Colorado National Bankshares, Inc.

 (6) The FBS results of operations for the year ended December 31, 1992 include merger-related charges of $81.8 million ($.66 per share), on an after-tax basis, associated with FBS's acquisition of Western Capital Investment Corporation and Bank Shares Incorporated. The results of operations for that year also include the effect of adopting two new accounting standards:
    Statement of Financial Accounting Standards No. ("SFAS") 109, "Accounting for Income Taxes," and SFAS 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." The cumulative effect of adopting SFAS 109 was an increase of $264.8 million in net income. The cumulative effect of adopting SFAS 106 was a decrease of $31.6 million in net income.

 (7) The First Interstate results of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994, include after-tax charges of $9.5 million and $87.6 million, respectively, related to the adoption of a restructuring plan to improve efficiency and better position First Interstate for the introduction of full interstate banking.

 (8) First Interstate's 1993 financial results include an extraordinary loss of $24.8 million related to the early extinguishment of debt. Also included in 1993 is the effect of adopting SFAS 109 and SFAS 106. The cumulative effect of adopting SFAS 109 was an increase of $305.0 million in net income. The cumulative effect of adopting SFAS 106 was a decrease of $104.9 million in net income.

 (9) First Interstate's 1990 financial results include the effect of adopting SFAS 96, "Accounting for Income Taxes." The cumulative effect of adopting SFAS 96 was an increase of $30.1 million in net income.

(10) Historical Selected Financial Data for FirsTier for the year ended December 31, 1990 has not been restated to reflect FirsTier's acquisition of Cornerstone Bank Group, Inc. ("CBG"). Tier 1 capital ratios and total capital ratios have not been restated to reflect the acquisition of CBG for the years ended December 31, 1992 and 1991. In addition, net interest margin (taxable-equivalent basis) and net interest margin without taxable-equivalent increments have not been restated to reflect the acquisition of CBG for the year ended December 31, 1991. The effect of the restatement would not be material.

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                         OF FIRST BANK SYSTEM, INC. AND
                          FIRSTIER FINANCIAL, INC. (1)

                                                                                                    YEAR ENDED
                                                                               NINE MONTHS ENDED   DECEMBER 31,
                                                                              SEPTEMBER 30, 1995       1994
                                                                              -------------------  ------------
                                                                               (IN MILLIONS, EXCEPT PER SHARE
                                                                                          AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
  Interest income...........................................................     $   2,098.0        $ 2,519.6
  Interest expense..........................................................           932.6            982.6
                                                                                    --------       ------------
    Net interest income.....................................................         1,165.4          1,537.0
  Provision for credit losses...............................................            84.8            123.4
                                                                                    --------       ------------
  Net interest income after provision for credit losses.....................         1,080.6          1,413.6
  Noninterest income........................................................           628.2            610.9
  Noninterest expense.......................................................         1,015.3          1,484.4
                                                                                    --------       ------------
  Income from continuing operations before income taxes.....................           693.5            540.1
  Applicable income taxes...................................................           255.6            203.0
                                                                                    --------       ------------
  Income from continuing operations.........................................     $     437.9        $   337.1
                                                                                    --------       ------------
                                                                                    --------       ------------
  Average common and common equivalent shares...............................           143.9            144.6
PER COMMON SHARE:
  Income from continuing operations.........................................     $      3.00        $    2.24
  Dividends paid............................................................          1.0875             1.16
  Common shareholders' equity...............................................           22.59            20.06
CONSOLIDATED BALANCE SHEET DATA AT PERIOD END:
  Assets....................................................................     $    37,485        $  37,668
  Securities................................................................           4,404            6,123
  Loans.....................................................................          28,334           26,705
  Deposits..................................................................          25,401           27,071
  Long-term debt............................................................           3,301            3,135
  Shareholders' equity......................................................           3,297            2,954
SELECTED FINANCIAL DATA AT PERIOD END:
  Common shareholders' equity to assets.....................................             8.5%             7.6%
  Total shareholders' equity to assets......................................             8.8              7.8
  Tier 1 capital ratio......................................................             6.7              6.7
  Total capital ratio.......................................................            11.3             10.7
  Allowance for credit losses...............................................     $       524        $     528
    Percentage of loans.....................................................             1.85%            1.98 %
  Nonperforming assets (2)..................................................  $           179      $       246
    Percentage of total assets..............................................             0.48    %        0.65 %
SELECTED FINANCIAL DATA FOR THE PERIOD ENDED:
  Return on average assets from continuing operations.......................             1.59    %        0.90 %
  Return on average common equity from continuing operations................             19.3             11.0
  Net interest margin (taxable-equivalent basis)............................             4.83             4.68
  Net interest margin without taxable-equivalent increments.................             4.75             4.61

       See notes to unaudited pro forma combined selected financial data

              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
                          OF FIRST BANK SYSTEM, INC.,
                          FIRSTIER FINANCIAL, INC. AND
                          FIRST INTERSTATE BANCORP (1)

                                                                   NINE MONTHS ENDED        YEAR ENDED DECEMBER 31,
                                                                     SEPTEMBER 30,     ----------------------------------
                                                                         1995             1994        1993        1992
                                                                  -------------------  ----------  ----------  ----------
                                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED INCOME STATEMENT DATA:
  Interest income...............................................      $ 4,887.1        $ 5,711.6   $ 5,078.7   $ 5,295.8
  Interest expense..............................................        1,817.1          1,848.1     1,668.4     2,128.2
                                                                       --------        ----------  ----------  ----------
    Net interest income.........................................        3,070.0          3,863.5     3,410.3     3,167.6
  Provision for credit losses...................................           84.8            123.4       245.7       506.0
                                                                       --------        ----------  ----------  ----------
  Net interest income after provision for credit losses.........        2,985.2          3,740.1     3,164.6     2,661.6
  Noninterest income............................................        1,451.5          1,665.2     1,573.1     1,525.8
  Noninterest expense...........................................        2,653.6          3,682.2     3,297.1     3,455.5
                                                                       --------        ----------  ----------  ----------
  Income from continuing operations before income taxes,
   extraordinary item and cumulative effect of accounting
   changes......................................................        1,783.1          1,723.1     1,440.6       731.9
  Applicable income taxes.......................................          675.5            652.5       518.5       236.6
                                                                       --------        ----------  ----------  ----------
  Income from continuing operations before extraordinary item
   and cumulative effect of accounting changes..................      $ 1,107.6        $ 1,070.6   $   922.1   $   495.3
                                                                       --------        ----------  ----------  ----------
                                                                       --------        ----------  ----------  ----------
  Average common and common equivalent shares...................          344.5            353.7       343.1       312.7

PER COMMON SHARE:
  Income from continuing operations before extraordinary item
   and cumulative effect of accounting changes..................      $    3.13        $    2.90   $    2.47   $    1.29
  Dividends paid................................................         1.0875             1.16        1.00        0.88
  Common shareholders' equity...................................          19.30            17.72       17.09       15.25

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END:
  Assets........................................................      $  88,692        $  93,853   $  84,831   $  83,621
  Securities....................................................          9,836           19,974      21,572      20,005
  Loans.........................................................         64,301           59,927      49,485      44,893
  Deposits......................................................         73,637           75,498      71,087      70,070
  Long-term debt................................................          4,669            4,523       3,603       3,853
  Shareholders' equity..........................................          6,983            6,405       6,292       5,996

SELECTED FINANCIAL DATA AT PERIOD END:
  Common shareholders' equity to assets.........................            7.4%             6.3%        6.7%        6.0%
  Total shareholders' equity to assets..........................            7.9              6.8         7.4         7.2
  Tier 1 capital ratio..........................................            6.8              7.0         9.7         9.6
  Total capital ratio...........................................           10.6             10.4        13.2        13.5
  Allowance for credit losses...................................      $   1,371        $   1,462   $   1,467   $   1,552
    Percentage of loans.........................................           2.13%            2.44%       2.96%       3.46%
  Nonperforming assets (2)......................................      $     385        $     504   $     650   $   1,262
    Percentage of total assets..................................           0.43%            0.54%       0.77%       1.51%

SELECTED FINANCIAL DATA FOR THE PERIOD:
  Return on average assets from continuing operations before extraordianary item and cumulative effect of accounting
   changes......................................................           1.60%            1.19%       1.13%       0.64%
  Return on average common equity from continuing operations before extraordinary item and cumulative effect of accounting
   changes......................................................           22.6             16.5        15.7         9.2
  Net interest margin (taxable-equivalent basis)................           5.18             4.95        4.82        4.76
  Net interest margin without taxable-equivalent increments.....           5.12             4.89        4.78        4.70

       See notes to unaudited pro forma combined selected financial data

         NOTES TO UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

(1) The Merger will be accounted for by FBS under the purchase method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing of the transaction. The historical cost of FirsTier's assets and liabilities approximates fair value, making mark-to-market adjustments immaterial. Accordingly, the historical cost of FirsTier's assets and liabilities have been combined with the historical consolidated balance sheet of FBS. Based on current estimates, the amount of intangible assets relating to FirsTier is $338 million, calculated as the purchase price of $714 million less FirsTier September 30, 1995 common equity of $376 million. Certain adjustments, primarily to accrue for costs related to the Merger expected to be incurred within one year of the closing, are not material and have not been reflected in the unaudited pro forma condensed combined financial statements.

   Amortization expense relating to the Merger has been included in the unaudited pro forma combined income statement data for the nine months ended September 30, 1995 and the year ended December 31, 1994. Amortization expense was calculated based on the intangible asset balance of $338 million using the straight-line method over an average estimated period of benefit of 20 years.

   The First Interstate Transaction will be accounted for by FBS under the pooling-of-interests method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and First Interstate are combined and recorded at their historical amounts.

   FBS expects to achieve operating cost savings by various means including reductions in staff and consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such periods. No adjustment has been included in the unaudited pro forma condensed combined financial statements for the anticipated operating cost savings.

   Pro forma  adjustments  related  to  the  Merger  and  the  First  Interstate
    Transaction represent management's best estimate based on all available information at this time. These adjustments may change as additional information becomes available. See "Unaudited Pro Forma Condensed Combined Financial Information" for additional details on these adjustments.

(2) Nonperforming assets include nonaccrual and restructured loans, other nonperforming assets and other real estate owned.

                   INFORMATION CONCERNING THE SPECIAL MEETING

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of FirsTier Common Stock as part of the solicitation of proxies by the FirsTier Board of Directors for use at the Special Meeting to be held on February 16, 1996 and at any adjournment or postponement thereof. This Proxy Statement/ Prospectus, and the accompanying Proxy Card, are being first mailed to FirsTier shareholders on or about January 19, 1996.

    The purpose of the Special Meeting is to consider and vote upon the proposal to approve the Merger Agreement, dated August 6, 1995, by and between FBS and FirsTier, which sets forth the terms and conditions of the Merger. Upon consummation of the Merger, each outstanding share of FirsTier Common Stock will be converted into .8829 share of FBS Common Stock, with cash paid in lieu of fractional shares. Based on the number of shares of FirsTier Common Stock actually outstanding on the record date for the FirsTier Special Meeting, holders of FirsTier Common Stock other than FBS would receive an aggregate of 16,414,117 shares of FBS Common Stock upon consummation of the Merger and would hold in the aggregate approximately 10.83% of the FBS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of FBS Common Stock outstanding at January 4, 1996. Based on the total number of shares and rights to acquire shares of FirsTier Common Stock outstanding on such record date, a maximum aggregate of 16,950,057 shares of FBS Common Stock could be issued to persons other than FBS in the Merger, or approximately 11.15% of the FBS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of FBS Common Stock outstanding at January 4, 1996. The Merger is also subject to a number of other conditions, including the receipt of required regulatory approvals and approval of FirsTier shareholders. See "The Merger -- Conditions to Consummation of the Merger."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

    The Board of Directors of FirsTier has fixed the close of business on January 4, 1996 (the "Record Date") as the record date for the determination of the shareholders of FirsTier entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of FirsTier Common Stock at the close of business on such date will be entitled to vote at the Special Meeting, with each share entitling its owner to one vote on all matters properly presented at the Special Meeting. On the Record Date, there were approximately 2,002 holders of record of the 18,715,040 shares of FirsTier Common Stock then outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of FirsTier Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Under Nebraska law, the affirmative vote of at least two-thirds of the total number of outstanding shares of FirsTier Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. If an executed Proxy Card is returned and the shareholder has affirmatively abstained from voting on any matter, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor as to such matter. If an executed Proxy Card is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

    It is expected that all of the 3,032,654 shares of FirsTier Common Stock (excluding shares subject to stock options) beneficially owned by directors and executive officers of FirsTier and their affiliates at the Record Date (16.20% of the total number of outstanding shares of FirsTier Common Stock at such date) will be voted for approval and adoption of the Merger Agreement. As of the Record Date, FBS beneficially owned 123,900 shares of FirsTier Common Stock (excluding shares issuable to FBS under certain conditions as described under "The Merger -- Option Granted to FBS"), and directors and executive officers of FBS beneficially owned less than 1% of the outstanding shares of FirsTier Common Stock.

    If the accompanying Proxy Card is properly executed and returned to FirsTier in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT
UNMARKED PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The Board of Directors of FirsTier does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their best judgment.

    THE   BOARD  OF  DIRECTORS  OF  FIRSTIER  UNANIMOUSLY  RECOMMENDS  THAT  THE
SHAREHOLDERS OF FIRSTIER VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of FirsTier at any time before it is voted, by delivering to FirsTier or any other person a duly executed, later-dated proxy or by attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to: Thomas B. Fischer, Secretary, FirsTier Financial, Inc., 1700 Farnam Street, Omaha, Nebraska 68102-2183.

    The cost of soliciting proxies for the Special Meeting will be borne by FirsTier. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph or facsimile by directors, officers and employees of FirsTier, who will not be specially compensated for such activities. FirsTier will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. FirsTier will reimburse such persons for their reasonable expenses incurred in that connection. FirsTier has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a cost of approximately $7,500 plus customary expenses.

    SHAREHOLDERS OF FIRSTIER ARE INSTRUCTED NOT TO SEND IN THE STOCK CERTIFICATES REPRESENTING THEIR SHARES OF FIRSTIER COMMON STOCK WITH THEIR PROXY. IF THE MERGER IS APPROVED, SHAREHOLDERS OF FIRSTIER WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER -- EXCHANGE OF FIRSTIER COMMON STOCK CERTIFICATES."

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER. TO THE EXTENT THAT IT RELATES TO THE MERGER AGREEMENT, THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND THE OTHER APPENDICES HERETO IN THEIR ENTIRETY.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF FIRSTIER BOARD OF DIRECTORS

    BACKGROUND OF THE MERGER. In late 1992, the Board of Directors of FirsTier (the "FirsTier Board"), with the assistance of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), began considering strategic business alternatives. Based upon consultations with Morgan Stanley and the FirsTier Board's consideration of various alternatives (including remaining independent), the FirsTier Board determined to pursue a possible strategic alliance with BANC ONE CORPORATION. On April 19, 1993, FirsTier and BANC ONE CORPORATION entered into a merger agreement (the "BANC ONE Agreement"); however, pursuant to the BANC ONE Agreement, on February 14, 1994, the FirsTier Board decided to terminate the BANC ONE Agreement on the basis of the decline in value of the BANC ONE CORPORATION stock.

    Following the termination of the BANC ONE Agreement, the FirsTier Board determined that FirsTier would return to its normal course of business while remaining open to the possibility of a strategic alliance with another bank holding company if such a transaction could be pursued on a basis that was advantageous to FirsTier and its shareholders. With the assistance of Morgan Stanley, FirsTier from time to time engaged in discussions with other bank holding companies, including FBS, concerning a possible business combination. No such discussions resulted in negotiations concerning a possible transaction until June 1995 when FirsTier and FBS began to engage in discussions and negotiations concerning a possible transaction on the terms set forth herein.

    On June 19, 1995, the FirsTier Board authorized discussions concerning a potential business combination with FBS. Managements of the two companies and their respective financial and legal advisors discussed the structure of a possible transaction and issues relating to the management and operations of the surviving company following a business combination between FirsTier and FBS. On July 31, 1995, the FirsTier Board was presented with a progress report on the discussions. Over the next week, the parties negotiated the Merger Agreement and the Stock Option Agreement (as defined below, see "-- Option Granted to FBS").

    REASONS OF FIRSTIER FOR THE MERGER. On August 4, 1995, the FirsTier Board convened to consider in detail the Merger and other transactions contemplated by the Merger Agreement. At the meeting, members of FirsTier management and FirsTier's outside financial and legal advisors reviewed the proposed terms of the Merger Agreement and the transactions contemplated thereby with the FirsTier Board. On August 6, 1995, the FirsTier Board convened again to consider the Merger, at which meeting Morgan Stanley delivered its oral opinion that, as of that date, the exchange ratio in the Merger Agreement was fair from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates). See "-- Opinion of FirsTier Financial Advisor." After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters set forth below and the opinion of Morgan Stanley referred to above, the FirsTier Board unanimously approved the Merger Agreement and the transactions contemplated thereby.

    THE FIRSTIER BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF FIRSTIER AND ITS SHAREHOLDERS. THE FIRSTIER BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

    In connection with its approval of the Merger Agreement and the Stock Option Agreement, the FirsTier Board considered and approved the adoption of an amendment dated as of August 6, 1995, to the Rights Agreement between FirsTier and State Street Bank and Trust Company, as rights agent, dated as of December 19, 1994, as amended (the "Rights Agreement"), to permit the execution of the Merger Agreement and the Stock Option Agreement and the consummation of the Merger without triggering the exercisability under the Rights Agreement of the rights issued thereunder. Additionally, for purposes of the Nebraska Revised Statutes Section 21-2452 and otherwise, the FirsTier Board approved the execution and delivery of, and performance under, the Merger Agreement and the Stock Option Agreement, and exempted such transactions from the application of provisions of the Nebraska Revised Statutes as well as any and all anti-takeover statutes or prohibitions under the laws of the State of Nebraska or otherwise.

    In reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated thereby, the FirsTier Board considered a number of factors, including, without limitation, the following:

        (i) the FirsTier Board's familiarity with and review of the financial condition, results of operations, cash flows, business and purposes of FBS;

        (ii) the FirsTier Board's review of the operating environment, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospect for further changes in these industries and the importance of financial resources to being able to capitalize on developing opportunities in these industries;

       (iii) the FirsTier Board's assessment that the combined entity resulting from the Merger would better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger bank (as compared to FirsTier remaining independent), thereby affording access to financial and managerial resources and an ability to offer an expanded range of potential products and services;

       (iv) the anticipated cost savings and operating efficiencies available to the combined institution from the Merger (see "-- Management and Operations of FirsTier Following the Merger");

        (v) the FirsTier Board's review, based in part on the analysis of Morgan Stanley, of strategic alternatives, including potential transactions with other parties and remaining independent, which alternatives the FirsTier Board believed were not likely to result in greater shareholder value than the Merger;

       (vi) the financial presentations of Morgan Stanley and the opinion of Morgan Stanley that, as of the date of such opinion, the exchange ratio in the Merger Agreement was fair from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates) (see "-- Opinion of FirsTier Financial Advisor");

       (vii) the FirsTier Board's belief that the terms of the Merger Agreement are attractive in that the agreement allows FirsTier shareholders to become shareholders in a combined institution which would be a larger, more geographically diverse bank with a strong competitive position in key western and mid-western markets;

      (viii) the expectation that the Merger will generally be a tax-free transaction to FirsTier and its shareholders (see "-- Certain Federal Income Tax Consequences to FirsTier Shareholders");

       (ix) the FirsTier Board's belief, after consultation with its legal counsel, that the required regulatory approvals could be obtained to consummate the Merger (see "-- Regulatory Approvals Required"); and

        (x) the effect of the Merger on FirsTier's other constituencies, including its senior management and other employees and the communities served by FirsTier, including the FirsTier Board's awareness and assessment of the potential that a merger could be expected to provide FirsTier employees, including senior management, with employment and other benefits (see "-- Interests of Certain Persons in the Merger" and "-- Effect on FirsTier Employee Benefit Plans and Stock Option Plans").

    The foregoing discussion of the information and factors considered by the FirsTier Board is not intended to be exhaustive but is believed to include all material factors considered by the FirsTier Board. In reaching its determination to approve and recommend the Merger, the FirsTier Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. Throughout its deliberations, the FirsTier Board received the advice of special counsel.

    RECOMMENDATION OF FIRSTIER BOARD OF DIRECTORS. The Board of Directors of FirsTier recommends that the shareholders of FirsTier approve the Merger Agreement. The Board believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of FirsTier and its shareholders.

    THE BOARD OF DIRECTORS OF FIRSTIER RECOMMENDS THAT FIRSTIER SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    REASONS OF FBS FOR THE MERGER. The acquisition of FirsTier by FBS will expand FBS's retail banking operations in Nebraska. The acquisition will allow FBS to leverage its existing presence in Nebraska, providing the opportunity to realize substantial economies from consolidation. Significant cost savings are expected to result from personnel reductions, branch and operational consolidations and general reductions in corporate and administrative support functions. See "-- Management and Operations of FirsTier Following the Merger."

OPINION OF FIRSTIER FINANCIAL ADVISOR

    FirsTier retained Morgan Stanley to act as FirsTier's financial advisor in connection with the Merger and related matters based upon its qualifications, expertise and reputation, as well as Morgan Stanley's prior investment banking relationship and familiarity with FirsTier. At the August 6, 1995, meeting of the FirsTier Board, Morgan Stanley rendered an oral opinion to the FirsTier Board that, as of such date, the exchange ratio in the Merger Agreement was fair from a financial point of view to the holders of FirsTier Common Stock (other than FBS and its affiliates). Morgan Stanley delivered to the FirsTier Board a written opinion dated as of the date of the Proxy Statement/Prospectus which confirms its August 6, 1995, oral opinion. No limitations were imposed by FirsTier with respect to the investigations made or the procedures followed by Morgan Stanley in rendering its opinions.

    THE FULL TEXT OF MORGAN STANLEY'S OPINION, DATED AS OF THE DATE OF THE PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THE PROXY STATEMENT/PROSPECTUS. FIRSTIER SHAREHOLDERS ARE URGED TO READ THE MORGAN STANLEY OPINION IN ITS ENTIRETY. MORGAN STANLEY'S OPINION ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO IN THE MERGER FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF FIRSTIER COMMON STOCK (OTHER THAN FBS AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF FIRSTIER COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THE PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    Morgan Stanley's opinion is addressed to the FirsTier Board and does not constitute a recommendation to any shareholder of FirsTier as to how such shareholder should vote at the Special Meeting.

    In connection with rendering its August 6, 1995, oral opinion, and its written opinion dated the date of the Proxy Statement/Prospectus, Morgan Stanley, among other things: (i) analyzed certain publicly available financial statements and other information of FirsTier and FBS, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning FirsTier and FBS prepared by the managements of FirsTier and FBS, respectively; (iii) analyzed certain financial projections prepared by the management of FirsTier; (iv) reviewed certain public research reports concerning FBS and discussed these research reports, including earnings estimates contained therein, with the management of FBS; (v) discussed the past and current operations and financial condition and the prospects of FirsTier and FBS with senior executives of FirsTier and FBS, respectively; (vi) reviewed the reported prices and trading activity for the FirsTier Common Stock and the FBS Common Stock; (vii) compared the financial performance of FirsTier and the prices and trading activity of the FirsTier Common Stock with that of certain other comparable publicly-traded companies and their securities; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions; (ix) participated in discussions and negotiations among representatives of FirsTier and FBS and their legal advisors;
(x) reviewed the Merger Agreement, and the Stock Option Agreement and certain related documents; and (xi) performed such other analyses as it deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FirsTier. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of FirsTier, nor has Morgan Stanley been furnished with any such appraisals and Morgan Stanley has not examined any loan files of FirsTier or FBS. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of the opinions.

    The projections furnished to Morgan Stanley for FirsTier were prepared by the management of FirsTier. FirsTier does not publicly disclose internal management projections of the type provided to Morgan Stanley in connection with Morgan Stanley's review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

    Each of FBS and FirsTier believes (i) that the historical financial information provided by it to Morgan Stanley in connection with its analysis was accurate and complete in all material respects; and (ii) that the projections provided by it to Morgan Stanley in connection with its analysis were reasonably prepared and reflected the best currently available estimates and judgments of the management of FirsTier.

    The following is a brief summary of the analyses performed by Morgan Stanley in preparation for its presentations to the FirsTier Board with respect to the Merger, and in preparation for rendering its oral opinion to the FirsTier Board on August 6, 1995.

    (a) OVERVIEW OF TRANSACTION TERMS AND BACKGROUND. Morgan Stanley reviewed the major terms and conditions of the Merger. Morgan Stanley also presented an overview of the performance, from January 1, 1993, through August 3, 1995, of the closing price of the FirsTier's Common Stock relative to the closing price of the Morgan Stanley Bank Index (which consists of 35 regional banks). Morgan Stanley highlighted the entry into and subsequent termination of the BANC ONE Agreement.

    (b) VALUATION METHODOLOGIES. As part of its financial analysis, Morgan Stanley evaluated the positions and strengths of FirsTier on a stand-alone basis, considered cost savings and synergies relating to the Merger and determined an acquisition value based upon specified assumptions. In addition, Morgan Stanley considered transactions comparable to the Merger. For purposes of its analyses of FirsTier on a historical basis, Morgan Stanley utilized financial information concerning FirsTier as of June 30, 1995.

        COMPARABLE COMPANY ANALYSIS. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of FirsTier relative to 35 bank holding companies (the "Morgan Stanley Bank Index," or the "Comparables"). Historical financial information used in connection with the ratios provided below with respect to the Comparables is as of June 30, 1995.

        Morgan Stanley analyzed the relative performance and value of FirsTier by comparing certain market trading statistics for FirsTier with the Comparables. Market information used in ratios provided below is as of June 30, 1995. The market trading information used in the valuation analysis was market price to book value (which was 1.9x for FirsTier; the average was 1.7x for the Morgan Stanley Bank Index) and market price to earnings per share estimates for 1995 and 1996 (which, for FirsTier, were 12.5x and 11.7x, respectively; the averages were 10.4x and 9.5x, respectively, for the Morgan Stanley Bank Index). Earnings per share estimates for FirsTier were based on First Call estimates as of August 3, 1995. Earnings per share estimates for the Morgan Stanley Bank Index were based on Institutional Brokers Estimate System ("IBES") estimates as of July 20, 1995. IBES and First Call are data services that monitor and publish compilations of earnings estimates produced by selected research analysts regarding companies of interest to institutional shareholders. The implied range of values for FirsTier Common Stock derived from the analysis of the Comparables market price to book value and market price to 1995 and 1996 earnings per share estimates ranged from $28 to approximately $32.

        No company or transaction used in the comparable company and comparable transaction analyses is identical to FirsTier or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of FirsTier and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

        DIVIDEND DISCOUNT ANALYSIS. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of
    FirsTier Common Stock assuming FirsTier continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that FirsTier could generate over the period beginning in June 1995 and ending in year 2000 and (ii) the present value of the "terminal value" of FirsTier Common Stock at the end of year 2000. To determine a projected dividend stream, Morgan Stanley assumed a dividend payout ratio equal to 40% of FirsTier's projected net income. The earnings projections which formed the basis for the dividends were adapted from First Call estimates, as of August 3, 1995, for 1995 and 1996 and a growth rate suggested by management of FirsTier for 1997 through 2000. The "terminal value" of FirsTier Common Stock at the end of the five-year period was determined by applying two price-to-earnings multiples (10x and 11x) to year 2000 projected net income for FirsTier. The dividend stream and terminal values were discounted to present values using discount rates of 12% and 13%, which Morgan Stanley viewed as the appropriate discount rate range for a company with FirsTier's risk characteristics. For the 10x case the fully diluted stand-alone value of FirsTier Common Stock ranged from approximately $27 per share to approximately $28 per share, and for the 13% case the fully diluted stand-alone value of FirsTier Common Stock ranged from approximately $29 per share to approximately $30 per share.

        VALUE OF POTENTIAL COST SAVINGS. In order to ultimately determine an implied acquisition value of the FirsTier Common Stock, the potential for realization of future cost savings was estimated by Morgan Stanley using the same present value calculation as used in the Dividend Discount Analysis. Based on discussions with FirsTier management, Morgan Stanley determined the net theoretical present value of the cost savings that could result if FirsTier were acquired. The estimates for such cost savings ranged from 15-25% of FirsTier's core non-interest expense (I.E., excluding OREO expenses and any non-recurring charges). Based on discount rates of 12% to 13%, a phase-in of cost savings over two years (50% in the first year, 100% thereafter), a non-interest expense growth rate of 2.0%, a restructuring charge incurred in the first year following the Merger equal to the fully phased-in cost savings, and applying a terminal multiple of 10x-11x to year 2000 projected cost savings, the range of present values for the cost savings is between $4 and $7 per share of FirsTier Common Stock. This analysis did not consider any loss in value that could result if divestitures of deposits or assets were required upon an acquisition of FirsTier.

        COMPARABLE TRANSACTION ANALYSIS. Morgan Stanley performed an analysis of transactions by selected holding companies of commercial banks in order to obtain a valuation range for the FirsTier Common Stock based upon comparable merger transactions. Multiples of market value, book value, and earnings implied by the consideration to be received by shareholders of FirsTier in the Merger were compared with multiples paid in other comparable merger transactions from July 1, 1994 through August 4, 1995. The comparison included a total of 14 transactions. The transactions examined were (acquiree/acquiror): Premier Bancorp/BANC ONE CORPORATION, NBD Bancorp, Inc./First Chicago Corporation, Midlantic Corporation/PNC Bank Corp., Intercontinental Bank/NationsBank Corp., First Fidelity Bancorp/First Union Corp., United Counties Bancorp/Meridian Bancorp, West One Bancorp/U.S. Bancorp, Shawmut National Corporation/ Fleet Financial Group, Inc., Michigan National Corporation/National Australia Bank Limited, Security Capital/CCB Financial, Worthen Banking/Boatmen's Bancshares, Southern National Corporation/BB&T Financial Corporation, First Colonial Bankshares/Firstar Corp., and Grenada Sunburst System Inc./Union Planters. In terms of price to book multiple, the mean for the comparable transactions was 1.9x compared to approximately 1.9x for the Merger. Return on equity of the acquiree in each transaction was also considered, with a mean for the comparable transactions of 15.0% compared with 15.9% for the Merger. For the comparable transactions multiples of book value ranged from 1.4x to 2.2x and the return on equity of the acquiree ranged from 5.5% to 21.5%.

    In  connection  with  its  opinion  dated  as  of  the  date  of  the  Proxy
Statement/Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its August 6, 1995, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of FirsTier.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FBS or FirsTier. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view of the exchange ratio in the Merger Agreement to the holders of FirsTier Common Stock (other than FBS and its affiliates) and were provided to the FirsTier Board in connection with the delivery of Morgan Stanley's August 6, 1995, opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, as described above, Morgan Stanley's opinion and presentations to the FirsTier Board was one of many factors taken into consideration by the FirsTier Board in making its determination to approve the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the FirsTier Board's or FirsTier management's opinion with respect to the value of FirsTier or of whether the FirsTier Board or FirsTier management would have been willing to agree to a different exchange ratio.

    The FirsTier Board retained Morgan Stanley based upon its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in FirsTier Common Stock and FBS Common Stock, and may continue to provide investment banking services to FBS in the future. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell securities of, FirsTier and FBS. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to FBS, and have received customary fees for the rendering of these services. Recent services rendered by Morgan Stanley to FBS include acting, in September 1995, as lead manager in connection with the offering of $250 million subordinated notes due 2007 of FBS. Since the beginning of 1993, Morgan Stanley and its affiliates have also provided financial advisory and financing services to FirsTier, and received customary fees totalling approximately $275,000 for the rendering of those services. Recent services rendered by Morgan Stanley to FirsTier include serving as financial advisor to FirsTier in connection with the BANC ONE Agreement.

    FirsTier has agreed to pay Morgan Stanley an advisory fee of a maximum of $100,000 and a transaction fee of $4.5 million, against which the advisory fee will be credited, which will become payable upon the consummation of the Merger. In addition, FirsTier has agreed, among other things, to reimburse Morgan Stanley for all reasonable out-of-pocket expenses incurred in connection with the services provided by Morgan Stanley, and to indemnify and hold harmless Morgan Stanley and certain related parties to the full extent lawful from and against certain liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

TERMS OF THE MERGER; CONSIDERATION TO BE RECEIVED BY FIRSTIER SHAREHOLDERS

    On the Effective Date, FirsTier will merge with and into FBS, with FBS as the surviving corporation. The officers and directors of FBS prior to the Effective Date will be the officers and directors of FBS, as the surviving corporation, after the Effective Date. The Certificate of Incorporation and Bylaws of FBS as in effect immediately prior to the Merger will be the Certificate of Incorporation and Bylaws of the surviving corporation until further amended as provided therein and in accordance with law. On the Effective Date, each outstanding share of FirsTier Common Stock will be converted into
 .8829 share of FBS Common Stock. See "Description of FBS Capital Stock." Also on the Effective Date, each outstanding option to purchase shares of FirsTier Common Stock issued pursuant to FirsTier's employee stock option plans shall be assumed by FBS and shall thereafter be deemed to constitute an option to acquire shares of FBS Common Stock with appropriate adjustments. See "Effect on FirsTier Employee Benefit and Stock Option Plans." If the Merger is consummated, holders of FirsTier Common Stock will no longer hold any interest in FirsTier other than through their interests in shares of FBS Common Stock.

    Because the exchange ratio of FBS Common Stock for FirsTier Common Stock is fixed, FirsTier shareholders will not be compensated for any decreases in the market price of FBS Common Stock which could occur before the Effective Date. As a result, in the event the market price of FBS Common Stock decreases, the value of the FBS Common Stock to be received in the Merger in exchange for FirsTier Common Stock would decrease. However, in the event the market price of FBS Common Stock increases, the value of the FBS Common Stock to be received in the Merger in exchange for FirsTier Common Stock would increase. The market prices of FBS Common Stock and FirsTier Common Stock as of a recent date are set forth herein under "Summary -- Markets and Market Prices," and FirsTier shareholders are advised to obtain recent market quotations for FBS Common Stock and FirsTier Common Stock. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF FBS COMMON STOCK OR FIRSTIER COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE DATE OR AS TO THE MARKET PRICE OF FBS COMMON STOCK AT ANY TIME THEREAFTER.

    The Merger Agreement provides that if, between August 6, 1995 (the date of the Merger Agreement) and the Effective Date, shares of FBS Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend or extraordinary cash dividend thereon is declared with a record date within such period, then the number of shares of FBS Common Stock issued as a result of the Merger will be appropriately and proportionately adjusted so that holders of FirsTier Common Stock will receive that number of shares of FBS Common Stock that they would have received if the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had been immediately following the Effective Date.

    No fractional shares of FBS Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that in lieu of any fractional share FBS will pay to each holder of FirsTier Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock a cash amount (without interest) determined by multiplying (i) the closing price per share of FBS Common Stock on the Effective Date by (ii) the fractional share interest to which such holder would otherwise be entitled.

    Shares of FBS capital stock issued and outstanding immediately prior to the Effective Date will remain issued and outstanding thereafter and will not be affected by the Merger.

EFFECTIVE DATE OF THE MERGER

    The Merger will become effective upon the filing of certificates of merger relating thereto with the Secretaries of State of the States of Delaware and Nebraska. The Merger Agreement provides that the parties thereto will cause such certificates of merger to be filed as soon as practicable after receipt of all necessary regulatory approvals provided that each of the conditions to consummation of the Merger has been satisfied or waived. See "-- Conditions to Consummation of the Merger." The Merger cannot become effective until FirsTier shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. See "-- Regulatory Approvals Required.' The Merger Agreement may be terminated by either FBS or FirsTier if the Merger has not become effective by March 31, 1996 (unless failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder). If between the date of the Merger Agreement and the Effective Date there shall have been a "Significant Decline" in the "Average Closing Price" of FBS Common Stock compared to the price of $43.0417, FirsTier may, at its option, abandon and terminate the Merger Agreement before it takes effect. See "-- Termination."

EXCHANGE OF FIRSTIER COMMON STOCK CERTIFICATES

    Following the Effective Date, First Chicago Trust Company of New York, the Exchange Agent, will send a notice and transmittal form to each holder of FirsTier Common Stock of record at the Effective Date advising such holder of the effectiveness of the Merger and of the procedure for surrendering their certificates formerly evidencing FirsTier Common Stock in exchange for new certificates evidencing FBS Common Stock. Such notice and transmittal form will be sent as soon as practicable after the Effective Date. FIRSTIER SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM THE EXCHANGE AGENT.

    Upon surrender to the Exchange Agent of one or more certificates formerly evidencing FirsTier Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of FBS Common Stock to which such holder is entitled under the Merger Agreement and, where applicable, a check for the amount of cash payable in lieu of a fractional share of FBS Common Stock. A certificate representing FBS Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered FirsTier Common Stock certificate was registered only if (i) the FirsTier Common Stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate or check either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate or check in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

    After the Effective Date and until surrendered and exchanged as described above, certificates which, prior to the Effective Date, represented shares of FirsTier Common Stock shall be deemed to represent and evidence only the right to receive shares of FBS Common Stock and cash in lieu of a fractional share pursuant to the terms of the Merger Agreement. After the Effective Date, the record holder of an outstanding certificate formerly evidencing FirsTier Common Stock will be entitled to vote the shares of FBS Common Stock into which such shares of FirsTier Common Stock shall be converted on any matters on which the holders of record of FBS Common Stock shall be entitled to vote. However, until such certificates are surrendered to FBS, no dividend or distribution payable to holders of record of FBS Common Stock will be paid to the holders of record of such unsurrendered certificates. Upon the surrender of such a certificate, there will be paid to the holder thereof, without interest, the amount of any dividends or distributions which had a record date on or after the Effective Date with respect to such number of whole shares of FBS Common Stock.

    If any certificate formerly evidencing FirsTier Common Stock has been lost, stolen or destroyed, the Exchange Agent shall, upon the making of an affidavit of that fact by the holder thereof, issue and pay in exchange for such lost, stolen or destroyed certificate shares of FBS Common Stock and cash in lieu of a fractional share as may be required pursuant to the Merger Agreement; provided, however, that FBS may, in its discretion and as a condition to the issuance and payment of consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner thereof to deliver a bond in such sum as FBS may direct as indemnity against any claim that may be made against FBS, FirsTier, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed. After the Effective Date, there shall be no further registration of transfers on the records of FBS of outstanding certificates formerly representing shares of FirsTier Common Stock, and if a certificate formerly representing such shares is presented to FirsTier or FBS, it shall be forwarded to the Exchange Agent for cancellation and exchange for the consideration as described above. Certificates formerly evidencing shares of FirsTier Common Stock surrendered by any former shareholder of FirsTier who is deemed an "affiliate" of FirsTier will not be exchanged for shares of FBS Common Stock and cash in lieu of a fractional share until such shareholder has executed and delivered to FBS a letter with respect to the resale of shares of FBS Common Stock received by such shareholders in the Merger. See "-- Resale of FBS Common Stock Received by FirsTier Shareholders."

    All consideration paid or delivered upon the surrender of FirsTier Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of FirsTier Common Stock.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger will occur only if the Merger Agreement is approved by the requisite vote of FirsTier shareholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived (to the extent such waiver is permitted by law). A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger.

    The obligations of both FBS and FirsTier to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) regulatory approval for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained from the Federal Reserve Board, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and any other governmental authority from which approval is required, the applicable waiting period, if any, under the Bank Holding Company Act shall have expired or been terminated and all other statutory or regulatory waiting periods shall have lapsed; (ii) no injunction or other court order shall have been issued and remain in effect which would impair consummation of the transactions contemplated by the Merger Agreement; (iii) no party to the Merger Agreement shall have terminated such agreement as permitted therein; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and shall not be subject to a stop order of the Securities and Exchange Commission, and such Registration Statement shall not be subject to a stop order of any state securities commission; (v) an opinion of Wachtell, Lipton, Rosen & Katz, counsel to FirsTier, shall have been obtained to the effect that for federal income tax purposes, (a) the Merger will qualify as a "reorganization" under Section 368(a) of the Code, (b) no gain or loss will be recognized by any FirsTier shareholder (except in connection with the receipt of cash) upon the exchange of FirsTier Common Stock for FBS Common Stock in the Merger, (c) the basis of the FBS Common Stock received by a FirsTier shareholder who exchanges FirsTier Common Stock for FBS Common Stock will be the same as the basis of the FirsTier Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock),
(d) the holding period of the FBS Common Stock received by a FirsTier shareholder receiving FBS Common Stock will include the period during which the FirsTier Common Stock surrendered in exchange thereof was held (provided that the FirsTier Common Stock of such FirsTier shareholder was held as a capital asset at the Effective Date), and (e) cash received by a FirsTier shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FirsTier Common Stock was a capital asset in such shareholder's hands at the Effective Date); and (vi) the FBS Common Stock to be issued to holders of FirsTier Common Stock in the Merger shall have been approved for listing on the NYSE on official notice of issuance. The Merger Agreement provides that no regulatory approval referred to in (i) above shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS or FirsTier or FirsTier's subsidiaries, taken as a whole, or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, on the one hand, and FirsTier and its subsidiaries taken as a whole, on the other hand.

    In addition to the foregoing conditions, the obligation of FirsTier to consummate the Merger is subject to satisfaction of the following conditions, among others: (i) the representations and warranties of FBS set forth in the Merger Agreement shall be true and correct as of the date of such agreement and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Date; (ii) FirsTier shall have received an officer's certificate of the Chief Financial Officer of FBS, dated as of the Effective Date, to the effect that he has no reason to believe that the conditions set forth in (i) above have not been fulfilled;
(iii) the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of FirsTier capital stock required for such approval under the provisions of FirsTier's charter and bylaws and the Nebraska Business Corporation Act; (iv) since the date of the Merger Agreement, there shall have been no adverse change in, and no event, occurrence or developments in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as whole; and (v) no event shall have occurred resulting in the preferred share purchase rights relating to FBS Common Stock being distributed or becoming exercisable or triggered (see "Description of FBS Capital Stock").

    In addition to the foregoing conditions, the obligation of FBS to consummate the Merger is subject to satisfaction of the following conditions, among others:
(i) the representations and warranties of FirsTier in the Merger Agreement shall have been true and correct as of the date of such agreement and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate a material adverse effect on the business, operations, results of operations or financial condition of FirsTier and its subsidiaries, taken as a whole; and FirsTier shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Date; (ii) FBS shall have received an officer's certificate of the Chief Executive Officer of FirsTier, dated as of the Effective Date, to the effect he has no reason to believe that the conditions set forth in (i) above have not been fulfilled;
(iii) FirsTier shall have delivered to FBS the affiliate letters of FirsTier described under "-- Resale of FBS Common Stock Received by FirsTier Shareholders"; (iv) there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement by any federal, state or other court, government or governmental authority or agency which would reasonably be expected to have specified adverse consequences; (v) since the date of the Merger Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of FirsTier or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FirsTier and its subsidiaries, taken as a whole; and (vi) no event shall have occurred resulting in the "rights" relating to FirsTier Common Stock being distributed or becoming exercisable or triggered (see "Description of FirsTier Capital Stock").

REGULATORY APPROVALS REQUIRED

    Under the Merger Agreement, the obligations of both FBS and FirsTier to consummate the Merger are conditioned upon the receipt of all required regulatory approvals (without certain restrictions or limitations) and the lapse of all required regulatory waiting periods. See "-- Conditions to Consummation of the Merger." There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. FBS and FirsTier are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described below. Should such other approval or action be required, it is contemplated that FBS and FirsTier would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

    FEDERAL RESERVE BOARD. The Merger is subject to the prior approval of the Federal Reserve Board under Section 3(a)(5) of the Bank Holding Company Act. Under the Bank Holding Company Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. The Bank Holding Company Act also prohibits the Federal Reserve Board from approving the Merger if its effect in any section of the United States may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    Finally, the Bank Holding Company Act, as amended by the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, authorizes "adequately capitalized" and "adequately managed" bank holding companies to make acquisitions of banks located anywhere in the United States without regard to state laws that might otherwise prohibit such transactions. The Federal Reserve Board's authority to approve such transactions, however, is subject to compliance with the following conditions: (i) the Federal Reserve Board must consider a bank holding company's record of compliance with Community Reinvestment Act of 1977, as amended (the "Community Reinvestment Act") and similar state laws; (ii) the Federal Reserve Board may not approve a transaction if a bank holding company controls, or would control, deposits in excess of applicable state or federal concentration limits; and (iii) the Federal Reserve Board may not approve a transaction if the bank(s) to be acquired by a bank holding company do not satisfy any state-imposed minimum age requirements (up to a maximum of five years).

    For the foregoing purposes, Iowa and Nebraska law both impose a five-year minimum age requirement. In addition, Iowa law imposes a maximum deposit limitation of 10 percent of the total time and demand deposits of all banks, savings and loan associations, and savings banks in the State of Iowa, and Nebraska law imposes a maximum deposit limitation of 14 percent of the total deposits of all banks in the State of Nebraska plus the total deposits, savings accounts, passbook accounts, and shares in savings and loan associations and building and loan associations in the State of Nebraska.

    In addition, under the Community Reinvestment Act of 1977, as amended (the "Community Reinvestment Act"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

    The acquisition of FirsTier Common Stock by FBS pursuant to the Stock Option Agreement would be subject to approval by the Federal Reserve Board under
Section 3 of the Bank Holding Company Act. See "-- Option Granted to FBS."

    ARIZONA DIRECTOR OF INSURANCE. Under Section 20-481.02(B) of the Arizona Revised Statutes, FBS must provide at least 30-days prior written notice to the Director of Insurance (the "Director") of its intent to acquire FirsTier and its insurance company subsidiary, FirsTier Insurance, Inc. The Director must issue an order disapproving FBS's acquisition of FirsTier Insurance, Inc. and requiring its expeditious divestiture if he finds that the acquisition of control: (i) is contrary to law; (ii) is inequitable to the shareholders of FirsTier Insurance, Inc.; (iii) would substantially reduce the security of and service to be rendered to policyholders of FirsTier Insurance, Inc. in the State of Arizona or elsewhere; (iv) after the change of control FirsTier Insurance, Inc. would not be able to satisfy the requirements for the reissuance of a certificate of authority to write the line or lines of insurance for which it is presently licensed; (v) the effect of the acquisition of control would be to substantially lessen competition in insurance in the State of Arizona or tend to create a monopoly; (vi) the financial condition of FBS might jeopardize the financial stability of FirsTier Insurance, Inc. or prejudice the interest of its policyholders; (vii) the plans or proposals that FBS has to liquidate FirsTier Insurance, Inc., sell its assets, or consolidate or merge it with any person, or to make any other material change in its business or corporate structure or management, are unfair and unreasonable to policyholders of FirsTier Insurance, Inc. and are not in the public interest; (viii) the competence, experience, and integrity of FBS are such that it would not be in the interest of policyholders of FirsTier Insurance, Inc. and of the public to permit the acquisition of control; or (ix) the acquisition is likely to be hazardous or prejudicial to the insurance-buying public.

    IOWA SUPERINTENDENT OF BANKING. Under Section 524.1802(1) of the Iowa Code Annotated, FBS may not acquire control of FirsTier Bank, National Association, Council Bluffs, Nevada National Bank, Valley State Bank, and Security Savings Bank, a subsidiary of FirsTier, as a result of the Merger if, as a result of the Merger, FBS would control more than 10 percent of the total time and demand deposits of all banks, savings and loan associations, and savings banks in the State of Iowa, as determined by the Iowa Superintendent of Banking on the basis of the most recent reports of such depository institutions to their supervisory authorities. In addition, FBS's acquisition of Valley State Bank and Security Savings Bank is subject to the prior approval of the Iowa Superintendent of
Banking under Section 524.519 of the Iowa Code Annotated. The Iowa Superintendent of Banking must approve the acquisition of Valley State Bank and Security Savings Bank if he is satisfied (i) that FBS is qualified by character, experience and financial responsibility to control and operate Valley

State Bank and Security Savings Bank in a sound and legal manner, and (ii) that the interests of depositors, creditors and shareholders of Valley State Bank and Security Savings Bank, and the public generally, will not be jeopardized by the proposed change in control.

    WYOMING COMMISSIONER OF BANKING. FBS's acquisition of Wyoming Trust and Management Co. as a result of the Merger is subject to the prior approval of the Wyoming Commissioner of Banking under Section 13-9-303 of the Wyoming Statutes. The Wyoming Commissioner of Banking must approve the acquisition of Wyoming Trust and Management Co. unless she determines that (i) there is or recently has been evidence of criminal activity on the part of FBS or any of its officers or directors, or (ii) the acquisition would jeopardize the integrity of Wyoming Trust and Management Co., or (iii) FBS has not responsibly met the service, credit, and financing needs of the communities it serves. In addition, under
Section 13-9-303(c) of the Wyoming Statutes, FBS may not acquire control of Wyoming Trust and Management Co. unless Wyoming Trust and Management Co. has been in existence for at least three years. With respect to compliance with this requirement, Wyoming Trust and Management Co. has been in existence for more than three years.

    CURRENT STATUS OF REGULATORY APPROVALS. Federal Reserve Board approval was obtained on December 18, 1995, the approval of the Wyoming Commissioner of Banking was obtained on December 8, 1995 and the approval the Iowa Superintendent of Banking was obtained on January 17, 1996. The Arizona notice was filed on December 26, 1995, and the Arizona Department of Insurance stated that it had no objection to the Merger by letter dated January 9, 1996.

WAIVER AND AMENDMENT

    At any time prior to the Effective Date, any party to the Merger Agreement may (i) extend the time for performance of any obligations or other acts of any other party under the Merger Agreement or (ii) waive compliance with any of the agreements of the other parties or with any conditions of its own obligations contained in the Merger Agreement, to the extent that such obligations, agreements and conditions are intended for such party's own benefit.

    The Merger Agreement may not be amended except by written instrument approved by the parties to such agreement and signed on behalf of each of the parties thereto. The Merger Agreement may be amended without the approval of FirsTier shareholders, except that no such amendment will be made following approval of the Merger agreement by FirsTier shareholders if such amendment changes the number of shares of FBS Common Stock for which the FirsTier Common Stock is to be exchanged or otherwise materially adversely affects the rights of such shareholders.

TERMINATION

    The Merger Agreement may be terminated at any time before the Effective Date
(i) by mutual consent of FBS and FirsTier; (ii) by either FBS or FirsTier if any of the conditions to such party's obligation to consummate the transaction contemplated in the Merger Agreement have become impossible to satisfy; (iii) by either FBS or FirsTier if the Merger Agreement and the Merger are not duly approved by the FirsTier shareholders at the Special Meeting; (iv) by either FBS or FirsTier if the Effective Date is not on or before March 31, 1996 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder); (v) by FBS if, after the date of the Merger Agreement, the Board of Directors of FirsTier shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger;
(vi) by FBS if there shall have occurred specified events relating generally to the making by third parties of offers to acquire FirsTier and the acquisition by third parties of specified percentages of FirsTier Common Stock; and (vii) by FirsTier if, between the date of the Merger Agreement and the Effective Date there shall have been a "Significant Decline" (as defined below) in the "Average Closing Price" (as defined below) of FBS Common Stock compared to the price of $43.0417. See "The Merger -- Conditions to Consummation of the Merger."

    The "Average Closing Price" of FBS Common Stock shall mean the average of the closing price of FBS Common Stock as reported on the NYSE for the 20 consecutive trading days ending on the date the Federal Reserve Board issues an order approving the Merger (the "Final Calculation Period"). A "Significant Decline" shall be deemed to have occurred if (i) the FBS Average Closing Price is less than $34.43336 and (ii) the number obtained by dividing the FBS Average Closing Price by the $43.0417 is less than the number obtained by dividing the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group during the Final Calculation Period by the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group for the 20 consecutive trading days ending on the day prior to August 6, 1995 and subtracting .20 from the quotient.

    Any party desiring to terminate the Merger Agreement is required to give written notice of such termination and the reasons therefor to the other party. If the Merger Agreement is terminated pursuant to the foregoing provisions, such termination will be without liability or obligation of any party (or any shareholder, officer, employee, agent, consultant or representative of such party) to any other party except as otherwise provided in law or equity and except for the survival of certain covenants relating to payment by the respective parties of their own expenses and confidentiality of information provided.

NO SOLICITATION

    The Merger Agreement provides that FirsTier (including its subsidiaries) will not, and will cause its officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including officers or employees of FirsTier or such subsidiaries) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FirsTier or any of its subsidiaries, or, unless FirsTier shall have determined, after receipt of a written opinion of counsel to FirsTier (a copy of which opinion shall be delivered to FBS), that the Board of Directors of FirsTier has a fiduciary duty to do so, (i) participate in any negotiations in connection with or in furtherance of any of the foregoing or (ii) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FirsTier or any of its subsidiaries in connection with or in furtherance of any of the foregoing. The Merger Agreement also requires FirsTier promptly to notify FBS if a proposal, offer, inquiry or contact is made with it concerning any such transactions and promptly to provide FBS with such information concerning such matters as FBS may request. The foregoing provisions of the Merger Agreement may have the effect of discouraging competing offers to acquire or merge with FirsTier.

OPTION GRANTED TO FBS

    On the day following execution of the Merger Agreement, FirsTier and FBS executed a Stock Option Agreement dated August 7, 1995 (the "Stock Option Agreement"). The Stock Option Agreement has been filed as an exhibit to the registration statement of which this Proxy Statement/ Prospectus is a part. The following description of the Stock Option Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Option Agreement, which is incorporated herein in its entirety. Exercise of the Option granted by the Stock Option Agreement is subject to the prior approval of the Federal Reserve Board under the Bank Holding Company Act. See "-- Regulatory Approvals Required."

    Under the Stock Option Agreement, FirsTier granted FBS the Option to purchase newly authorized but unissued or treasury shares of FirsTier Common Stock in a number approximately equal to 19.9% of the number of shares of FirsTier Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $37.00 per share, subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Option Price"). The Option is exercisable only if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to the occurrence of an "Exercise Termination Event," as such terms are defined below.

    The Stock Option Agreement defines the term "Initial Triggering Event" to mean any of the following events or transactions:

        (i) FirsTier or any of its subsidiaries, without having received the prior written consent of FBS, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with any person other than FBS or a subsidiary of FBS, or the FirsTier Board of Directors recommends that FirsTier shareholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement or the Stock Option Agreement;

        (ii) Any person other than FBS or a subsidiary of FBS acquires beneficial ownership (as defined under Section 13(d) of the Exchange Act) or the right to acquire beneficial ownership of 10% or more of the outstanding shares of FirsTier Common Stock;

       (iii) The shareholders of FirsTier have not approved the transactions contemplated by the Merger Agreement at the Special Meeting or any adjournment thereof, or such meeting has not been held or has been canceled prior to termination of the Merger Agreement, in either case, after FirsTier's Board of Directors has withdrawn or modified (or publicly announced its intention to withdraw or modify or interest in withdrawing or modifying) its recommendation that the shareholders of FirsTier approve the transactions contemplated by the Merger Agreement, or FirsTier or any FirsTier subsidiary, without having received FBS's prior written consent, has authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose or interest in authorizing, recommending or proposing) an agreement to engage in an Acquisition Transaction with any person other than FBS or an FBS subsidiary;

       (iv) Any person other than FBS or a subsidiary of FBS makes a bona fide proposal to FirsTier or its shareholders to engage in an Acquisition Transaction;

        (v) FirsTier has willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and such breach entitles FBS to terminate the Merger Agreement; or

       (vi) Any person other than FBS or a subsidiary of FBS, other than in connection with a transaction to which FBS has given its prior written consent, files an application or notice with the Federal Reserve Board or other federal or state bank regulatory authority, which is accepted for processing, for approval to engage in an Acquisition Transaction.

As used in the Stock Option Agreement, the term "Acquisition Transaction"  means
(a) a merger or consolidation or any similar transaction, involving FirsTier or any "significant subsidiary" (as defined in accounting rules of the Securities and Exchange Commission) of FirsTier, (b) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of FirsTier or any such significant subsidiary or (c) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of FirsTier or any such significant subsidiary.

    The Stock Option Agreement defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (i) The acquisition by any person of beneficial ownership of 20% or more of the then outstanding FirsTier Common Stock or (ii) FirsTier or any of its subsidiaries, without having received the prior written consent of FBS, enters into an agreement to engage in an Acquisition Transaction with any person other than FBS or a subsidiary of FBS, or the FirsTier Board of Directors recommends that FirsTier shareholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (c) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.

    The Stock Option Agreement defines the term "Exercise Termination Event" to mean any of (i) the time the Merger becomes effective, (ii) termination of the Merger Agreement in accordance with its provisions, if such termination occurs prior to the occurrence of an Initial Triggering Event, or (iii) the passage of 18 months, subject to certain extensions, after termination of the Merger Agreement under certain circumstances if such termination follows the occurrence of an Initial Triggering Event.

    If the Option becomes exercisable, it may be exercised in whole or in part upon written notice from FBS within 12 months following the applicable Subsequent Triggering Event. FBS's right to exercise the Option and certain other rights under the Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price will be reduced if FirsTier issues or agrees to issue shares of FirsTier Common Stock (other than pursuant to certain disclosed options, rights or plans) at a price less than the then current Option Price to such lesser price, and the Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of FirsTier.

    Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, FBS will have the right for 12 months (subject to extension as described in the Stock Option Agreement) to demand that FirsTier register the shares of FirsTier Common Stock issued or issuable pursuant to the Option under the Securities Act, subject to specified conditions and limitations. The Stock Option Agreement grants two such demand registrations to FBS and provides that FirsTier will bear the costs of such demand registrations.

    The Stock Option Agreement also provides that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, upon notice delivered within 12 months (subject to extension as described in the Stock Option Agreement) of the Subsequent Triggering Event, FirsTier shall be obligated to repurchase all or any part of the Option and all or any part of the shares received upon exercise of the Option or any part ("Option Shares") from the holder thereof. Such repurchase for the Option or any part of it shall be at a price equal to the amount by which the "market/offer price" (as defined below) exceeds the Option exercise price (as adjusted), multiplied by the number of shares for which the Option may then be exercised, plus certain of FBS's expenses in connection with the transactions contemplated by the Merger Agreement. Such repurchase for any Option Shares shall be at a price equal to the "market/offer price" multiplied by the number of Option Shares to be repurchased, plus certain of FBS's expenses in connection with the transactions contemplated by the Merger Agreement. The term "market/offer price" is defined to mean the highest of (i) the price per share at which a tender or exchange offer has been made for FirsTier Common Stock, (ii) the price per share of FirsTier Common Stock that any third party is to pay pursuant to an agreement with FirsTier, (iii) the highest closing price per share within the six-month period immediately preceding the date that notice to repurchase is given or (iv) in the event of a sale of all or substantially all of FirsTier's assets or deposits, the sum of the net price paid for such assets or deposits and the current market value of the remaining net assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of FirsTier Common Stock outstanding at the time of such sale.

    Pursuant to the terms of the Stock Option Agreement, in the event that, prior to an Exercise Termination Event, FirsTier enters into certain transactions in which FirsTier is not the surviving corporation, certain fundamental changes in the capital stock of FirsTier occur or FirsTier sells all or substantially all of its or certain subsidiaries assets, the agreement governing such transaction shall provide for the issuance of a substitute option, with similar terms as the Option, to purchase capital stock of the entity that is the effective successor to FirsTier.

    The Stock Option Agreement provides that neither FBS nor FirsTier may assign any of its rights or obligations thereunder or under the Option without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, FBS may, subject to limitations contained in the Stock Option Agreement, assign its rights and obligations under the Stock Option Agreement in whole or in part within 12 months following such Subsequent Triggering Event (subject to extension as described in the Stock Option Agreement); provided, that

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
until 30 days after the Federal Reserve Board approves the application by FBS to acquire shares subject to the Option, FBS may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase more than two percent of the voting shares of FirsTier, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on FBS's behalf or (iv) any other manner approved by the Federal Reserve Board.

    The foregoing provisions of the Stock Option Agreement may have the effect of discouraging competing offers to acquire or merge with FirsTier. To the best knowledge of FirsTier and FBS, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.

CONDUCT OF FIRSTIER BUSINESS PENDING THE MERGER

    The Merger Agreement provides that from the date of the Merger Agreement to the Effective Date, unless FBS shall otherwise agree in writing or as otherwise contemplated or permitted by the Merger Agreement:

        (i) FirsTier will not declare or pay any dividends or make any distributions on shares of FirsTier Common Stock, except cash dividends which shall be equal to either (a) $.30 per share per quarter or (b) that amount per share per quarter calculated by multiplying the amount paid by FBS on each share of FBS Common Stock for such quarter times the exchange ratio set forth in the Merger Agreement, provided that no such dividends will be declared in the quarter in which the Effective Date shall occur;

        (ii) FirsTier will not issue, sell, grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for, or related to, or acquire for value, any shares of its capital stock or otherwise effect any change in connection with its equity capitalization, except pursuant to certain arrangements set forth on a schedule to the Merger Agreement and except pursuant to the Stock Option Agreement;

       (iii) FirsTier will carry on its businesses in substantially the same manner as previously conducted, keep in full force and effect insurance comparable in amount and scope of coverage to that maintained by it as of the date of the Merger Agreement and use its best efforts to maintain and preserve its business organization intact, except as contemplated by the Merger Agreement;

       (iv) neither FirsTier nor any of its subsidiaries will (a) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (b) except as may be directed by any regulatory agency, change its or its subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (c) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (d) establish any new employee benefit plan or bonus plan or arrangement, or amend any existing employee benefit or bonus plan or arrangement (except as required by law); (e) incur or commit to any single or group of related capital expenditures or commitment therefor with an aggregate market value in excess of $250,000 other than in the ordinary course of business (which will in no event include the establishment of new branches and other facilities or any capital expenditures for such purpose); or (f) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any of its subsidiaries or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person;

        (v) FirsTier will not change its or its subsidiaries' methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by Ernst & Young LLP, or change any of its methods of reporting income and

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
    deductions for Federal income tax purposes from those employed in the preparation of FirsTier's Federal income tax returns for the taxable years ending December 31, 1993 and 1994, except as required by changes in law;

       (vi) FirsTier will promptly advise FBS in writing of all material corporate actions taken by the directors and shareholders of FirsTier and furnish FBS with copies of all monthly and other interim financial statements of FirsTier as they become available;

       (vii) FirsTier, its subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of FirsTier or any of its subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of FirsTier and/or its subsidiaries for any period subsequent to the Effective Date for events occurring before or after the Effective Date; provided, however, that FirsTier may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year;

      (viii) neither FirsTier nor any of its subsidiaries shall, directly or indirectly, amend or propose to amend its Articles of Incorporation or Bylaws;

       (ix) neither FirsTier nor any of its subsidiaries shall sell, assign, transfer, mortgage or pledge any of its assets with an aggregate market value in excess of $200,000, except (a) in the ordinary course of business, including REO, (b) liens and encumbrances for current property taxes not yet due and payable and (c) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

        (x) neither FirsTier nor any of its subsidiaries shall enter into any settlement or similar agreement involving payments of more than $250,000 with respect to any action, suit, proceeding, order or investigation or take any other significant action with respect to the conduct of any action, suit, proceeding, order or investigation to which FirsTier or any of its subsidiaries is a party or becomes a party after the date of the Merger Agreement, in each case without prior consultation with FBS; and

       (xi) neither FirsTier nor any of its subsidiaries shall agree to do any of the foregoing.

    Pursuant to the Merger Agreement, FirsTier also is required to take certain affirmative actions at or before the Effective Date. These include certain specified actions with respect to its employee benefit and stock option plans, see "-- Effect on FirsTier Employee Benefit Plans and Stock Option Plans." The Merger Agreement also prevents FirsTier from negotiating for an acquisition of FirsTier by any other party, subject to specified exceptions, see "-- No Solicitation," and from taking any action which would disqualify the Merger as a "reorganization" that would be tax-free to shareholders of FirsTier pursuant to
Section 368(a) of the Code, see "-- Certain Federal Income Tax Consequences to FirsTier Shareholders." The Merger Agreement provides that, subject to certain conditions, FirsTier will, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform FirsTier's accounting and credit loss reserve practices and methods to those of FBS, to reflect the plans of FBS with respect to the conduct of FirsTier's business following the Merger and to provide for certain costs and expenses relating to the Merger. In addition, the Merger Agreement provides that FirsTier will use reasonable efforts to cause its existing customer data files and records to be in such format, as of the Effective Date, as is necessary to allow the then existing FBS loan and deposit application systems to process FirsTier's customer data. See Unaudited Pro Forma Combined Financial Information.

MANAGEMENT AND OPERATIONS OF FIRSTIER FOLLOWING THE MERGER

    The officers and directors of FBS prior to the Effective Date will be the officers and directors of FBS, as the surviving corporation in the Merger, after the Effective Date. First Bank Omaha, Southwest Bank and the Nebraska branches of First Bank, fsb are expected to be merged in November 1995 to become First Bank National Association ("First Bank Nebraska"); FirsTier Omaha will merge into

First Bank Nebraska (the "Bank Merger"). The Bank Merger is expected to occur within one month of the Effective Date, assuming receipt of all required regulatory approvals. FBS anticipates that significant cost savings will result from FirsTier's inclusion in the FBS enterprise. These cost savings are expected to result from personnel reductions, branch and operational consolidations and general reductions in corporate and administrative support functions. FBS expects cost savings of approximately 30% of FirsTier's non-interest operating expenses in the first year of combined operations. The operating cost savings are expected to be achieved in various amounts during the periods following the Merger and not ratably over, or at the beginning or end of, such periods. There can be no assurance that the expected cost savings or effect on earnings will be realized or that they will be realized in the period discussed.

    FBS anticipates converting FirsTier's data processing systems and product application systems to its systems soon after the Effective Date. After conversion of the data processing and product systems, FBS plans to rapidly introduce its standardized products into the FirsTier branch network. In addition, all back office administrative and support functions will also be centralized shortly after the systems conversion.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    CHANGE OF CONTROL BONUS POOL PLAN. Under the FirsTier Change of Control Bonus Pool Plan, adopted in May 1995, on the business day immediately prior to the day set for the closing of certain types of mergers (including the Merger), FirsTier is required to contribute to a Change of Control Bonus Pool an amount determined in accordance with the formula set forth in such plan. The amount to be contributed to the Change of Control Bonus Pool is equal to 4% of the following: the dollar amount by which the price per share to be realized by FirsTier's shareholders at the time of the date set for closing of a merger exceeds a price designated by the chairman of the executive committee of the FirsTier board of directors by reference to the fair market value of FirsTier Common Stock following execution of an agreement to merge (the "Strike Price"), multiplied by the number of shares of FirsTier Common Stock then outstanding. The Strike Price is $32. Such plan is administered by the executive committee of FirsTier's board of directors, and bonuses are determined by such committee. Notwithstanding the terms of the plan set forth above, in November 1995, with the consent of FBS, the executive committee set the bonus pool at $7.0 million and made certain of the bonus payments in 1995. Such payments were not contingent upon consummation of the Merger and are subject to reimbursement by FBS in the event that the Merger is not consummated. The following payments were made to executive officers of FirsTier pursuant to the Plan: David A. Rismiller, $3,200,000; Jack R. McDonnell, $1,920,000; and Aaron C. Hilkemann, $250,000.

    SEVERANCE AGREEMENT. Effective as of January 26, 1993, FirsTier entered into letter agreements relating to severance with certain employees. Such an agreement was entered into with Aaron C. Hilkemann, Vice President and Director of Financial Operations of FirsTier (the "Severance Agreement"), pursuant to which Mr. Hilkemann is entitled to receive certain benefits if his employment is terminated at any time within one year after a "change of control" (as defined in the Severance Agreement and which would include the Merger) or if he voluntarily resigns within the first six months after the change of control. In the event Mr. Hilkemann is terminated by FirsTier or its successor, he would receive a cash payment in an amount equal to one times the sum of his annual base salary for the fiscal year in which such change of control is effective plus one times his annual cash bonus for the preceding fiscal year plus a pro rata amount of such base salary and bonus based upon the number of months remaining from the date of termination through the first anniversary of the change in control. In the event Mr. Hilkemann resigns within six months of such change of control, he would receive a cash payment in an amount equal to the amount he would receive if terminated, except he would receive one and one half times his annual cash bonus for the preceding year, rather than one times such cash bonus. Such cash payments are payable either in a lump sum or, at Mr. Hillkemann's election, in 12 equal monthly payments. The Severance Agreement also provides that in the event Mr. Hilkemann's employment with FirsTier is terminated or Mr. Hilkemann resigns, he would be entitled to (a) continue to participate in the group health plans maintained by FirsTier (or

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
reimburse his premium payments for plans providing equivalent benefits) until he becomes covered under another group health plan which does not exclude coverage on account of a pre-existing condition, and (b) reduction in force and termination benefits, monetary or otherwise (including monetary payments, payment for accrued vacation, outplacement services, temporary office space and telephone). The Severance Agreement permits payments under other severance plans of FirsTier, if applicable. In connection with the anticipated termination of Mr. Hilkemann's employment at the time of the Merger, FirsTier made a payment of approximately $932,000 in December 1995 in full satisfaction of FirsTier's obligations under the Severance Agreement. Such amount includes the payment made to Mr. Hilkemann under the Change of Control Bonus Pool Plan described above. Such payment was not contingent upon consummation of the Merger, and FBS is required to reimburse FirsTier for such payment in the event that the Merger is not consummated.

    EMPLOYMENT AGREEMENT WITH DAVID A. RISMILLER. In connection with the execution of the Merger Agreement, David A. Rismiller, Chairman, President and Chief Executive Officer of FirsTier, and FirsTier entered into an employment agreement dated August 4, 1995. Such agreement is in addition to Mr. Rismiller's employment agreement with FirsTier dated March 20, 1995 (the "Prior Agreement"). The agreement provides for an employment period commencing on the Effective Date and ending on December 31, 1996. Under the agreement, Mr. Rismiller will serve as Chairman and Chief Executive Officer of First Bank Nebraska at an annual salary of $350,000. In addition, he will receive health, welfare and similar benefits similar to those provided to other executives, continuation of a disability income policy and continuation of certain fringe benefits. The agreement provides for certain payments under the Change of Control Bonus Pool Plan, which have been satisfied by the payment to Mr. Rismiller set forth in the description of such plan appearing above. The agreement also provides that upon consummation of the Merger, Mr. Rismiller shall immediately receive the termination benefit provided by the Prior Agreement as if he had beenterminated by FirsTier (or its successor) as a result of a change in control. Notwithstanding the terms of the agreement, in satisfaction of the termination payment amount under the Prior Agreement that was to be made upon consummation of the Merger, the payment under the Change of Control Bonus Pool Plan (as described above) and certain other arrangements entered into with the consent of FBS, Mr. Rismiller received cash payments in December 1995 and January 1996 totaling approximately $6,298,000. Such payments are subject to reimbursement by FBS in the event that the Merger is not consummated. If Mr. Rismiller's employment is terminated without "cause" prior to the end of the employment period under the agreement, he shall be entitled to receive a termination payment equal to the balance of his annual salary that would be payable had he continued employment through the end of the calendar year during which such termination occurs. "Cause" is defined in the agreement to be conviction of a felony involving moral turpitude or conduct willfully injurious to the employer. The agreement also provides for certain retirement and other benefits upon termination of employment for any reason, including benefits under a supplemental executive retirement plan and an executive death benefit plan. The agreement permits payments under other severance plans of FirsTier, if applicable. Pursuant to the agreement, Mr. Rismiller will receive a "gross-up" payment which, net of all tax, is sufficient to pay any excise tax on "excess parachute" payments received by him.

    EMPLOYMENT AGREEMENT WITH JACK R. MCDONNELL. Jack R. McDonnell, former Executive Vice President and Chief Executive Officer of FirsTier, entered into an employment agreement with FirsTier dated March 20, 1995. Mr. McDonnell resigned from his positions with FirsTier, effective November 30, 1995, in connection with the Merger. FirsTier and Mr. McDonnell entered into a letter agreement regarding the payments to be received by Mr. McDonnell in connection with his resignation in satisfaction of FirsTier's obligations, including under Mr. McDonnell's employment agreement. In satisfaction of such obligations, FirsTier has made a payment to Mr. McDonnell in November 1995 in the amount of $3,948,350. Such amount includes the payment made to Mr. McDonnell under the Change of Control Bonus Pool Plan described above. Such payment is not contingent upon consummation of the Merger and is subject to reimbursement by FBS if the Merger is not consummated. Pursuant to the Agreement, Mr. McDonnell will be reimbursed for any excise taxes he incurs on account of payments relating to a change in control and for income taxes incurred on account of the reimbursement for such excise taxes. In addition, Mr. McDonnell is entitled to benefits under a supplemental executive retirement plan and an executive death benefit plan.

    DIRECTORS' AND OFFICERS' INSURANCE; LIMITATION OF LIABILITY OF FIRSTIER DIRECTORS AND OFFICERS. The Merger Agreement requires that, for a period of five years after the Effective Date, FBS shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of FirsTier (as opposed to FBS) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by FirsTier, subject to certain requirements and limitations. The Merger Agreement also requires FBS, for a period of six years after the Effective Date, to indemnify present and former officers, directors and employees of FirsTier (including its subsidiaries) against certain losses and other expenses in connection with claims which arise out of such persons' having served in such capacities and pertain to matters or facts arising, existing or occurring before the Effective Date (including, without limitation, the transactions contemplated by the Merger Agreement).

    FIRSTIER EQUITY-BASED INCENTIVE AWARDS. Pursuant to the terms of FirsTier's stock-based option and incentive plans, on the Effective Date, each FirsTier stock option held by active employees shall become immediately exercisable and all restrictions with respect to restricted stock will automatically lapse. On November 29, 1995, all stock options granted to certain officers of FirsTier, including Messrs. Rismiller, McDonnell and Hilkemann, were deemed to be immediately exercisable by a committee of the FirsTier Board of Directors.

    The foregoing interests of members of management or shareholders of FirsTier in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of nonaffiliated shareholders.

EFFECT ON FIRSTIER EMPLOYEE BENEFIT PLANS AND STOCK OPTION PLANS

    After the Effective Date, the current employee benefit plans of FirsTier will continue in force until amended or terminated in accordance with their terms. Notwithstanding the foregoing, the Merger Agreement provides that FBS will have the right, after the Effective Date, to continue, amend or terminate any such plans in accordance with the terms thereof and subject to applicable law.

    STOCK OPTIONS. On the Effective Date, and to the extent permitted by applicable plans and agreements, each outstanding option to purchase shares of FirsTier Common Stock (a "Stock Option") issued pursuant to the stock option plans listed in a schedule to the Merger Agreement (collectively, the "FirsTier Stock Option Plans") shall be assumed by FBS and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of FBS Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of FirsTier Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code. Pursuant to the terms of the FirsTier Stock Option Plans, all outstanding, unvested options to purchase FirsTier Common Stock will vest upon consummation of the Merger. Additionally, equity-based awards to certain officers of FirsTier were vested by action of a committee of the FirsTier Board of Directors on November 29, 1995.

    401(K) PLAN. The Merger Agreement provides that within two years after the Effective Date, FBS will terminate the accrual of benefits under FirsTier 401(k) plans and will take such actions as may be necessary to cause the assets and liabilities of such plans to be merged with and into the FBS

401(k) plan (the "Capital Accumulation Plan"). All contributions to the FirsTier 401(k) plans after the Effective Date and prior to the date on which accrual of benefits is terminated shall be immediately and fully vested. Distributions shall not be permitted from the FirsTier 401(k) plans merely because of the discontinuance of contributions or the transfer of assets and liabilities to the Capital Accumulation Plan. FBS is also required to take such actions as may be necessary to cause eligible FirsTier employees to become qualified to participate in the Capital Accumulation Plan concurrent with the date that FBS causes accruals to cease under the FirsTier 401(k) plans. All service with FirsTier (whether before or after the Effective Date) since an employee's most recent date of hire shall be recognized under the Capital Accumulation Plan for eligibility and vesting purposes but shall not be recognized for contribution and allocation purposes. FBS shall take such actions as may be necessary to cause the Capital Accumulation Plan to accept transfers of assets and liabilities from the FirsTier 401(k) plan.

    OTHER BENEFITS. The Merger Agreement provides that, at such time following the Effective Date as FBS shall determine, FBS shall use its best efforts to cause FirsTier employees to be covered by the welfare and other generally applicable benefit plans and practices of FBS, provided that during any interim period, FBS shall not be obligated to continue any particular welfare or other benefit plans or practices of FirsTier applicable to FirsTier employees.

NO DISSENTERS' RIGHTS FOR FIRSTIER SHAREHOLDERS

    Section 138(3) of the Nebraska Business Corporation Act (the "NBCA") provides that the rights of shareholders to dissent and obtain payment of the "fair value" of their shares in the event of a merger shall not apply to shareholders of, among other entities, a bank holding company such as FirsTier. SHAREHOLDERS WILL NOT BE ELIGIBLE TO USE THE DISSENTERS' RIGHTS PROVISIONS OF THE NBCA IN CONNECTION WITH THE MERGER, AND WILL BE REQUIRED TO ACCEPT SHARES OF FBS COMMON STOCK IN EXCHANGE FOR THEIR SHARES OF FIRSTIER COMMON STOCK AS PROVIDED IN THE MERGER AGREEMENT IF THE MERGER IS APPROVED AND CONSUMMATED.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO FIRSTIER SHAREHOLDERS

    FirsTier expects that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code and that for federal income tax purposes no gain or loss will be recognized by any shareholder of FirsTier upon the receipt of FBS Common Stock for FirsTier Common Stock pursuant to the Merger. Gain will be recognized upon the receipt of cash in lieu of fractional shares of FBS Common Stock. The Internal Revenue Service
(the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. Instead, FirsTier will rely upon the opinion of Wachtell, Lipton, Rosen & Katz, its special counsel, as to certain federal income tax consequences of the Merger. The opinion of Wachtell, Lipton, Rosen & Katz is based upon facts described herein and upon certain representations made by FirsTier and FBS. The opinion of Wachtell, Lipton, Rosen & Katz is also based upon the Code, Regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF FIRSTIER COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

    Based upon the facts and representations provided to it, and subject to various assumptions and qualifications, FirsTier has received the opinion of Wachtell, Lipton, Rosen & Katz that the following federal income tax consequences will result from the Merger:

        (a) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

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
        (b) No gain or loss will be recognized by any FirsTier shareholder (except in connection with the receipt of cash) upon the receipt of FBS Common Stock for FirsTier Common Stock in the Merger;

        (c) The basis of the FBS Common Stock received by a FirsTier shareholder who exchanges FirsTier Common Stock for FBS Common Stock will be the same as the basis of the FirsTier Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock);

        (d) The holding period of the FBS Common Stock received by a FirsTier shareholder will include the period during which the FirsTier Common Stock surrendered in exchange therefor was held (provided that the FirsTier Common Stock of such FirsTier shareholder was held as a capital asset at the Effective Date); and

        (e) Cash received by a FirsTier shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such shareholder would otherwise be entitled to receive, and will generally qualify as capital gain or loss (assuming the FirsTier Common Stock was a capital asset in such shareholder's hands at the Effective Date).

    The foregoing is a description of the material anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each shareholder of FirsTier. It does not discuss all of the consequences that may be relevant to shareholders of FirsTier entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of FirsTier who acquired their FirsTier Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

STOCK EXCHANGE LISTING OF FBS COMMON STOCK

    It is anticipated that FBS will file a listing application with the NYSE covering the shares of FBS Common Stock which are issuable and that such application will be approved subject to notice of issuance at or before the Effective Date. It is a condition to the obligations of FirsTier and FBS to consummate the Merger that such shares have been approved for listing on the NYSE on official notice of issuance.

RESALE OF FBS COMMON STOCK RECEIVED BY FIRSTIER SHAREHOLDERS

    The shares of FBS Common Stock issuable to shareholders of FirsTier upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of FirsTier or FBS, as that term is defined in rules promulgated under the Securities Act.

    Shares of FBS Common Stock received by those shareholders of FirsTier who are deemed to be "affiliates" of FirsTier at the time of the Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. FirsTier has agreed in the Merger Agreement to use its best efforts to obtain and deliver to FBS at least 31 days prior to the Effective Date signed representation letters from each shareholder of FirsTier who may reasonably be deemed to be an "affiliate" of FirsTier to the effect that such persons will not offer to sell, transfer or otherwise dispose of any of the shares of FBS Common Stock distributed to them pursuant to the Merger except in compliance with Rule 145, or in a transaction that, in the opinion of counsel reasonably satisfactory to FBS, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. This Proxy Statement/Prospectus does not cover any resales of FBS Common Stock received by persons who are deemed to be "affiliates" of FirsTier. No person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resales. Former shareholders of FirsTier who are deemed to be "affiliates" of FirsTier and who surrender certificates formerly evidencing shares of FirsTier Common Stock must execute and deliver to FBS a letter containing the representations described above before any exchange of such certificates for certificates representing shares of FBS Common Stock will be effected. See "-- Surrender of FirsTier Common Stock Certificates."

FBS DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

    FBS provides eligible shareholders with a simple and convenient method of investing cash dividends and optional cash payments at 100% of the average price (as defined) in additional shares of FBS Common Stock without payment of any brokerage commission or service charge pursuant to its Automatic Dividend Reinvestment and Common Stock Purchase Plan. The plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares). It is anticipated that the plan will continue after the Effective Date and that shareholders of FirsTier who receive FBS Common Stock in the Merger will have the right to participate therein.

ACCOUNTING TREATMENT

    The Merger will be accounted for by FBS under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values as of the Effective Date. Income of the combined company will not include income or loss of FirsTier prior to the Effective Date.

EXPENSES

    The Merger Agreement provides that all costs and expenses incurred in connection with such agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses.

MATERIAL DIFFERENCES IN RIGHTS OF FIRSTIER SHAREHOLDERS

    The rights of holders of FirsTier Common Stock are governed by the Articles of Incorporation of FirsTier, as amended (the "FirsTier Articles of Incorporation"), the bylaws of FirsTier (the "FirsTier Bylaws") and the laws of the State of Nebraska. The rights of FBS shareholders are governed by the Restated Certificate of Incorporation of FBS, as amended (the "FBS Certificate of Incorporation"), the bylaws of FBS (the "FBS Bylaws") and the laws of the State of Delaware. After the Effective Date, the rights of holders of FirsTier Common Stock will be governed by the FBS Certificate of Incorporation, the FBS Bylaws and the laws of the State of Delaware. Because of certain differences between Nebraska and Delaware corporate law and between the FirsTier Articles of Incorporation and FirsTier Bylaws, on the one hand, and the FBS Certificate of Incorporation and the FBS Bylaws, on the other hand, the current rights of FirsTier shareholders will change significantly as a result of the Merger; the following is a summary of the material differences.

    BUSINESS  COMBINATIONS  AND SUPERMAJORITY  VOTING.   Under  Delaware  law, a
corporation is prohibited from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested shareholder, or an interested shareholder's affiliates and associates, for a three-year period beginning on the date the interested shareholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, the interested shareholder acquires at one time 85% of the corporation's stock (excluding shares held by management or employee stock plans in which employees do not have the effective power to tender stock) or the business combination is approved by the board of directors and authorized at a meeting of shareholders by the holders of at least 66 2/3% of the outstanding voting stock, excluding shares owned by the interested shareholder. The FBS Certificate of

Incorporation contains provisions that provide for supermajority voting requirements in connection with certain "Business Combinations" or "Business Transactions" (as defined) involving a "Related Person" (as defined). The FBS Certificate of Incorporation contains provisions designed primarily to address fair price considerations, and the required supermajority shareholder vote is not required under certain fair price circumstances or if a majority of the "Continuing Directors" (as defined) approve the transaction. The FirsTier Articles of Incorporation contain similar provisions. The affirmative vote of at least 80% of the outstanding shares entitled to vote generally in the election of directors is required to approve such a transaction under the FirsTier Articles of Incorporation and the FBS Certificate of Incorporation. The FBS Certificate of Incorporation also requires supermajority voting at the 80% level to amend, add to, alter, change or repeal those articles thereof relating to director numbers, filling vacancies on the board of directors, director classification and "Business Transactions."

    The Nebraska Shareholders' Protection Act contains provisions governing the rights of shareholders in the case of certain share acquisitions and business combinations involving public corporations incorporated in (or having certain other significant ties to) Nebraska. FirsTier is a public corporation as defined in such act and, accordingly, is governed by such act's provisions, which generally require that specific information delivery, voting and other procedures be followed in certain acquisitions of shares of corporations subject to such act.

    DISSENTERS' RIGHTS. Under Delaware law, appraisal rights are available only in connection with certain statutory mergers or consolidations, unless the certificate of incorporation grants such rights with respect to amendments to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Neither the FirsTier nor the FBS Certificate of Incorporation grants such rights. Appraisal rights under Delaware law, however, are not available if the corporation's stock is (prior to the relevant transaction) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders; provided that, if the merger or consolidation requires shareholders to exchange their stock for anything other than shares of the surviving or resulting corporation, shares of another corporation which will be listed on a national securities exchange or held by more than 2,000 shareholders, cash in lieu of fractional shares of any such corporation, or a combination of such shares and cash, then appraisal rights will be available.

    Under Nebraska law, dissenters' rights of appraisal are not available to the shareholders of certain financial institutions and holding companies of such financial institutions. FirsTier is such a financial institution holding company, and accordingly holders of FirsTier Common Stock have no dissenters rights. See "-- No Dissenters' Rights for FirsTier Shareholders."

    PREEMPTIVE RIGHTS. Under Delaware law, shareholders of a corporation have no preemptive rights unless such rights are expressly granted in the certificate of incorporation. The FBS Certificate of Incorporation contains no such provision. Under Nebraska law, preemptive rights are presumed unless denied in the articles of incorporation. The FirsTier Articles of Incorporation deny preemptive rights.

    AMENDMENTS TO CHARTER AND BYLAWS. Under Delaware law, a corporation's certificate of incorporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. Under Nebraska law, amendment of a corporation's articles of incorporation requires the affirmative vote of at least two-thirds of the shares entitled to vote. Delaware law reserves the power to amend or repeal the bylaws exclusively to the shareholders unless the certificate of incorporation confers such power upon the directors. The FBS Certificate of Incorporation provides that the FBS Bylaws may be amended or repealed by the Board of Directors of FBS, subject to the power of the shareholders to amend or repeal any such change to the Bylaws. Nebraska law provides that a corporation's initial bylaws shall be adopted by the shareholders but that thereafter either the shareholders or the directors may adopt, amend or repeal bylaws, except that the directors may not amend or repeal any bylaw if it specifically provides that they may not and the directors may not adopt bylaws providing for a supermajority quorum or supermajority voting except as required by a corporation's articles of incorporation or Nebraska law.

    REMOVAL OF DIRECTORS. Under the FBS Certificate of Incorporation, FBS shareholders may remove a director only for cause upon a majority vote of the shareholders. Under Nebraska law, a vote of the holders of a majority of shares then entitled to vote at an election of directors may remove a director with or without cause, provided that a director may not be removed if the number of votes sufficient to elect that director under cumulative voting is voted against the director's removal and that a director may only be removed at a meeting called for such purpose. The FirsTier Articles of Incorporation do not contain provisions with respect to removal of directors.

    SPECIAL MEETINGS OF SHAREHOLDERS. The FirsTier Bylaws provide that special meetings of FirsTier shareholders may be called by the Chairman or the Board of Directors, and shall be called by the Chairman at the request of the holders of not less than 10% of the outstanding shares of FirsTier entitled to vote at such meeting. The FBS Bylaws provide that special meetings may be called by the Board of Directors or the Chief Executive Officer.

    QUORUM AT SHAREHOLDERS' MEETINGS. Nebraska law provides that the holders of a majority of the outstanding shares entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum for purposes of such a meeting. The FBS Bylaws require only that the holders of not less than one-third of the shares entitled to vote at the meeting be present, in person or by proxy, to constitute a quorum.

    VOTING RIGHTS. Under Delaware law, a corporation's certificate of incorporation may provide for cumulative voting in the election of directors. The FBS Certificate of Incorporation does not provide for cumulative voting. Nebraska law provides for cumulative voting rights in the election of directors.

    LIMITATION ON PERSONAL LIABILITY OF DIRECTORS. The FBS Certificate of Incorporation provides that directors of FBS shall not be liable to FBS or its shareholders for monetary damages for breaches of fiduciary duty; provided, however, that such liability of a director shall not be eliminated or limited to the extent provided by applicable law under certain circumstances. The FirsTier Articles of Incorporation do not contain such a provision.

    INDEMNIFICATION. The FBS Bylaws provide that FBS shall indemnify FBS directors, advisory directors and officers and those serving at FBS's request as directors, advisory directors and officers of other entities against certain expenses under certain circumstances; the indemnification of FBS employees shall be at the discretion of the FBS board of directors, and the FBS Bylaws do not contemplate the indemnification of any other persons.

    The FirsTier Bylaws provide that FirsTier shall indemnify FirsTier's directors, officers or employees and those serving at FirsTier's request as directors, officers or employees of other entities against certain expenses under certain circumstances. In addition, under Nebraska law, a corporation is required to indemnify a director or officer of a corporation against expenses actually and reasonably incurred in connection with the successful defense of certain actions, suits, claims or proceedings.

    Under Nebraska law, any indemnification of a director, including any payment or reimbursement of expenses, shall be reported in writing to the shareholders with the notice of the next shareholders' meeting or prior to such meeting. Delaware law contains no such requirement.

    DIVIDENDS. Under Delaware law, dividends may be paid out of surplus or out of net profits for the fiscal year in which the dividend is paid or the preceding fiscal year, except that no dividends may be paid if the capital of the corporation has been diminished to an amount less than the liquidation preference of outstanding preferred stock. Nebraska law allows payment of dividends except when the corporation is insolvent or would be rendered insolvent by the payment thereof and provided that dividends in cash or property only be paid out of unreserved and unrestricted earned surplus.

    RIGHTS PLAN. FBS has adopted a shareholder rights plan, which may have certain anti-takeover effects. The terms of the FBS rights plan are summarized and described herein under "Description of FBS Capital Stock -- Common Stock -- Preferred Stock Purchase Rights." FirsTier also has adopted a shareholder rights plan, which may have certain anti-takeover effects. See "Description of FirsTier Capital Stock."

    GENERAL. The foregoing discussion of certain similarities and material differences between the rights of holders of FirsTier Common Stock and the rights of holders of FBS Common Stock under the Articles and Certificate of Incorporation, respectively, and Bylaws pursuant to Delaware and Nebraska law is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The foregoing discussion is qualified in its entirety by reference to the Nebraska Business Corporation Act, the Delaware General Corporation Law, the common law thereunder, the 1995 Amendments and the full texts of the Articles and Certificate of Incorporation, respectively, and Bylaws of FirsTier and FBS. Such Articles and Certificate of Incorporation and Bylaws are filed or incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

                                BUSINESS OF FBS

GENERAL

    FBS is a bank holding company registered under the Bank Holding Company Act headquartered in Minneapolis, Minnesota. As of September 30, 1995, FBS was comprised of eight subsidiary banks, a savings association and other financial companies with 350 offices, located primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, Wisconsin, Iowa, Nebraska, Kansas and Wyoming. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, treasury management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1995, FBS and its consolidated subsidiaries had consolidated assets of $33.0 billion, consolidated deposits of $21.9 billion and shareholders equity of $2.7 billion.

    The subsidiary banks of FBS engage in general commercial banking business, principally in domestic markets, and provide banking and ancillary services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. The largest subsidiary bank, First Bank National Association ("FBNA"), had assets of $15.4 billion at September 30, 1995.

    FBS is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of FBS's income are dividends, interest and fees from FBNA and the other banking and non-banking affiliates. The bank and thrift subsidiaries of FBS (the "Banks"), are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, FBS and certain other affiliates; and on investments in stock or other securities thereof. Such restrictions prevent FBS and such other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by any of the Banks are generally limited in amount as to FBS and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to FBS and all of such other affiliates to an aggregate of 20% of such Bank's capital and surplus. In addition, payment of dividends to FBS by the subsidiary banks is subject to ongoing review by regulators and is subject to various statutory limitations and in certain circumstances requires approval by regulatory authorities.

    FBS was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111). For further information concerning FBS, see the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

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
RECENT DEVELOPMENTS

    1995 YEAR END RESULTS

    FBS reported fourth quarter 1995 net income of $150.7 million, or $1.12 per fully diluted share, compared with fourth quarter 1994 operating income of $122.6 million, or $.90 per share. The reported net loss for the fourth quarter of 1994 (including discontinued operations and merger-related items) was $35.3 million, or $.28 per share. Net income in 1995 was $568.1 million, or $4.11 per fully diluted share, compared with $470.4 million, or $3.32 per fully diluted share, from continuing operations before merger-related items in 1994. Reported net income for 1994, including discontinued operations and merger-related items, was $305.0 million, or $2.14 per fully diluted share.

    Return on average assets and return on average common equity in the fourth quarter of 1995 were 1.80% and 22.4%, respectively, compared with 1.43% and 18.0% in the fourth quarter of 1994, from continuing operations before merger-related items. The net interest margin on a taxable-equivalent basis of 4.83% in the fourth quarter of 1995 was slightly higher than the margin of 4.79% in the fourth quarter of 1994. The efficiency ratio, the ratio of expenses to revenues, continued to improve, to 51.2% from 57.3% for the fourth quarter of 1994, excluding merger-related charges.

    The strong fourth quarter 1995 results reflected growth in noninterest income, lower operating expenses, and effective capital management. Fourth quarter noninterest income was $197.3 million, an increase of $24.7 million, or 14%, from the same quarter of 1994, excluding merger-related securities losses. The improvement resulted primarily from growth in credit card and trust fees. Fourth quarter 1995 noninterest expense totaled $287.3 million, a decrease of $24.5 million, or 8%, from the fourth quarter of 1994. Net interest income on a taxable-equivalent basis was $363.7 million, a decrease of $6.5 million, or 2% compared with the fourth quarter of 1994. The decrease was primarily attributable to lower total earning assets (as loan growth was more than offset by sales and maturities of securities) and higher funding costs, including the cost of funding the buyback of common stock, purchased primarily in connection with the Merger. The provision for credit losses for the quarter was up $3.5 million, or 13%, to $31.0 million from fourth quarter 1994.

    Nonperforming assets declined to $153.7 million at December 31, 1995, down $78.6 million, or 34%, from $232.3 million at December 31, 1994. The ratio of the allowance for credit losses to nonperforming loans at quarter-end was 401% compared with 283% at the end of 1994.

    FIRST INTERSTATE TRANSACTION

    On November 6, 1995, FBS and First Interstate announced that they had entered into a definitive agreement whereby FBS will exchange 2.60 shares of FBS Common Stock for each share of First Interstate common stock (and cash in lieu of fractional shares) (the "First Interstate Transaction"). The combined institution will use the First Interstate Bancorp name, will have approximately $90 billion in assets and $7 billion in shareholders' equity. The First
Interstate Transaction will qualify as a tax-free reorganization and be accounted for as a pooling of interests. The previously announced capital management program as described in FBS's Form 8-K dated December 13, 1995 has changed. In order that the First Interstate Transaction be accounted for as a pooling of interests, the Staff of the Commission believes that generally accepted accounting principles require FBS to suspend its ongoing repurchase program for two years following consummation of such proposed merger, except for shares reacquired for issuance in connection with stock options and other compensation plans and purchase business combinations. The First Interstate Transaction is subject to a number of conditions customary in such transactions, including regulatory approvals and approval by the shareholders of each of First Interstate and FBS. A failure of any such condition to be satisfied, if not waived, would prevent consummation of the First Interstate Transaction. There can be no assurance that the First Interstate Transaction will be consummated; however, the Merger is not contingent upon the consummation of the First Interstate Transaction. On November 13, 1995, following the announcement of the proposed First Interstate Transaction, Wells Fargo & Co. ("Wells") announced that it intended to commence an unsolicited hostile exchange offer in which holders of First Interstate common stock would have the right to exchange each of their shares for two-thirds of a share of Wells common stock. For additional information concerning the proposed First Interstate Transaction, see "Unaudited Pro Forma Condensed Combined Financial Information" and the documents referred to under "Incorporation of Certain Documents by Reference."

    First Interstate is a bank holding company registered under the Bank Holding Company Act, and conducts a commercial banking business through its bank subsidiaries. At September 30, 1995, First Interstate, through its 16 subsidiary banks (the "Subsidiary Banks"), operated approximately 1,150 banking offices in 13 states.

    At September 30, 1995, First Interstate and its consolidated subsidiaries had total assets of $55.1 billion, consolidated deposits of $48.2 billion and shareholders' equity of $4.0 billion. At that date, First Interstate was the fourteenth largest commercial banking organization in the United States ranked by total assets.

    The Subsidiary Banks accept checking, savings and other time deposit accounts and employ these funds by making principally consumer, real estate and commercial loans and investing in securities and other interest bearing assets. All of their deposit accounts are insured by the FDIC, all but three exercise trust powers, and the thirteen national banks and one of the three state banks are members of the Federal Reserve System. The larger Subsidiary Banks provide international banking services throughout the international departments of their domestic offices and through a business development agreement between First Interstate Bank of California and Standard Chartered PLC. They also maintain correspondent relationships with major banks throughout the world.

    First Interstate also provides banking-related financial services and products. These include asset-based commercial financing, asset management and investment counseling, bank card operations, mortgage banking, venture capital and investment products. It engages in these activities through non-bank subsidiaries of First Interstate, through the Subsidiary Banks and through subsidiaries of the Subsidiary Banks.

    The largest of the Subsidiary Banks, First Interstate Bank of California, a California state-chartered bank, had total assets of approximately $24.8 billion, total deposits of approximately $21.2 billion and shareholder's equity of approximately $2.0 billion at September 30, 1995.

                              BUSINESS OF FIRSTIER

    FirsTier, a multi-bank bank holding company registered under the Bank Holding Company Act having its principal place of business at Seventeenth and Farnam Streets, Omaha, Nebraska 68102, was incorporated in Nebraska in 1968. FirsTier's wholly owned, consolidated, active subsidiaries include FirsTier Bank, National Association, Omaha; FirsTier Bank, National Association, Lincoln; FirsTier Bank, National Association, Norfolk; FirsTier Bank, National Association, Scottsbluff; Nevada National Bank, Nevada, Iowa; Valley State Bank, Rock Valley, Iowa; and Security Savings Bank, Williamsburg, Iowa; Wyoming Trust and Management Company, a trust company; and FirsTier Insurance Inc., a credit, life and disability reinsurance company.

    At September 30, 1995, FirsTier and its consolidated subsidiaries had consolidated assets of approximately $3.6 billion, consolidated deposits of $2.8 billion, and shareholders' equity of $376 million. Because the banks are the dominant operating entities of FirsTier, FirsTier functions principally to supplement the banks' activities, and related expenses of FirsTier are allocated to the banks. FirsTier meets its dividend and working capital requirements through funds primarily derived from dividends from its bank subsidiaries.

    Through its subsidiaries, FirsTier provides a broad range of commercial bank financial services to its local, regional and national customers including line of credit facilities, accounts receivable, inventory and other working capital financing, sales and equipment financing, real estate and interim construction financing and cash management services. It serves its many agricultural customers by providing loans to farmers, ranchers and feeders for crop production, equipment, breeding herds and stock/feeder cattle programs.

    Through its subsidiaries, FirsTier also offers a full range of consumer services, including mortgage, installment and home improvement loans, checking accounts, various savings account and certificate of deposit programs, trust services, safe deposit facilities, Credit Line Checking and MasterCard and VISA credit card accounts, and additionally offers customers a variety of fiduciary services ranging from the administration of estates and trusts to the management of funds under pension and profit sharing plans.

    For further information concerning FirsTier, see the FirsTier documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

                       OWNERSHIP OF FIRSTIER COMMON STOCK

    Information concerning the directors and executive officers of FirsTier, together with information related to principal shareholders of FirsTier, is set forth in FirsTier's Proxy Statement dated April 14, 1995, incorporated herein by reference to FirsTier's Annual Report on Form 10-K for the year ended December 31, 1994. See "Incorporation of Certain Documents by Reference."

                        DESCRIPTION OF FBS CAPITAL STOCK

    The following is a description of the material features of the capital stock of FBS. This description does not purport to be complete and is qualified in its entirety by reference to the FBS Certificate of Incorporation, the certificate of designation for each series of preferred stock of FBS, and the agreements and documents referred to below under "-- Common Stock -- Preferred Stock Purchase Rights" and "-- Periodic Stock Purchase Rights and Risk Event Warrants," copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/ Prospectus is a part.

GENERAL

    The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock, par value $1.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share ("preferred stock of FBS"). Under the FBS Certificate of Incorporation, the Board of Directors of FBS or a duly authorized committee thereof has the power, without further action by the shareholders unless action is required by applicable laws or regulations or by the terms of outstanding preferred stock of FBS, to provide for the issuance of preferred stock in one or more series and to fix the voting rights, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, by adopting a resolution or resolutions creating and designating such series. As of September 30, 1995, there were 2,095,800 shares of preferred stock of FBS outstanding, having an aggregate liquidation preference of $104,790,000, and 1,412,750 shares of preferred stock of FBS reserved for issuance. At September 30, 1995, 135,632,324 shares of FBS Common Stock were issued and outstanding (including 6,202,961 shares held in treasury), 7,680,088 shares were reserved for issuance under the FBS employee plans and dividend reinvestment plan, 3,616,512 shares were reserved for issuance upon conversion of the Series 1991A Convertible Preferred Stock described below, and 15,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below.

    The FBS Board of Directors has approved a proposed amendment to the FBS Certificate of Incorporation that would increase the number of authorized shares of FBS Common Stock from 200,000,000 to 500,000,000 and would increase the number of authorized shares of preferred stock of FBS from 10,000,000 to 15,000,000. The increase in the number of authorized shares of FBS Common Stock is necessary to have sufficient shares available for consummation of the First Interstate Transaction, in connection with which FBS anticipates issuing up to 207,480,000 shares of FBS Common Stock. Such amendment is contingent upon FBS shareholder approval of certain other matters relating to the First Interstate Transaction.

PREFERRED STOCK

    GENERAL. FBS presently has one series of preferred stock issued and outstanding and two series of preferred stock authorized for future issuance. The Series 1991A Convertible Preferred Stock, which is issued and outstanding, and the Series 1990A Preferred Stock, which is authorized for future issuance as described below, rank on a parity with one another. The Series A Junior Participating Preferred Stock (the "Junior Preferred Stock"), which is authorized for future issuance as described below, ranks junior to the other two series of preferred stock.

    SERIES 1990A PREFERRED STOCK. In connection with the sale by FBS of 12,600,000 shares of FBS Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, FBS may under certain circumstances be obligated to issue up to 12,750 shares of Series 1990A Preferred Stock. See "-- Common Stock -- Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share, and the dividend rate would be adjusted quarterly and would be determined at the time of issuance. If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of FBS would be increased by one and the holders of such series, voting separately as a series, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on such series of preferred stock. Holders of Series 1990A Preferred Stock would not have any other voting rights, except as described under "-- Preferred Stock Voting Rights" below.

    SERIES 1991A CONVERTIBLE PREFERRED STOCK. In November 1991, FBS issued in a public offering 2,290,000 shares of its Series 1991A Convertible Preferred Stock and 2,113,700 of such shares remained outstanding at June 30, 1995. Such shares bear a dividend rate of 7.125% per annum of the liquidation preference per share. The shares of Series 1991A Convertible Preferred Stock are convertible at the option of the holder at any time at the rate of 1.7256 shares of FBS Common Stock for each such share, which is equivalent to a conversion price of $28.975 per share of FBS Common Stock. The conversion rate is subject to adjustment upon the occurrence of specified events. The shares of Series 1991A Convertible Preferred Stock are not subject to any sinking fund provisions and have no preemptive rights. Such shares provide for a liquidation preference of $50 per share plus accrued and unpaid dividends, and are subject to redemption upon at least 30 days' notice, at the option of FBS at any time on or after January 1, 1996 at a redemption price equal to $52.1375 per share, declining to $50 per share on or after January 1, 2002, plus in each case accrued and unpaid dividends; provided, however, that the shares of Series 1991A Convertible Preferred Stock are not redeemable in part in the event that full cumulative dividends have not been paid. Holders of Series 1991A Convertible Preferred Stock do not have any voting rights, except as described under "-- Preferred Stock Voting Rights" below.

    JUNIOR PREFERRED STOCK. FBS has issued preferred stock purchase rights to holders of FBS Common Stock entitling such holders, under specified conditions, to purchase Junior Preferred Stock of FBS. See "-- Common Stock -- Preferred Stock Purchase Rights" below. If issued, each share of Junior Preferred Stock would have a minimum liquidation preference of $100 per share plus accrued and unpaid dividends and would be entitled to an aggregate payment equal to the liquidation payment made on 100 shares of FBS Common Stock. In addition, each share of Junior Preferred Stock would have a minimum preferential quarterly dividend payment of $1.00 per share but would be entitled to an aggregate payment equal to the dividends declared on 100 shares of FBS Common Stock. The shares of Junior Preferred Stock would not be entitled to the benefit of any sinking fund and would not be redeemable. Each share of Junior Preferred Stock would have 100 votes, voting together with the FBS Common Stock.

    PREFERRED STOCK VOTING RIGHTS. The following voting provisions apply to all series of the preferred stock of FBS other than the Junior Preferred Stock. The voting rights of the Junior Preferred Stock, and certain additional voting rights of the Series 1990A Preferred Stock, are described above under "-- Series 1990A Preferred Stock" and "-- Junior Preferred Stock."

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
    If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any preferred stock of FBS is equal to at least six quarterly dividends on such series of preferred stock of FBS, the number of the directors of FBS will be increased by two and the holders of all outstanding series of preferred stock of FBS (excluding the Series 1990A Preferred Stock), voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default on all preferred stock of FBS have been paid or declared and set apart for payment.

    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the preferred stock of FBS, voting as a class, will be required for any amendment of the FBS Certificate of Incorporation (including any certificate of designation or any similar document relating to any series of preferred stock of FBS) which will adversely affect the powers, preferences, privileges or rights of such series of preferred stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of preferred stock of FBS, voting as a single class without regard to series, will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to such series of preferred stock as to dividends or upon liquidation.

    ADDITIONAL PROVISIONS. The rights of holders of FBS Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the FBS Common Stock by limiting the control which such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of the preferred stock of FBS, and otherwise. In addition, the issuance of preferred stock of FBS may, in some circumstances, deter or discourage takeover attempts and other changes in control of FBS, including takeovers and changes in control which some holders of the FBS Common Stock may deem to be in their best interests and in the best interests of FBS, by making it more difficult for a person who has gained a substantial equity interest in FBS to obtain voting control or to exercise control effectively. FBS has no current plans or agreements with respect to the issuance of any shares of preferred stock except as described above with respect to the Series 1990A Preferred Stock and except in connection with the proposed issuance of shares of preferred stock to holders of First Interstate Preferred Stock. See "-- First Interstate Preferred Stock."

    The FBS Certificate of Incorporation requires the affirmative vote of the holders of 80% of the Voting Stock (as defined therein) of FBS to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant shareholders, unless certain price and procedural requirements are met or unless the transaction is approved by the Continuing Directors (as defined therein). In addition, the FBS Certificate of Incorporation provides for classification of the Board of Directors into three separate classes and authorizes action by the shareholders of FBS only pursuant to a meeting and not by a written consent. The Bylaws of FBS provide that special meetings of shareholders may be called only by the Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of FBS without negotiation with the Board of Directors.

COMMON STOCK

    GENERAL. Each share of FBS Common Stock is entitled to such dividends as may from time to time be declared by the Board of Directors from any funds legally available for dividends. FBS may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, FBS Common Stock unless full dividends (including accumulated dividends, if applicable) have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of FBS and FBS is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of FBS. Holders of FBS Common Stock are entitled to one vote per share. Shareholders do not

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
have the right to cumulate their votes in the election of directors. FBS Common Stock has no conversion rights and the holders of FBS Common Stock have no preemptive or other rights to subscribe for additional securities of FBS. In the event of liquidation of FBS, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of FBS which may be outstanding, the holders of FBS Common Stock will be entitled to share ratably in the remaining assets of FBS. Shares of FBS Common Stock are fully paid and nonassessable, and the shares of FBS Common Stock to be issued to the holders of FirsTier Common Stock in the Merger will, when issued, be legally issued. The shares of FBS Common Stock are listed on the NYSE.

    PREFERRED STOCK PURCHASE RIGHTS. On December 21, 1988, the Board of Directors of FBS declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of FBS Common Stock. The dividend was paid on January 4, 1989 to the FBS shareholders of record on that date. Each holder of shares of FBS Common Stock issued upon consummation of the Merger will receive one Right for each share of FBS Common Stock.

    Each Right initially entitles the registered holder to purchase from FBS one one-hundredth of a share of Junior Preferred Stock of FBS at a price of $80.00, subject to adjustment (the "Purchase Price"). The Rights are not and will not be exercisable or represented by separate certificates until 10 days following the earlier of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock or have commenced or announced an intention to make a tender offer or exchange offer for 20% or more of such outstanding shares of FBS Common Stock (the earlier of such dates being called the "Distribution Date"). In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of FBS Common Stock, each Right (other than any Right held by a person or group of affiliated or associated persons beneficially owning 20% or more of the outstanding shares of FBS Common Stock, which Rights will thereafter be void) will thereafter entitle the holder to receive upon exercise that number of shares of FBS Common Stock having a market value of twice the Purchase Price. In addition, in such event, the Board of Directors of FBS will thereafter be entitled to exchange the outstanding Rights (other than any Right held by an Acquiring Person, which Right shall thereafter be void), in whole or in part, for shares of FBS Common Stock or Junior Preferred Stock at an exchange ratio of one share of FBS Common Stock, or one one-hundredth of a share of Junior Preferred Stock, per Right. In connection with the First Interstate Transaction, FBS amended the Rights Agreement (as hereinafter defined) to, among other things, provide that certain transactions relating to the First Interstate Transaction will not cause the Rights to be distributed or become exercisable.

    In the event that FBS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each Right will thereafter entitle the holder to receive upon exercise that number of shares of common stock of the acquiring company having a market value of twice the Purchase Price.

    Prior to the Distribution Date, the Rights cannot be transferred apart from FBS Common Stock and are represented solely by the FBS Common Stock certificates. As soon as practicable following the Distribution Date, separate certificates representing the Rights will be mailed to holders of record of shares of FBS Common Stock as of such date, and the Rights could then begin to trade separately from FBS Common Stock.

    The Rights do not have any voting rights and are not entitled to dividends. The terms of the Rights may be amended without the consent of the holders, provided that, after a person becomes an Acquiring Person, such amendment may not adversely affect the interests of the holders.

    The terms of the Junior Preferred Stock issuable upon exercise of Rights are described above under "-- Preferred Stock -- Junior Preferred Stock."

    The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (a) the date which is 24 months after the first date upon which FBS can generally be acquired by bank

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
holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits or (b) January 4, 1999, unless, before that date, all of the Rights are either redeemed by FBS at a price of $.01 per Right prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock, or are exchanged by FBS for shares of FBS Common Stock or Junior Preferred Stock as described above. It is currently anticipated that the first date on which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits will be in July 1996.

    The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to an Acquiring Person if it attempts to merge with, or engage in certain other transactions with, FBS. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors of FBS prior to the occurrence of the Distribution Date because the Rights may be redeemed prior to such time.

    The complete terms of the Rights are set forth in a Rights Agreement, dated as of December 21, 1988, as amended, between FBS and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as Rights Agent (the "Rights Agreement"). The description of the Rights set forth herein does not purport to be complete and is qualified in its entirety by reference to the complete Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

    PERIODIC STOCK PURCHASE RIGHTS AND RISK EVENT WARRANTS. On May 30, 1990, FBS entered into (i) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Stock Purchase Agreement"), by and among Corporate Partners, L.P. ("Corporate Partners"), Corporate Offshore Partners, L.P. ("Offshore" and, together with Corporate Partners, the "Partnerships"), The State Board of Administration of Florida ("State Board") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to herein collectively as the "Purchasers"), Corporate Advisors, L.P. and FBS and
(ii) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Florida Stock Purchase Agreement"), by and between State Board in its individual capacity and FBS. Pursuant to the Stock Purchase Agreement, FBS sold (a) to Corporate Partners 8,856,241 shares of FBS Common Stock, ten Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant, (b) to Offshore 643,976 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant, and (c) to State Board 939,783 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Pursuant to the Florida Stock Purchase Agreement, FBS sold to State Board 2,160,000 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Effective as of May 30, 1990, FBS and First Chicago Trust Company of New York entered into Amendment No. 1 to the Rights Agreement to exclude the acquisition of shares of FBS Common Stock by the Purchasers and State Board pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement, respectively, and the transactions contemplated thereby and certain other transactions from the operation of the Rights Agreement. See "-- Preferred Stock Purchase Rights" above.

    The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of FBS Common Stock acquired thereunder and standstill provisions limiting further acquisitions of FBS Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined) sold by FBS for cash, subject to certain exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the Board of Directors of FBS.

    Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under

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
the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined) exists for the specific twelve-month period to which such PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that FBS has not paid a cash dividend equal to $0.205 per share of FBS Common Stock for each quarter within such twelve-month period. The PSPRs will be exercisable for that number of shares of FBS Common Stock or (subject to the prior approval of the Federal Reserve Board) depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("Depositary Shares") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of FBS Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a PSPR could adversely affect the market price of the FBS Common Stock. If the PSPRs were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock.

    Each Risk Event Warrant shall become exercisable in the event of certain defined change of control events with respect to FBS where the value received by holders of the FBS Common Stock is less than $13.875 per share, or in certain circumstances in the event the FBS Common Stock is valued at less than $13.875 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Risk Event Warrants will be exercisable for that number of shares of FBS Common Stock at an exercise price of $1.25 per share or, in certain circumstances (subject to the prior approval of the Federal Reserve Board), Depositary Shares such that the holders of Risk Event Warrants will receive value equal to such shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the FBS Common Stock. If the Risk Event Warrants were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock. In the event of a change in control at a time when the market price of the FBS Common Stock is less than $13.875 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the FBS Common Stock.

    In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, FBS may, at its option (subject to the prior approval of the Federal Reserve Board), elect to have such Risk Event Warrant become exercisable for other securities of FBS acceptable to the holder of such Risk Event Warrant in lieu of the shares of FBS Common Stock for which such Risk Event Warrant would otherwise become exercisable. In addition, FBS has the right (subject to the prior approval of the Federal Reserve Board) to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the Value Shortfall (as defined) or the Termination Shortfall Amount (as defined), as applicable, after such PSPR or Risk Event Warrant, as the case may be, shall have become exercisable. FBS also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted certain rights to cause FBS to register with the Commission the FBS Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

    The foregoing is a summary of the transactions contemplated by the Stock Purchase Agreement and the Florida Stock Purchase Agreement and related documents and is qualified in its entirety by the more detailed information contained in such agreements and documents, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/ Prospectus is a part.

FIRST INTERSTATE PREFERRED STOCK

    In connection with the First Interstate Transaction, the First Interstate Merger Agreement provides that each outstanding share of First Interstate 9.875% preferred stock will be converted into one share of 9.875% preferred stock of FBS and each outstanding share of First Interstate 9.0% preferred stock will be converted into one share of 9.0% preferred stock of FBS upon consummation of the First Interstate Transaction. The terms, designations, preferences, limitations, privileges and rights of the respective series of FBS preferred stock issued will be substantially the same as those of the corresponding series of First Interstate preferred stock. The FBS preferred stock issued will rank on a parity as to payment of dividends and distributions of assets upon dissolution, liquidation or winding up of FBS with each other currently outstanding share of preferred stock of FBS.

                     DESCRIPTION OF FIRSTIER CAPITAL STOCK

    The authorized capital stock of FirsTier consists of 40,000,000 shares of Common Stock, $5.00 par value, and 2,000,000 shares of Preferred Stock, $30.00 par value. Under of FirsTier's Articles of Incorporation, the FirsTier Board may, without further shareholder action, authorize from time to time the issuance of up to 2,000,000 shares of preferred stock of FirsTier, certain terms of which may be determined by the FirsTier Board. As of January 4, 1996, there were 18,715,040 shares of FirsTier Common Stock outstanding, and no shares of FirsTier preferred stock designated and outstanding. The FirsTier Common Stock is described in FirsTier's Registration Statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein. See "Incorporation of Certain Documents by Reference."

                                 LEGAL OPINIONS

    The validity of the securities offered hereby has been passed upon for FBS by Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota. Dorsey & Whitney P.L.L.P. and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of FBS.

    The opinion of counsel described under "The Merger -- Certain Federal Income Tax Consequences To FirsTier Shareholders" has been rendered by Wachtell, Lipton, Rosen & Katz, New York, New York, counsel to FirsTier.

                                    EXPERTS

    The consolidated financial statements of FBS as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 appearing in FBS's Current Report on Form 8-K dated March 3, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of FirsTier appearing in FBS's Amendment No. 1 on Form 8-K/A filed August 30, 1995 to FBS's Current Report on Form 8-K filed August 18, 1995 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of First Interstate as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994 appearing in the Annual Report on Form 10-K of First Interstate for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of Arthur Andersen LLP, FirsTier's independent auditor, are expected to be present at the FirsTier Special Meeting. They may be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

    FIRSTIER SHAREHOLDER PROPOSALS. If the Merger is not consummated, FirsTier is expected to retain its December 31 fiscal year end. In such event, in order to be eligible for inclusion in FirsTier's proxy solicitation materials for its 1996 annual meeting of shareholders, any shareholder proposal to be considered at such meeting must have been received by FirsTier's Corporate Secretary, Thomas B. Fischer, at FirsTier's main office, 1700 Farnam Street, Omaha, Nebraska 68102-2183, no later than December 11, 1995. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                     MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to FBS and FirsTier is set forth in or incorporated by reference in the respective Annual Reports on Form 10-K for the year ended December 31, 1994 of FBS and FirsTier, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." FBS and FirsTier shareholders who wish to obtain copies of these documents may contact FBS or FirsTier, as applicable, at its address or telephone number set forth under "Incorporation of Certain Documents by Reference."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1995, combines the historical consolidated balance sheets of First Bank System, Inc. ("FBS"), FirsTier Financial, Inc. ("FirsTier"), First
Interstate Bancorp ("First Interstate"), Midwestern Services, Inc., and Southwest Holdings, Inc. as if the mergers with FirsTier (the "Merger") and First Interstate and the other acquisitions had been effective on September 30, 1995, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Balance Sheet also includes the repayment of existing FBS short-term debt through the sale of existing First Interstate investment securities and the intangible assets related to the purchase by FBS of the corporate trust relationships and accounts of BankAmerica Corporation. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1995, and the year ended December 31, 1994, present the combined results of operations of FBS, FirsTier and First Interstate as if the Merger and the First Interstate merger had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements. The Unaudited Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1993 and 1992, present only the combined results of operations of FBS and First Interstate as if the First Interstate merger had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

    The unaudited pro forma condensed combined financial statements and accompanying notes reflect the application of the purchase method of accounting for the Merger. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing of the acquisition. The amount of the purchase accounting adjustments included in these unaudited pro forma condensed combined financial statements are preliminary estimates. The actual amount of the adjustments will be based on information available at the closing of the acquisition and could be different from the estimates.

    The First Interstate merger is reflected using the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and First Interstate are combined and recorded at their historical amounts.

    The unaudited pro forma condensed combined financial information presented is included for informational purposes only and is not necessarily indicative of the combined financial position or results of the future operations of the combined entity or the actual results that would have been achieved had the Merger and the First Interstate merger been consumated prior to the periods indicated.

    The pro forma condensed combined financial information should be read in conjunction with the financial statements of FirsTier and subsidiaries included in FBS's Amendment No. 1 on Form 8-K/A filed August 30, 1995 and Amendment No. 2 on Form 8-K/A filed November 15, 1995, the financial statements of First Interstate and subsidiaries included in FBS's Current Report on Form 8-K filed November 16, 1995 and the financial statements of FBS and subsidiaries included in its Current Report on Form 8-K filed March 3, 1995, and its Form 10-Q Quarterly Report for the nine months ended September 30, 1995.

                                     INDEX

                                                                            PAGE
                                                                            ----
Unaudited Pro Forma Condensed Combined Balance Sheet at September 30,
 1995.....................................................................  F-3
Unaudited Pro Forma Condensed Combined Statement of Income:
  Nine months ended September 30, 1995....................................  F-4
  Year ended December 31, 1994............................................  F-5
  Year ended December 31, 1993............................................  F-6
  Year ended December 31, 1992............................................  F-7
Notes to Unaudited Pro Forma Condensed Combined Financial Statements......  F-8

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1995

                                                                                                   FIRST INTERSTATE
                                                    FIRSTIER                                         CONSOLIDATED
                                            ------------------------                            -----------------------
                                  FBS                     PURCHASE       OTHER         FBS                    MERGER      FINANCING
                              CONSOLIDATED  HISTORICAL   ADJUSTMENTS  ACQUISITIONS  PRO FORMA   HISTORICAL  ADJUSTMENTS  TRANSACTION
                              ------------  -----------  -----------  ------------  ----------  ----------  -----------  -----------
                                                                          (IN MILLIONS)
ASSETS

Cash and due from banks...... $     1,586   $      208                $        10   $   1,804   $   5,916
Federal funds sold and
 securities purchased under
 agreements to resell........         260           97                         12         369         470
Trading account securities...         164                                                 164         116
Held-to-maturity securities..                      741   $     (741)                                9,320                $   (4,000)
Available-for-sale
 securities..................       3,302          261          741           100       4,404         112
Loans........................      25,877        2,191                        266      28,334      35,967
  Less allowance for credit
   losses....................         469           52                          3         524         847
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
  Net loans..................      25,408        2,139                        263      27,810      35,120
Bank premises and
 equipment...................         410           50                         11         471       1,277          (40)
Interest receivable..........         189           35                                    224         326
Customers' liability on
 acceptances.................         165            1                                    166          54
Other assets.................       1,474           53          338           208       2,073       2,356          180
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
    Total assets............. $    32,958   $    3,585   $      338   $       604   $  37,485   $  55,067   $      140   $   (4,000)
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
  Noninterest-bearing........ $     5,779   $      471                $        74   $   6,324   $  17,044
  Interest-bearing...........      16,116        2,305                        656      19,077      31,192
                              ------------  -----------                    ------   ----------  ----------
    Total deposits...........      21,895        2,776                        730      25,401      48,236
Federal funds purchased and
 securities sold under
 agreements to repurchase....       1,602          204   $      202          (200)      1,808         307                $   (2,115)
Other short-term funds
 borrowed....................       2,554            6                          4       2,564          69                    (1,885)
Long-term debt...............       3,127          164                         10       3,301       1,368
Acceptances outstanding......         165            1                                    166          54
Other liabilities............         879           58                         11         948       1,052          435
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
    Total liabilities........      30,222        3,209          202           555      34,188      51,086          435       (4,000)
Shareholders' equity:
  Preferred stock............         105                                                 105         350
  Common stock...............         169           94          (84)            2         181         169           77
  Capital surplus............         900            5          225            45       1,175       1,667         (719)
  Retained earnings..........       1,837          283         (283)            2       1,839       2,436         (295)
  Unrealized (loss) gain on
   securities, net of tax....          (3)           4           (4)                       (3)          1
  Less cost of common stock
   in treasury...............        (272)         (10)         282                                  (642)         642
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
    Total shareholders'
     equity..................       2,736          376          136            49       3,297       3,981         (295)
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
    Total liabilities and
     shareholders' equity.... $    32,958   $    3,585   $      338   $       604   $  37,485   $  55,067   $      140   $   (4,000)
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------
                              ------------  -----------  -----------       ------   ----------  ----------  -----------  -----------


                               PRO FORMA
                               COMBINED
                               ---------

ASSETS
Cash and due from banks......  $  7,720
Federal funds sold and
 securities purchased under
 agreements to resell........       839
Trading account securities...       280
Held-to-maturity securities..     5,320
Available-for-sale
 securities..................     4,516
Loans........................    64,301
  Less allowance for credit
   losses....................     1,371
                               ---------
  Net loans..................    62,930
Bank premises and
 equipment...................     1,708
Interest receivable..........       550
Customers' liability on
 acceptances.................       220
Other assets.................     4,609
                               ---------
    Total assets.............  $ 88,692
                               ---------
                               ---------
LIABILITIES AND SHAREHOLDERS'
Deposits:
  Noninterest-bearing........  $ 23,368
  Interest-bearing...........    50,269
                               ---------
    Total deposits...........    73,637
Federal funds purchased and
 securities sold under
 agreements to repurchase....         0
Other short-term funds
 borrowed....................       748
Long-term debt...............     4,669
Acceptances outstanding......       220
Other liabilities............     2,435
                               ---------
    Total liabilities........    81,709
Shareholders' equity:
  Preferred stock............       455
  Common stock...............       427
  Capital surplus............     2,123
  Retained earnings..........     3,980
  Unrealized (loss) gain on
   securities, net of tax....        (2)
  Less cost of common stock
   in treasury...............         0
                               ---------
    Total shareholders'
     equity..................     6,983
                               ---------
    Total liabilities and
     shareholders' equity....  $ 88,692
                               ---------
                               ---------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

                                                          FIRSTIER
                                                 --------------------------                     FIRST
                                      FBS                        PURCHASE         FBS        INTERSTATE      PRO FORMA
                                 CONSOLIDATED    HISTORICAL    ADJUSTMENTS     PRO FORMA    CONSOLIDATED      COMBINED
                                 -------------   -----------   ------------   -----------   -------------   ------------
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
Interest Income:
  Loans........................       $1,693.0   $    142.9                   $  1,835.9    $    2,282.7        $4,118.6
  Securities:
    Taxable....................          175.2         29.0                        204.2           478.8           683.0
    Exempt from federal income
     taxes.....................            8.4         18.0                         26.4             1.3            27.7
  Other interest income........           26.4          5.1                         31.5            26.3            57.8
                                 -------------   -----------   ------------   -----------   -------------   ------------
      Total interest income....        1,903.0        195.0                      2,098.0         2,789.1         4,887.1
Interest Expense:
  Deposits.....................          538.2         78.3                        616.5           721.8         1,338.3
  Federal funds purchased and
   repurchase agreements.......           87.6          8.2    $      15.0         110.8            69.4           180.2
  Other short-term funds
   borrowed....................           56.8          1.2                         58.0             2.8            60.8
  Long-term debt...............          140.5          6.8                        147.3            90.5           237.8
                                 -------------   -----------   ------------   -----------   -------------   ------------
      Total interest expense...          823.1         94.5           15.0         932.6           884.5         1,817.1
                                 -------------   -----------   ------------   -----------   -------------   ------------
  Net interest income..........        1,079.9        100.5          (15.0)      1,165.4         1,904.6         3,070.0
  Provision for credit
   losses......................           84.0          0.8                         84.8                            84.8
                                 -------------   -----------   ------------   -----------   -------------   ------------
      Net interest income after
       provision for credit
       losses..................          995.9         99.7          (15.0)      1,080.6         1,904.6         2,985.2
Noninterest Income:
  Credit card fees.............          171.0          7.3                        178.3            41.4           219.7
  Trust fees...................          127.5         12.6                        140.1           123.3           263.4
  Service charges on deposit
   accounts....................           93.3         12.8                        106.1           446.3           552.4
  Securities gains.............                                                                      5.6             5.6
  Gain on sale of branches.....           31.0                                      31.0                            31.0
  Other........................          163.0          9.7                        172.7           206.7           379.4
                                 -------------   -----------   ------------   -----------   -------------   ------------
      Total noninterest
       income..................          585.8         42.4                        628.2           823.3         1,451.5
Noninterest Expense:
  Salaries and benefits........          405.9         41.4                        447.3           804.2         1,251.5
  Occupancy and equipment......          146.1         10.7                        156.8           293.5           450.3
  Amortization of goodwill and
   other intangible assets.....           42.2          1.3           12.7          56.2            45.3           101.5
  Restructuring................                                                                     15.7            15.7
  Other........................          324.4         30.6                        355.0           479.6           834.6
                                 -------------   -----------   ------------   -----------   -------------   ------------
      Total noninterest
       expense.................          918.6         84.0           12.7       1,015.3         1,638.3         2,653.6
                                 -------------   -----------   ------------   -----------   -------------   ------------
Income before income taxes.....          663.1         58.1          (27.7)        693.5         1,089.6         1,783.1
Applicable income taxes........          245.7         15.5           (5.6)        255.6           419.9           675.5
                                 -------------   -----------   ------------   -----------   -------------   ------------
Net Income.....................        $ 417.4   $     42.6    $     (22.1)   $    437.9    $      669.7        $1,107.6
                                 -------------   -----------   ------------   -----------   -------------   ------------
                                 -------------   -----------   ------------   -----------   -------------   ------------
Net income applicable to common
 equity........................        $ 411.8   $     42.6    $     (22.1)   $    432.3    $      644.8        $1,077.1
                                 -------------   -----------   ------------   -----------   -------------   ------------
                                 -------------   -----------   ------------   -----------   -------------   ------------
Earnings Per Common Share
  Average common and common
   equivalent shares...........    135,007,519                                                               344,505,319
  Net income...................         $ 3.05                                                                    $ 3.13
                                 -------------                                                              ------------
                                 -------------                                                              ------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                           FIRSTIER
                                                  --------------------------                     FIRST
                                       FBS                        PURCHASE         FBS        INTERSTATE      PRO FORMA
                                  CONSOLIDATED    HISTORICAL    ADJUSTMENTS     PRO FORMA    CONSOLIDATED      COMBINED
                                  -------------   -----------   ------------   -----------   -------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
Interest Income:
  Loans.........................      $1,914.7    $    161.9    $              $  2,076.6    $    2,303.7        $4,380.3
  Securities:
    Taxable.....................         327.9          44.3                        372.2           841.6         1,213.8
    Exempt from federal income
     taxes......................          12.0          20.5                         32.5             2.7            35.2
  Other interest income.........          33.5           4.8                         38.3            44.0            82.3
                                  -------------   -----------        ------    -----------   -------------   ------------
      Total interest income.....       2,288.1         231.5                      2,519.6         3,192.0         5,711.6
Interest Expense:
  Deposits......................         597.3          82.1                        679.4           725.0         1,404.4
  Federal funds purchased and
   repurchase agreements........         103.1           7.9           16.8         127.8            26.5           154.3
  Other short-term funds
   borrowed.....................          20.4           1.4                         21.8             7.7            29.5
  Long-term debt................         147.9           5.7                        153.6           106.3           259.9
                                  -------------   -----------        ------    -----------   -------------   ------------
      Total interest expense....         868.7          97.1           16.8         982.6           865.5         1,848.1
                                  -------------   -----------        ------    -----------   -------------   ------------
  Net interest income...........       1,419.4         134.4          (16.8)      1,537.0         2,326.5         3,863.5
  Provision for credit losses...         123.6          (0.2)                       123.4         --                123.4
                                  -------------   -----------        ------    -----------   -------------   ------------
      Net interest income after
       provision for credit
       losses...................       1,295.8         134.6          (16.8)      1,413.6         2,326.5         3,740.1
Noninterest Income:
  Credit card fees..............         179.0           9.6                        188.6            39.7           228.3
  Trust fees....................         159.2          16.1                        175.3           193.3           368.6
  Service charges on deposit
   accounts.....................         127.3          15.6                        142.9           561.9           704.8
  Securities (losses) gains.....        (115.0)         (3.7)                      (118.7)           21.1           (97.6)
  Other.........................         208.4          14.4                        222.8           238.3           461.1
                                  -------------   -----------        ------    -----------   -------------   ------------
      Total noninterest income..         558.9          52.0                        610.9         1,054.3         1,665.2
Noninterest Expense:
  Salaries and benefits.........         556.4          52.8                        609.2         1,079.9         1,689.1
  Occupancy and equipment.......         192.1          16.8                        208.9           356.6           565.5
  Amortization of goodwill and
   other intangible assets......          50.4           1.7           16.9          69.0            35.3           104.3
  Merger, integration and
   severance costs..............         122.7                                      122.7                           122.7
  Restructuring.................                                                                    141.3           141.3
  Other.........................         427.8          46.8                        474.6           584.7         1,059.3
                                  -------------   -----------        ------    -----------   -------------   ------------
      Total noninterest
       expense..................       1,349.4         118.1           16.9       1,484.4         2,197.8         3,682.2
                                  -------------   -----------        ------    -----------   -------------   ------------
Income from continuing
 operations before income
 taxes..........................         505.3          68.5          (33.7)        540.1         1,183.0         1,723.1
Applicable income taxes.........         191.8          17.6           (6.4)        203.0           449.5           652.5
                                  -------------   -----------        ------    -----------   -------------   ------------
Income from continuing
 operations.....................       $ 313.5    $     50.9    $     (27.3)   $    337.1    $      733.5        $1,070.6
                                  -------------   -----------        ------    -----------   -------------   ------------
                                  -------------   -----------        ------    -----------   -------------   ------------
Income from continuing
 operations applicable to common
 equity.........................       $ 300.9    $     50.9    $     (27.3)   $    324.5    $      700.2        $1,024.7
                                  -------------   -----------        ------    -----------   -------------   ------------
                                  -------------   -----------        ------    -----------   -------------   ------------
Earnings Per Common Share
  Average common and common
   equivalent shares............   136,274,991                                                                353,672,040
  Income from continuing
   operations...................       $  2.21                                                                    $  2.90
                                  -------------                                                              ------------
                                  -------------                                                              ------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                       FIRST
                                                                        FBS          INTERSTATE      PRO FORMA
                                                                    CONSOLIDATED    CONSOLIDATED      COMBINED
                                                                   --------------  --------------  --------------
                                                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
Interest Income:
  Loans..........................................................        $1,730.7   $    1,980.9         $3,711.6
  Securities:
    Taxable......................................................           352.1          861.4          1,213.5
    Exempt from federal income taxes.............................            14.6            2.9             17.5
  Other interest income..........................................            37.1           99.0            136.1
                                                                   --------------  --------------  --------------
      Total interest income......................................         2,134.5        2,944.2          5,078.7
Interest Expense:
  Deposits.......................................................           648.3          719.9          1,368.2
  Federal funds purchased and repurchase agreements..............            31.8           10.2             42.0
  Other short-term funds borrowed................................            20.1            5.8             25.9
  Long-term debt.................................................            96.1          136.2            232.3
                                                                   --------------  --------------  --------------
      Total interest expense.....................................           796.3          872.1          1,668.4
                                                                   --------------  --------------  --------------
  Net interest income............................................         1,338.2        2,072.1          3,410.3
  Provision for credit losses....................................           133.1          112.6            245.7
                                                                   --------------  --------------  --------------
      Net interest income after provision for credit losses......         1,205.1        1,959.5          3,164.6
Noninterest Income:
  Credit card fees...............................................           137.1           44.1            181.2
  Trust fees.....................................................           146.1          177.4            323.5
  Service charges on deposit accounts............................           126.0          513.0            639.0
  Securities gains...............................................             0.3            9.7             10.0
  Other..........................................................           209.4          210.0            419.4
                                                                   --------------  --------------  --------------
      Total noninterest income...................................           618.9          954.2          1,573.1
Noninterest Expense:
  Salaries and benefits..........................................           538.9          975.3          1,514.2
  Occupancy and equipment........................................           190.4          337.2            527.6
  Amortization of goodwill and other intangible assets...........            41.3           24.2             65.5
  Merger and integration.........................................            72.2                            72.2
  Other..........................................................           421.9          695.7          1,117.6
                                                                   --------------  --------------  --------------
      Total noninterest expense..................................         1,264.7        2,032.4          3,297.1
                                                                   --------------  --------------  --------------
Income from continuing operations before income taxes,
 extraordinary item and cumulative effect of changes in
 accounting principles...........................................           559.3          881.3          1,440.6
Applicable income taxes..........................................           198.6          319.9            518.5
                                                                   --------------  --------------  --------------
Income from continuing operations before extraordinary item and
 cumulative effect of changes in accounting principles...........         $ 360.7  $       561.4          $ 922.1
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Income from continuing operations before extraordinary item and cumulative effect of changes in accounting principles applicable
 to common equity................................................         $ 331.5  $       514.8          $ 846.3
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
Earnings Per Common Share
  Average common and common equivalent shares....................     134,588,664                     343,147,811
Income from continuing operations before extraordinary item and
 cumulative effect of changes in accounting principles...........         $  2.46                         $  2.47
                                                                   --------------                  --------------
                                                                   --------------                  --------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                       FIRST
                                                                        FBS         INTERSTATE       PRO FORMA
                                                                   CONSOLIDATED    CONSOLIDATED      COMBINED
                                                                   -------------   -------------   -------------
                                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
Interest Income:
  Loans..........................................................       $1,687.2   $    2,238.8         $3,926.0
  Securities:
    Taxable......................................................          336.5          746.9          1,083.4
    Exempt from federal income taxes.............................           12.0            3.9             15.9
  Other interest income..........................................           70.4          200.1            270.5
                                                                   -------------   -------------   -------------
      Total interest income......................................        2,106.1        3,189.7          5,295.8
Interest Expense:
  Deposits.......................................................          797.7          932.8          1,730.5
  Federal funds purchased and repurchase agreements..............           37.1           10.4             47.5
  Other short-term funds borrowed................................           17.1            4.0             21.1
  Long-term debt.................................................          101.2          227.9            329.1
                                                                   -------------   -------------   -------------
      Total interest expense.....................................          953.1        1,175.1          2,128.2
                                                                   -------------   -------------   -------------
  Net interest income............................................        1,153.0        2,014.6          3,167.6
  Provision for credit losses....................................          191.7          314.3            506.0
                                                                   -------------   -------------   -------------
      Net interest income after provision for credit losses......          961.3        1,700.3          2,661.6
Noninterest Income:
  Credit card fees...............................................          116.9           37.3            154.2
  Trust fees.....................................................          127.8          170.3            298.1
  Service charges on deposit accounts............................          114.8          478.9            593.7
  Securities gains (losses)......................................           46.3           (1.8)            44.5
  Other..........................................................          207.9          227.4            435.3
                                                                   -------------   -------------   -------------
      Total noninterest income...................................          613.7          912.1          1,525.8
Noninterest Expense:
  Salaries and benefits..........................................          521.2        1,035.4          1,556.6
  Occupancy and equipment........................................          170.4          359.4            529.8
  Amortization of goodwill and other intangible assets...........           34.0           33.0             67.0
  Merger and integration.........................................           84.0                            84.0
  Other real estate..............................................           45.1          159.6            204.7
  Other..........................................................          391.6          621.8          1,013.4
                                                                   -------------   -------------   -------------
      Total noninterest expense..................................        1,246.3        2,209.2          3,455.5
                                                                   -------------   -------------   -------------
Income from continuing operations before income taxes and
 cumulative effect of changes in accounting principles...........          328.7          403.2            731.9
Applicable income taxes..........................................          115.7          120.9            236.6
                                                                   -------------   -------------   -------------
Income from continuing operations before cumulative effect of
 changes in accounting principles................................        $ 213.0   $      282.3          $ 495.3
                                                                   -------------   -------------   -------------
                                                                   -------------   -------------   -------------
Income from continuing operations before cumulative effect of
 changes in accounting principles applicable to common equity....        $ 181.4   $      223.1          $ 404.5
                                                                   -------------   -------------   -------------
                                                                   -------------   -------------   -------------
Earnings Per Common Share
  Average common and common equivalent shares....................    124,670,657                     312,722,239
  Income from continuing operations before cumulative effect of
   changes in accounting principles..............................        $  1.46                         $  1.29
                                                                   -------------                   -------------
                                                                   -------------                   -------------

    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

NOTE A:  ANNOUNCED MERGERS AND ACQUISITIONS

    On August 6, 1995, First Bank System, Inc. ("FBS") signed a definitive purchase agreement (the "Merger Agreement") to acquire FirsTier Financial, Inc. ("FirsTier"), a regional financial services holding company based in Omaha, Nebraska, with approximately $3.6 billion in assets, $2.8 billion in deposits and $376 million in shareholders' equity. The agreement calls for a tax-free exchange of .8829 shares of FBS Common Stock for each common share of FirsTier, or 16.6 million shares of FBS Common Stock. The acquisition of FirsTier (the "Merger") will be accounted for by FBS under the purchase method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the closing of the transaction. The historical cost of FirsTier's assets and liabilities approximates fair value, making mark-to-market adjustments immaterial. Accordingly, the historical cost of FirsTier's assets and liabilities have been combined with the historical consolidated balance sheet of FBS. Certain adjustments, primarily to accrue for costs related to the Merger expected to be incurred within one year of closing, are not material and have not been reflected in the unaudited pro forma condensed combined financial statements.

    On November 5, 1995, FBS signed a definitive agreement with First Interstate Bancorp ("First Interstate") pursuant to which a wholly owned acquisition subsidiary of FBS will be merged with and into First Interstate, subject to certain conditions. First Interstate is an interstate financial services holding company based in Los Angeles, California, with approximately $55.1 billion in assets, $48.2 billion in deposits and $4.0 billion in shareholders' equity. The agreement calls for a tax-free exchange of 2.60 shares of FBS Common Stock for each common share of First Interstate, or approximately 200 million shares of FBS Common Stock. The First Interstate merger will be accounted for by FBS under the pooling-of-interests method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma condensed combined financial statements. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and First Interstate are combined and recorded at their historical amounts.

    FBS completed the acquisitions of two commercial bank holding companies -- Midwestern Services, Inc. and Southwest Holdings, Inc. -- both in Omaha, Nebraska on November 1, 1995. Together, the two companies have total assets of approximately $424 million and deposits of approximately $380 million. The acquisitions were accounted for under the purchase method of accounting as described above.

    On August 22, 1995, FBS signed a definitive agreement to buy the corporate trust relationships and accounts of BankAmerica Corporation ("Corporate Trust").

NOTE B:  BASIS OF PRESENTATION

    The Unaudited Pro Forma Condensed Combined Balance Sheet is based on the unaudited consolidated balance sheets of FBS, FirsTier, First Interstate, Midwestern Services, Inc. and Southwest Holdings, Inc. as of September 30, 1995. In addition, the Unaudited Pro Forma Condensed Combined Balance Sheet reflects the intangible assets related to the purchase of the Corporate Trust relationships and accounts. The Unaudited Pro Forma Condensed Combined Statements of Income are based on the unaudited consolidated statements of income of FBS, FirsTier and First Interstate for the nine months ended September 30, 1995, and the audited consolidated statements of income for the year ended December 31, 1994. The Unaudited Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1993, and 1992, are based on the audited consolidated statements of

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)
income of FBS and First Interstate for such years. The Unaudited Pro Forma Condensed Combined Statements of Income do not include the results of operations of Midwestern Services, Inc. and Southwest Holdings, Inc., or the fees from Corporate Trust, as they are immaterial.

    FBS expects to achieve operating cost savings by various means including reductions in staff, consolidation of certain data processing and other back office operations, and consolidation and elimination of certain duplicate or excess office facilities in connection with the mergers and acquisitions. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such periods. No adjustment has been included in the unaudited pro forma condensed combined financial statements for the anticipated operating cost savings. There can be no assurance that anticipated operating cost savings will be achieved in the amounts or at the times anticipated.

    Certain amounts in the historical financial statements of FirsTier and First Interstate have been reclassified to conform with FBS's historical financial statement presentation.

    Financial results for FBS for 1994 include merger-related items with an after-tax effect of $156.9 million ($1.15 per share) associated with the merger of Metropolitan Financial Corporation. Financial results for FBS in 1993 include merger-related charges with an after-tax effect of $50.0 million ($.37 per share) associated with the merger of Colorado National Bankshares, Inc. Included in FBS's results of operations in 1992 are after-tax merger-related charges of $81.8 million ($.66 per share) associated with the merger of Western Capital Investment Corporation and Bank Shares Incorporated. The First Interstate results of operations for the nine months ended September 30, 1995, and the year ended December 31, 1994, include after-tax charges of $9.5 million and $87.6 million, respectively, related to the adoption of a restructuring plan to improve efficiency and better position First Interstate for the introduction of full interstate banking.

    The FBS results of operations in 1992 also include the effect of adopting two new accounting standards: Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" and SFAS No. 106, "Employers Accounting for Postretirement Benefits Other than Pensions". First Interstate's results of operations in 1993 reflect the adoption of SFAS No. 109 and SFAS No. 106.

    Pro forma adjustments related to these business combinations represent management's best estimate based on all available information at this time. These adjustments may change as additional information becomes available.

NOTE C:  SECURITIES AND FINANCING TRANSACTION

    FBS anticipates recording FirsTier's investment portfolio as available for sale in connection with the application of purchase accounting. In addition, substantially all securities held by First Interstate will be reclassified to available for sale in accordance with the pending one-time reclassification opportunity approved by the Financial Accounting Standards Board at its November 15, 1995 meeting. Following this one-time reclassification and based on its preliminary analysis of First Interstate's financial condition, FBS anticipates selling approximately $4.0 billion of securities to reduce First Interstate's excess liquidity and repay a similar amount of FBS's existing short-term borrowings. This financing transaction is expected to occur at or shortly after consummation of the First Interstate Transaction and has been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements as reductions in held-to-maturity securities and in Fed funds purchased and securities sold under agreements to repurchase.

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE D:  ALLOWANCE FOR CREDIT LOSSES

    The unaudited pro forma condensed combined financial statements include the combined allowance for credit losses of FBS and First Interstate. Estimation of probable loan losses involves judgment, including the collectibility of individual loans, recent loss experience and current and anticipated economic conditions. Management of FBS and First Interstate each believe that the estimated allowance for the individual banks falls within a reasonable range of acceptability. Furthermore, the impact of the Merger on the combined organization cannot be fully assessed until appropriate information is available on a combined basis to make an informed judgment and a decision about the adequacy of the allowance for credit losses. However, FBS currently projects that the allowance for credit losses could be reduced up to approximately $250 million based on its preliminary analysis of the combined allowance. The projection assumes that the greater diversification of the expanded 21-state geographic territory and customer base will result in lower overall risk of the combined organization. The final amount of an adjustment, if any, will be determined after a review of the risk profile and allowance requirements of the New First Interstate following consummation of the Merger.

NOTE E:  GOODWILL AND OTHER INTANGIBLE ASSETS

    As explained in Note B, purchase accounting adjustments may change as additional information becomes available. When the ultimate allocation of the purchase price for FirsTier is made, remaining intangible assets will be recorded. Based on current estimates, the amount of intangible assets relating to FirsTier is $338 million, calculated as the purchase price of $714 million less FirsTier September 30, 1995 common equity of $376 million.

    Amortization expense relating to the Merger has been included in the Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1995 and the year ended December 31, 1994. Amortization expense was calculated based on the intangible asset balance using the straight-line method over an average estimated period of benefit of 20 years which is comprised of 25 years for goodwill and 10 years for other intangible assets. The final allocation of intangible assets between goodwill and other intangible assets, as well as the methods of amortization, has not been determined. Subsequent changes to the purchase adjustments, as well as the final allocation of the intangible assets between goodwill and other intangible assets will result in an adjustment to goodwill, which will have a corresponding impact on amortization expense. Accordingly, pro forma combined income for the nine month period ended September 30, 1995 and the year ended December 31, 1994, would also change, as well as the related pro forma combined earnings per share amounts.

NOTE F:  MERGER AND INTEGRATION ACCRUALS

    Certain merger-related costs are expected to be recorded in connection with the Merger. Accruals or adjustments have not, however, been reflected in the pro forma condensed combined financial statements related to this at this time as these costs are not expected to be material.

    In connection with the First Interstate merger, FBS expects to incur merger-related costs as follows: $175 million for severance, $40 million for occupancy/equipment write-offs, $210 million for conversion costs, and $50 million for other merger-related charges. These amounts have been reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1995. These amounts will be recorded in the financial statements in accordance with generally accepted accounting principles.

                            FIRST BANK SYSTEM, INC.
                      MERGER WITH FIRSTIER FINANCIAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE G:  SHAREHOLDERS' EQUITY

    In conjunction with the Merger, FBS will exchange .8829 shares of FBS Common Stock for each share of common stock of FirsTier. As part of purchase accounting adjustments, retained earnings of FirsTier have been eliminated. As previously announced, FBS intends to repurchase a number of outstanding shares of FBS Common Stock approximately equal to one-half of the number of shares of FBS Common Stock to be issued in connection with the Merger. These shares, as well as all other treasury shares, will be issued in connection with purchase acquisitions and other previously authorized purposes. Accordingly, the treasury stock has been eliminated in the Unaudited Pro Forma Condensed Combined Balance Sheet.

    In conjunction with the First Interstate merger, FBS will exchange 2.60 shares of FBS Common Stock for each outstanding share of the common stock of First Interstate. Common stock in the Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the par value of FBS Common Stock to be issued, with a related adjustment to capital surplus. First Interstate's treasury stock will be retired in conjunction with the First Interstate merger and has been eliminated in the Unaudited Pro Forma Condensed Combined Balance Sheet. Pro forma combined retained earnings reflects the adjustments for anticipated merger-related costs as discussed above.

NOTE H:  INCOME TAX PROVISIONS

    The income tax provision for adjustments related to the Merger reflected in the Unaudited Pro Forma Condensed Combined Statements of Income has been computed at FBS's effective combined federal and state marginal tax rate.

                                                                      APPENDIX A

                     AGREEMENT OF MERGER AND CONSOLIDATION

    AGREEMENT OF MERGER AND CONSOLIDATION dated August 6, 1995, by and between FIRST BANK SYSTEM, INC., a Delaware corporation ("FBS"), and FIRSTIER FINANCIAL, INC., a Nebraska corporation ("FFI").

    WHEREAS, the Boards of Directors of FBS and FFI have determined that it is in the best interests of FBS and FFI and their respective shareholders to consummate the merger of FFI with and into FBS as described in Article 1 of this Agreement (the "Merger");

    WHEREAS, as a result of the Merger, all of the outstanding common stock, $5.00 par value, of FFI ("FFI Common Stock") will be converted into common stock, $1.25 par value, of FBS ("FBS Common Stock") on the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, (a) FFI directly or indirectly owns all of the issued and outstanding capital stock of the national banking associations listed on
Schedule 3.8 hereto (the "National Banks") and the state banking corporations listed on Schedule 3.8 hereto (the "State Banks" and together with the National Banks, the "Banking Subsidiaries") and (b) FFI directly or indirectly owns all of the issued and outstanding capital stock of the corporations listed on
Schedule 3.8 hereto (the "Nonbanking Subsidiaries," and, together with the Banking Subsidiaries, the "Subsidiaries");

    WHEREAS, as a condition and inducement to FBS's willingness to enter into this Agreement, FBS and FFI are entering into, on the day after the execution and delivery hereof, a Stock Option Agreement in the form attached hereto as Exhibit A (the "Stock Option Agreement") pursuant to which FFI shall grant to FBS an option to purchase shares of FFI Common Stock; and

    WHEREAS, FBS and FFI desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                     MERGER

    Subject to the satisfaction or waiver of the conditions set forth in Article 6, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary federal and state bank regulatory approvals (including waiting periods), FFI will merge with and into FBS. FBS, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger will be effected pursuant to the provisions of, and with the effect provided in Section 21-2076 of the Nebraska Business Corporation Act (the "NBCA") and Section 252 of the Delaware General Corporation Law (the "DGCL").

    1.1.  EFFECT OF MERGER.

    (a) On the Effective Date (as defined in Section 1.1(d)), FFI shall be merged with and into FBS, and the separate existence of FFI shall cease. The Charter (as defined in Section 2.2) and Bylaws of FBS, as in effect immediately prior to the Effective Date, shall be the Charter and the Bylaws of the
Surviving Corporation until further amended as provided therein and in accordance with law. The directors and officers of FBS immediately prior to the Effective Date will be the directors and officers of the Surviving Corporation until their successors are elected and qualify.

    (b) The Surviving Corporation shall thereupon and thereafter be responsible and liable for all the liabilities, debts, obligations and penalties of each of FBS and FFI.

    (c) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of FBS and FFI; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of FBS and FFI, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in FBS and FFI, shall not revert or be in any way impaired by reason of the Merger.

    (d) To effect the Merger, the parties hereto will cause appropriate certificates of merger relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Nebraska. In addition, pursuant to Sections 21-2070 and 21-2073 of the NBCA, a Plan of Merger (the "Plan of Merger") containing certain terms of this Merger Agreement, in substantially the form attached hereto as Exhibit B, shall be filed with the certificate of merger filed by FBS and FFI with the Secretary of State of Nebraska. The Merger shall be effective upon the filing of the later of such certificates of merger to be filed. As used herein, the term "Effective Date" shall mean the date on which the Merger shall become effective as provided in the preceding sentence.

    1.2.  EFFECT ON OUTSTANDING SHARES OF FFI CAPITAL STOCK.

    To effectuate the  Merger and subject  to the terms  and conditions of  this
Agreement:

        (a) each issued and outstanding share of FFI Common Stock (other than shares held as treasury stock of FFI or shares held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into .8829 shares of FBS Common Stock, and FBS shall issue to holders of FFI Common Stock .8829 shares of FBS Common Stock subject to adjustment as provided in Section 1.3 (the "Exchange Ratio"), in exchange for each such share of FFI Common Stock;

        (b) to the extent permitted by applicable plans and agreements, all outstanding options and warrants to purchase shares of FFI Common Stock shall be exchanged for options and warrants to purchase FBS Common Stock, or shares of FBS Common Stock, as provided in Section 5.13;

        (c) each share of FFI Common Stock held as treasury stock of FFI or held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereof; and

        (d) shares of FBS Common Stock issued in the Merger shall have attached to them rights as set forth in the Rights Agreement dated as of December 21, 1988, between FBS and First Chicago Trust Company of New York, as Rights Agent, as amended (the "FBS Rights Agreement").

    1.3. FBS COMMON STOCK ADJUSTMENTS. If, between the date hereof and the Effective Date, shares of FBS Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend or extraordinary cash dividend thereon shall be declared with a record date within such period, then the number of shares of FBS Common Stock issued to holders of FFI Common Stock pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of FBS Common Stock (or such class of shares into which shares of FBS Common Stock have been changed) that will be issued to holders of FFI Common Stock will equal the number of such shares and other consideration that holders of FFI Common Stock would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares or readjustment had the record date therefor been immediately following the Effective Date.

    1.4.  RIGHTS OF HOLDERS OF FFI CAPITAL STOCK; CAPITAL STOCK OF FBS.

    (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of FFI Common Stock shall be deemed for all purposes, except as provided in Section 1.6(b), to evidence ownership of and to represent the number of whole shares of FBS Common Stock into which such shares of FFI Common Stock shall have been converted, and the record holder of such outstanding certificate shall, after the Effective Date, be entitled to vote the shares of FBS Common Stock into which such shares of FFI Common Stock shall have been converted on any matters on which the holders of record of FBS Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates, FBS may rely conclusively upon the record of shareholders maintained by FFI containing the names and addresses of the holders of record of FFI Common Stock on the Effective Date.

    (b) On and after the Effective Date, each share of FBS Common Stock issued and outstanding immediately prior to the Effective Date shall remain an issued and existing share of common stock of the Surviving Corporation and shall not be affected by the Merger.

    1.5. NO FRACTIONAL SHARES. No fractional shares of FBS Common Stock, and no certificates representing such fractional shares, shall be issued upon the surrender for exchange of certificates representing FFI Common Stock. In lieu of any fractional share, FBS shall pay to each holder of FFI Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) determined by multiplying (a) the closing price per share of FBS Common Stock on the Effective Date times (b) the fractional share interest to which such holder would otherwise be entitled.

    1.6.  PROCEDURE FOR EXCHANGE OF STOCK.

    (a) After the Effective Date, holders of certificates theretofore evidencing outstanding shares of FFI Common Stock, upon surrender of such certificates to an exchange agent appointed by FBS (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of FBS Common Stock into which shares of FFI Common Stock theretofore represented by the certificates so surrendered shall have been converted as provided in Section 1.2(a) and cash payments in lieu of fractional shares, if any, as provided in
Section 1.5. As soon as practicable after the Effective Date, FBS shall cause the Exchange Agent to mail appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FFI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) to each holder of FFI Common Stock of record as of the Effective Date advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly evidencing FFI Common Stock in exchange for new certificates for FBS Common Stock. FBS shall not be obligated to deliver the consideration to which any former holder of shares of FFI Common Stock is entitled as a result of the Merger until such holder surrenders the certificate or certificates representing such shares for exchange as provided in such transmittal materials and this Section 1.6(a). In addition, certificates surrendered for exchange by any person deemed an "affiliate" of FFI (as defined in Section 5.9), shall not be exchanged for such consideration until FBS has received a written agreement from such person as provided in Section
5.9. Upon surrender, each certificate evidencing FFI Common Stock shall be canceled.

    (b) Until outstanding certificates formerly representing FFI Common Stock are surrendered as provided in Section 1.6(a), no dividend or distribution payable to holders of record of FBS Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of FBS Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Date.

    (c) After the Effective Date, there shall be no further registration of transfers on the records of FFI of outstanding certificates formerly representing shares of FFI Common Stock and, if a certificate formerly representing such shares is presented to FFI or FBS, it shall be forwarded to the Exchange Agent for cancellation and exchange for certificates representing shares of FBS Common Stock as herein provided.

    (d) All shares of FBS Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of FFI Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of FFI Common Stock.

    (e) If outstanding certificates for shares of FFI Common Stock are not surrendered prior to the date on which the consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBS (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. None of FBS, the Exchange Agent or any other person shall be liable to any former holder of FFI Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) In the event any certificate for FFI Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to FBS, such shares of FBS Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that FBS may, in its discretion and as a condition precedent to the issuance and payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FBS, FFI, the Exchange Agent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF FBS

    FBS hereby represents and warrants to FFI as follows:

    2.1. ORGANIZATION. FBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. FBS is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

    2.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. FBS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FBS and the consummation by FBS of the transactions contemplated hereby have been duly authorized by the Board of Directors of FBS, and no other corporate proceedings on the part of FBS are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FBS and constitutes a valid and binding obligation of FBS, enforceable in accordance with its terms. FBS is not subject to, or obligated under, any provision of (a) its Charter (as hereinafter defined) or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), rules of the New York Stock Exchange (the "NYSE"), state securities or blue sky laws, and the rules and regulations thereunder ("Blue Sky Laws"), rules and regulations of any applicable state insurance regulatory authority ("Applicable Insurance Regulations"), the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of Nebraska, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FBS for the consummation by it of the transactions contemplated by this Agreement and the Stock Option Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or by the Stock Option Agreement. As used in this Agreement, the term "Charter" with respect to any corporation or banking association shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificate of merger or consolidation.

    2.3. VALIDITY OF FBS COMMON STOCK. The shares of FBS Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

    2.4. CAPITAL STOCK. The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the "FBS Preferred Stock"). As of June 30, 1995, (a) 135,632,324 shares of FBS Common Stock were issued and outstanding (including 2,212,758 shares of FBS Common Stock, par value $1.25 per share, held in treasury), 8,293,286 shares of FBS Common Stock were reserved for issuance pursuant to FBS's 1987 Stock Option Plan, 1991 Stock Incentive Plan, 1994 Stock Incentive Plan, Restated Employee Stock Purchase Plan and Dividend Reinvestment Plan, the Western Capital Investment Corp. 1984 Stock Option and Incentive Plan, the 1988 Equity Participation Plan, the MFC Stock Warrants and the Edina Realty, Inc. 1995 Sales Associate Stock Purchase Plan and 3,952,000 shares of FBS Common Stock were reserved for issuance upon conversion of FBS's $3.5625 Cumulative Preferred Stock, Series 1991A (the "Series 1991A Preferred"); (b) 2,113,700 shares of Series 1991A Preferred were outstanding; (c) 12,750 shares of Adjustable Rate Cumulative Preferred Stock, Series 1990A were reserved for issuance pursuant to certain periodic stock purchase rights and risk event warrants issued by FBS; and (d) 1,400,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of rights to purchase shares of Junior Participating Preferred Stock of FBS pursuant to the FBS Rights Agreement.

    2.5.  1934 ACT REPORTS.

    (a) Prior to the execution of this Agreement, FBS has delivered or made available to FFI complete and accurate copies of (a) FBS's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994, as amended (the "FBS 10-K Reports"), as filed under the 1934 Act with the Securities and Exchange Commission (the "SEC"), (b) all FBS proxy statements and annual reports to shareholders used in connection with meetings of FBS shareholders held since January 1, 1993, and (c) FBS's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "FBS 10-Q Report"), as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1992, FBS has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act. After the date hereof and prior to the Effective Date, documents filed by FBS pursuant to
Section 13, 14 or 15(d) of the 1934 Act (i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable laws and rules and regulations of the SEC.

    (b) The FBS financial statements (including any footnotes thereto) contained in the FBS 10-K Reports and the FBS 10-Q Report were, and FBS financial statements (including any footnotes thereto) contained in any documents filed by FBS after the date hereof and prior to the Effective Date pursuant to Section 13, 14 or 15(d) of the 1934 Act will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, or will fairly present, as the case may be, the consolidated financial position of FBS and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended.

    2.6. NO MATERIAL ADVERSE CHANGES. Since March 31, 1995, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby.

    2.7. PROSPECTUS/PROXY STATEMENT. At the time the Registration Statement (as defined in Section 5.8(a)) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.8(a)) is mailed to the shareholders of FFI for purposes of obtaining the approvals referred to in
Section 5.8(a) and at all times subsequent to such mailing up to and including the times of such approvals, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein relating to FBS, the FBS Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    2.8. LITIGATION. There are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of FBS, threatened against FBS or any of its subsidiaries which if determined adversely to FBS or its subsidiaries could reasonably be expected to have a material adverse effect on the financial condition, business, operations or results of operations of FBS and its subsidiaries, taken as a whole, or would have a material adverse effect on the ability of FBS to consummate the transactions contemplated hereby.

    2.9. REPORTS AND FILINGS. Since January 1, 1992, each of FBS and its subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other regulatory authority having jurisdiction over it (together with all exhibits thereto, the "FBS Regulatory Reports"), except for such reports and filings which the failure to so file would not have a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each of the FBS Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

    2.10. REGULATORY APPROVALS. As of the date hereof, FBS is not aware of any reason that the regulatory approvals specified in Section 5.1 and required to be obtained by FBS would not be obtained.

    2.11. COMPLIANCE WITH LAWS; PERMITS. FBS has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of FBS and to which FBS may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS, or FBS's ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against FBS alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. FBS holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FBS, or the ability of FBS to consummate the transactions contemplated hereby. FBS is not subject to any cease and desist order, written agreement or memorandum of understanding with, nor is it a party to any commitment letter or similar undertaking to, nor is it subject to any order or directive by, nor is it a recipient of any extraordinary supervisory agreement letter from, nor has it adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the "Bank Regulators"), nor has FBS been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF FFI

    FFI hereby represents and warrants to FBS as follows:

    3.1. ORGANIZATION AND QUALIFICATION. FFI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nebraska. Each of the National Banks is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has the requisite corporate power to carry on its business as now conducted. Each of the State Banks is a state banking corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has the requisite corporate power to carry on its business as now conducted. Each of the Nonbanking Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The copies of the Charter and Bylaws of each of FFI and the Subsidiaries which have been made available to FBS prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through such date. Each of FFI and the Subsidiaries is licensed or qualified to do business in every jurisdiction in which the nature of its respective business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

    3.2. AUTHORITY RELATIVE TO THIS AGREEMENT; NON-CONTRAVENTION. FFI has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FFI and the consummation by FFI of the transactions contemplated hereby have been duly authorized by the Board of Directors of FFI and, except for approval of this Agreement and the Merger by the affirmative vote of at least two-thirds of the outstanding shares of FFI Common Stock, no other corporate proceedings on the part of FFI are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FFI and constitutes a valid and binding obligation of FFI, enforceable in accordance with its terms. None of FFI or the Subsidiaries is subject to, or obligated under, any provision of (a) its

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
Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or thereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, the 1933 Act, the 1934 Act, the rules of the NYSE, Blue Sky Laws, Applicable Insurance Regulations, the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of Nebraska, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FFI or any of the Subsidiaries for the consummation by FFI of the transactions contemplated by this Agreement or the Stock Option Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby or by the Stock Option Agreement.

    3.3. CAPITALIZATION. The authorized and issued and outstanding capital stock of each of FFI and the Subsidiaries as of the date hereof is correctly set forth on Schedule 3.3. The issued and outstanding shares of capital stock of each of FFI and the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as disclosed on Schedule 3.3 and as permitted in Section 4.1, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating FFI or any Subsidiary to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock or of any of its subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of FFI or any of the Subsidiaries, or the earnings or other attributes of FFI or any of the Subsidiaries. FFI has heretofore delivered to FBS true and correct copies of all such agreements, arrangements (including all stock option plans) or commitments identified on Schedule 3.3.

    3.4. 1934 ACT REPORTS. Prior to the execution of this Agreement, FFI has delivered or made available to FBS complete and accurate copies of (a) FFI's Annual Reports on Form 10-K for the years ended December 31, 1992, 1993 and 1994 (the "FFI 10-K Reports") as filed under the 1934 Act with the SEC, (b) all FFI proxy statements and annual reports to shareholders used in connection with meetings of FFI shareholders held since January 1, 1992 and (c) FFI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (the "FFI 10-Q Report") as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1992, FFI has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act. After the date hereof and prior to the Effective Date, documents filed by FFI pursuant to Section 13, 14 or 15(d) of the 1934 Act
(i) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable laws and rules and regulations of the SEC.

    3.5. FINANCIAL STATEMENTS. The FFI financial statements (including any footnotes thereto) contained in the FFI 10-K Reports and the FFI 10-Q Report have been, and FFI financial statements (including any footnotes thereto) contained in any documents filed by FFI after the date hereof and prior to the Effective Date pursuant to Section 13, 14 or 15(d) of the 1934 Act will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present or will fairly present, as the case may be, the consolidated financial position of FFI and the Subsidiaries as of the dates thereof and the results of operations, changes in shareholders' equity and cash flows for the periods then ended. FFI has furnished FBS with copies of the consolidated balance sheet of FFI as of June 30, 1995 (the "Latest FFI Balance Sheet") and the related statements of income and changes in shareholders' equity for the six months ended June 30, 1995 (the "Related FFI Statements"). The Latest FFI Balance Sheet and the Related FFI Statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial position of FFI and the Subsidiaries, subject to normal recurring year-end adjustments, as of the date thereof and the results of operations and changes in shareholders' equity for the six-month period then ended.

    3.6.  LOANS.

    (a) The documentation relating to each loan made by each Banking Subsidiary and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan, taken as a whole, are adequate in all material respects for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

    (b) Except as set forth in Schedule 3.6, (i) as of June 30, 1995, there are no loans, leases, other extensions of credit or commitments to extend credit of any Banking Subsidiary that have been or, to FFI's knowledge, should have been classified by any such Banking Subsidiary as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (ii) FFI has provided to FBS true, correct and complete in all material respects written information concerning the loan portfolios of the Banking Subsidiaries, and (iii) no material information with respect to the loan portfolios of the Banking Subsidiaries has been withheld from FBS.

    3.7. REPORTS AND FILINGS. Since January 1, 1992, each of FFI and the Subsidiaries has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable regulatory authorities having jurisdiction over it (together with all exhibits thereto, the "FFI Regulatory Reports"). As of their respective dates or as subsequently amended prior to the date hereof, each of the FFI Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

    3.8. SUBSIDIARIES. Schedule 3.8 correctly sets forth the jurisdiction of incorporation of each Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary are owned by FFI free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than encumbrances arising as a result of requisite regulatory approvals for transfer. Except for the stock of the Subsidiaries owned by FFI and as otherwise disclosed on Schedule 3.8, neither FFI nor any of the Subsidiaries owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by the Banking Subsidiaries in the ordinary course of its business.

    3.9. ABSENCE OF UNDISCLOSED LIABILITIES. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including Taxes (as defined in Section 3.13) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the Latest FFI Balance Sheet in accordance with generally accepted accounting principles have been so reflected. FFI and the Subsidiaries have no Liabilities except (a) as reflected on the Latest FFI Balance Sheet, (b) Liabilities which have arisen after the date of the Latest FFI Balance Sheet in the ordinary course of business or (c) Liabilities which would not have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole. As of June 30, 1995,
Schedule 3.9 sets forth all agreements or commitments binding the Banking Subsidiaries to extend credit in the amount per "one borrower" (as defined in 12 C.F.R. Section 563.93) of $500,000 or more.

    3.10. NO MATERIAL ADVERSE CHANGES. Since the date of the Latest FFI Balance Sheet, there has been no material adverse change in, and no event, occurrence or development in the business of FFI or the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or the ability of FFI to consummate the transactions contemplated hereby.

    3.11. ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in the Latest FFI Balance Sheet and the Related FFI Statements or on Schedule 3.11, unless otherwise expressly contemplated or permitted by this Agreement, in the period from June 30, 1995 to the date hereof, neither FFI nor any of the Subsidiaries has (i) sold or issued any corporate debt securities or sold, issued, reissued or increased its shares of its capital stock other than in connection with the exercise of stock options; (ii) granted any option, phantom stock unit, stock appreciation right for or related to the purchase of capital stock; (iii) declared or set aside or paid any dividend or other distribution in respect of its capital stock, except as permitted pursuant to Section 4.1(a) (and except for declaration and payment of its regular quarterly dividend for the second quarter of 1995) hereof, or directly or indirectly purchased, redeemed or otherwise acquired any shares of such stock; (iv) incurred any obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent and banking transactions conducted in the ordinary course of business) any of its assets or properties with an aggregate market value in excess of $250,000; (v) discharged or satisfied any material lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in the Latest FFI Balance Sheet, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement; (vi) sold, exchanged or otherwise disposed of capital assets with an aggregate market value in excess of $250,000; or acquired any single or group of related capital assets with an aggregate market value in excess of $250,000; (vii) made any extraordinary officers' salary increase or wage increase, entered into any employment contract with any officer or salaried employee or instituted or amended any employee welfare, bonus, stock option, profit-sharing, retirement or other benefit plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, that has had a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or waived any rights of value which, in the aggregate, have had such a material adverse effect; (ix) entered into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights;
(x) entered into any other material transaction (other than in the ordinary course of business) except as expressly contemplated by this Agreement; or agreed to do any of the foregoing.

    3.12.  PROPERTIES.

    (a) Each of FFI and the Subsidiaries owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest FFI Balance Sheet or acquired since the date thereof (other than real property reflected on the Latest FFI Balance Sheet as REO), free and clear of all liens and encumbrances, except for (i) mortgages on real property set forth on Schedule 3.12(a), (ii) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (iii) liens for current taxes and special assessments not yet due and payable, (iv) leasehold estates with respect to multi-tenant buildings owned by FFI or any of the Subsidiaries, which leases are identified on Schedule 3.12(a), and (v) property disposed of since the date of the Latest FFI Balance Sheet in the ordinary course of business.

    (b) Schedule 3.12(b) correctly sets forth a brief description, including the term, of each lease for real or personal property to which FFI or any of the Subsidiaries is a party as lessee with respect to (i) each individual lease which involves a remaining aggregate balance of lease payments payable of more than $100,000 or any group of related leases which involves a remaining aggregate balance of lease payments payable of more than $100,000, (ii) each lease which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC or (iii) each lease which was not entered into in the ordinary course of business. FFI has delivered or made available to FBS complete and accurate copies of each of the leases described on Schedules 3.12(a) and 3.12(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to FBS. The leases described on Schedules 3.12(a) and 3.12(b) are in full force and effect. FFI or one of the Subsidiaries (if lessee under such lease) has a valid and existing leasehold interest under each lease described on Schedule 3.12(b) for the term set forth therein. With respect to the leases described on Schedule 3.12(b), neither FFI nor any of the
Subsidiaries is in default, nor, to the best knowledge of FFI and the Subsidiaries, are any of the other parties to any of such leases in default, and, to the best knowledge of FFI and the Subsidiaries, no circumstances (not in the control of FFI and the Subsidiaries) exist which could result in such a default under any of such leases. To the best knowledge of FFI and the Subsidiaries, there has been no cancellation, breach or anticipated breach by any other party to any lease described on Schedule 3.12(a) or 3.12(b).

    (c) All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of FFI and each of the Subsidiaries are in good condition and repair in all material respects, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of FFI and the Subsidiaries owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

    (d) Except as set forth in Schedules 3.12(d) and 3.12(e), neither FFI nor any of the Subsidiaries nor any of the buildings owned or leased by FFI or any of the Subsidiaries is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including, without limitation, applicable environmental protection laws and regulations, which violations would, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries taken as a whole; and neither FFI nor any of the Subsidiaries has received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by FFI or any of the Subsidiaries. Except as set forth in Schedule 3.12(d), no Hazardous Materials (as defined below) have been deposited or disposed of in, on or under FFI's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations) during the period in which FFI or any of the Subsidiaries has owned, occupied, managed, controlled or operated such properties. Except as set forth on Schedule 3.12(d), to the best knowledge of FFI and the Subsidiaries, no prior owners, occupants or operators of all or any part of FFI's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations) ever used such properties as a dump or gasoline service station, or deposited, disposed of or allowed to be deposited or disposed of in, on or under such properties any hazardous substances, Hazardous Materials. No asbestos or any material amount of ureaformaldehyde materials exists in or on any of FFI's or the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations), and no electrical transformers or capacitors, other than those owned by public utility companies, on such properties contain any PCBs.

    As used in this Section 3.12(d), the following terms shall have the following meanings:

        (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject FFI or any Subsidiary or, after the Effective Date, FBS or any of its affiliates, or any of their respective directors or officers, to any imposition of costs or liability under any Environmental Laws.

        (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of health, safety or the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

    (e) Except as set forth in Schedule 3.12(e), there are no aboveground or underground tanks (excluding hot water storage or propane tanks) located under, in or about, nor, to the best knowledge of FFI and the Subsidiaries, have there ever been any such tanks located under, in or about, any of FFI's or any of the Subsidiaries' owned or leased properties (including properties owned, managed or controlled by any Banking Subsidiary in connection with its lending or fiduciary operations).

    3.13. TAX MATTERS. Except as disclosed on Schedule 3.13, each of FFI, the Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which FFI or any of the Subsidiaries is a member have filed or will file all Tax (as hereinafter defined) and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date, and have paid (or have accrued or will accrue, prior to the Effective Date, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. Except as disclosed on Schedule 3.13, the accrued taxes payable accounts for Taxes reflected on the Latest FFI Balance Sheet (or the notes thereto) are sufficient for the payment of all unpaid Taxes of FFI and the Subsidiaries accrued for or applicable to all periods ended on or prior to the date of the Latest FFI Balance Sheet or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on Schedule 3.13, neither FFI nor any of the Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of FFI and the Subsidiaries has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. Except as disclosed on Schedule 3.13, all Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date, shall have been paid by or on behalf of FFI and the Subsidiaries or shall be reflected on the books of FFI and the Subsidiaries as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest FFI Balance Sheet, without taking account of the Merger. The aggregate amount of all such accruals for Tax liability as of the date hereof will be set forth on Schedule 3.13 (and a good faith estimate of such accruals as of the Effective Date shall be provided in writing to FBS at least 10 days prior to the Effective Date). In the five years prior to the date of this Agreement, no Tax returns of FFI or the Subsidiaries have been audited by any governmental authority other than as disclosed on Schedule 3.13; and, except as set forth on
Schedule 3.13, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of FFI or the Subsidiaries. Neither FFI nor any of the Subsidiaries has made an election under
Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. In the five years prior to the date of this Agreement, no demand or claim has been made against FFI or the Subsidiaries with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which FFI or the Subsidiaries was at any time a member. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, deposits, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each of FFI, the Subsidiaries and all members of any consolidated, affiliated, combined or unitary group of which FFI or any Subsidiary is a member.

    3.14.  CONTRACTS AND COMMITMENTS.

    (a) Except as set forth on Schedule 3.14, neither FFI nor any of the Subsidiaries (i) is a party to any collective bargaining agreement or contract with any labor union, (ii) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date, (iv) is a party to any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $250,000 for any individual contract or $250,000 for any group of related contracts in the aggregate, (B) other contract which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC, or (C) other agreement which is not entered into in the ordinary course of business and which is not disclosed on Schedules 3.12(a) or 3.12(b), or (v) has any commitments for capital expenditures in excess of $250,000.

    (b) Except as disclosed on Schedule 3.14, (i) to the best knowledge of FFI and the Subsidiaries, since the date of the Latest FFI Balance Sheet, no customer has indicated that it will stop or decrease the rate of business done with FFI or any of the Subsidiaries (except for changes in the ordinary course of such business) that would, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole; (ii) each of FFI and the Subsidiaries has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.14, and none of FFI or any of the Subsidiaries is in receipt of any claim of default under any contract or commitment set forth on Schedule 3.14, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries taken as a whole; (iii) none of FFI or any of the Subsidiaries has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment set forth on Schedule 3.14; and (iv) to the best knowledge of FFI and the Subsidiaries, there has been no cancellation, breach or anticipated breach by any other party to any contract or commitment set forth on Schedule 3.14, except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

    3.15. LITIGATION. Except as set forth on Schedule 3.15, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of FFI and the Subsidiaries, threatened against FFI or any of the Subsidiaries, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, except for such actions, suits, proceedings, orders or investigations which are not reasonably likely to result in losses or expenses that would have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole. Except as set forth on Schedule 3.15, none of the matters set forth on such Schedule, individually or in the aggregate, will have or could reasonably be expected to have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

    3.16. NO BROKERS OR FINDERS. Except as disclosed on Schedule 3.16, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of FFI or any of the Subsidiaries.

    3.17. EMPLOYEES. FFI and each of the Subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

    3.18.  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. For the purposes of this Section 3.18, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accidental benefits) applicable to the employees of FFI or any of the Subsidiaries, to which FFI or any of the Subsidiaries contribute, or which FFI or any of the Subsidiaries have committed to implement for their employees prior to the date of this Agreement. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with FFI or any of the Subsidiaries for which FFI or any of the Subsidiaries are or could be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of FFI where there is no ownership affiliation between such customers and FFI.

    (b) Except as disclosed on Schedule 3.18:

        (i) FULL DISCLOSURE OF ALL PLANS. With respect to all employees and former employees of FFI and the Subsidiaries (and all dependents and beneficiaries of such employees and former employees):

           (A) Neither FFI nor any of the Subsidiaries maintain or contribute to any nonqualified deferred compensation or retirement plans, contracts or arrangements;

           (B) Neither FFI nor any of the Subsidiaries maintain or contribute to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

           (C) Neither FFI nor any of the Subsidiaries maintain or contribute to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) ("Defined Benefit Plans"); and

           (D) Neither FFI nor any of the Subsidiaries maintain or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

        (ii) FUNDING. With respect to the Plans, (A) all required contributions which are due have either been made or properly accrued and
    (B) neither FFI nor any of the Subsidiaries is liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code or any penalty or excise tax in connection therewith.

        (iii) PLAN DOCUMENTS. With respect to all Plans sponsored or administered by FFI or any Subsidiary and with respect to any other Plan if available to FFI or any Subsidiary, FFI has furnished FBS with true and complete copies of (A) the most recent determination letter, if any, received by FFI or any of the Subsidiaries from the Internal Revenue Service regarding each qualified Plan, (B) the Form 5500 and all Schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and all related contracts and documents (including any material employee communications) with respect to each Plan.

        (iv) DEFINED BENEFIT PLANS. Neither FFI nor any of the Subsidiaries nor any affiliate of FFI or any of the Subsidiaries maintains or has maintained any Defined Benefit Plans for which FFI, any of the Subsidiaries or FBS have or will have any liability or, which if terminated, could result in any liability to FFI, the Subsidiaries or FBS under Title IV of ERISA. There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by FFI or any Subsidiary. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by FFI or any of the Subsidiaries. No Defined Benefit Plan has been terminated that will result in a material liability by FFI or any of the Subsidiaries to the Pension Benefit Guaranty Corporation.

        (v) MULTIEMPLOYER PLANS. Neither FFI nor any of the Subsidiaries has any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

        (vi) FIDUCIARY BREACH; CLAIMS. Neither FFI nor any of the Subsidiaries nor any of its directors, officers, employees or other "fiduciaries" (as such term is defined in Section 3(21) of ERISA) has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject FFI or any of the Subsidiaries, directly or indirectly, to any liability under ERISA or any applicable law. There are no actions, suits or claims pending against FFI or any Subsidiary relating to benefits other than routine, uncontested claims for benefits.

        (vii) PROHIBITED TRANSACTION. Neither FFI nor any of the Subsidiaries nor any officer, director, employee, agent or fiduciary of any Plan has incurred any liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

        (viii) MATERIAL COMPLIANCE WITH LAW. All Plans have been consistently administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. All Tax information returns or reports and all other required filings, disclosures and contributions have been made with respect to all Plans. No condition exists that limits the right of FFI or any of the Subsidiaries to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA or the Code).

        (ix) VEBA FUNDING. No Plan is funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. The limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

        (x) RETIREMENT AND COBRA BENEFITS. Neither FFI nor any of the Subsidiaries have actual or potential liability under current law for benefits after separation from employment other than (i) benefits under Plans described in clauses (A), (B) or (C) of Section 3.18(b)(i), and (ii) health care continuation benefits described in Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

        (xi) COLLECTIVE BARGAINING. No Plan is maintained in whole or in part pursuant to collective bargaining.

        (xii) PARACHUTE PAYMENTS. No Plan requires or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by FBS, FFI or any of the Subsidiaries that are not deductible (in whole or in part) under Section 280G of the Code.

    3.19. INSURANCE. Schedule 3.19 hereto lists and summarizes each insurance policy maintained by FFI or any of the Subsidiaries with respect to its properties and assets. All such insurance policies are in full force and effect, and neither FFI nor any of the Subsidiaries is in default with respect to its obligations under any of such insurance policies.

    3.20. COMPLIANCE WITH LAWS; PERMITS. Each of FFI and the Subsidiaries has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of FFI or any of the Subsidiaries and to which FFI or any of the Subsidiaries may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Federal Deposit Insurance Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, or FFI's ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against FFI or any of the Subsidiaries alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Each of FFI and the Subsidiaries holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as whole, or the ability of FFI to consummate the transactions contemplated hereby. Except as disclosed in Schedule 3.20, neither FFI nor any of the Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the "Bank Regulators"), nor have any of FFI or any of the Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

    3.21. ADMINISTRATION OF FIDUCIARY ACCOUNTS. Each Subsidiary has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FFI, any Subsidiary, nor any director, officer or employee of FFI or any Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

    3.22. PROSPECTUS/PROXY STATEMENT. At the time the Prospectus/Proxy Statement is mailed to the shareholders of FFI in order to obtain approvals referred to in Section 5.8(a) and at all times subsequent to such mailing up to and including the times of such approvals, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to FFI (including the Subsidiaries) and its shareholders, FFI Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

    3.23. REGULATORY APPROVALS. As of the date hereof, FFI is not aware of any reason that the regulatory approvals specified in Section 5.1 would not be obtained.

    3.24.  INTEREST RATE RISK MANAGEMENT INSTRUMENTS.

    (a) Schedule 3.24 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FFI or any of the Subsidiaries is a party or by which any of their properties or assets may be bound. FFI has delivered or made available to FBS true, correct and complete copies of all such interest rate risk management agreements and arrangements.

    (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FFI or any of the Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to FFI's knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FFI and each of the Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to FFI's knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.25 RIGHTS AGREEMENT. The execution of this Agreement and the Stock Option Agreement, the acquisition of FFI Common Stock pursuant to the Agreement and the Stock Option Agreement and the consummation of the other transactions contemplated hereby and thereby do not and will not result in FBS or any of its existing or future affiliates or associates becoming an "Acquiring Person" (as such term is defined in the Rights Agreement, dated as of December 19, 1994, between State Street Bank & Trust Company and FFI (the "FFI Rights Agreement")) under the FFI Rights Agreement, result in any Triggering Event (as such term is defined in the FFI Rights Agreement) or enable or require the Rights (as such term is defined in the FFI Rights Agreement) to become exercisable, distributable or triggered.

    3.26 ANTITAKEOVER PROVISIONS INAPPLICABLE. The provisions of Article 24 of the Nebraska Revised Statutes do not and will not apply to this Agreement or the Stock Option Agreement or the transactions contemplated thereby because the required approval of FFI's Board of Directors with respect to such agreements has been obtained prior to the execution of this Agreement and prior to the date of the Stock Option Agreement. FFI has taken all actions required to exempt this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby from the provisions of Article X of the FFI Charter and any state anti-takeover laws.

                                   ARTICLE 4

                     CONDUCT OF BUSINESS PENDING THE MERGER

    4.1. CONDUCT OF BUSINESS OF FFI. From the date of this Agreement to the Effective Date, unless FBS shall otherwise consent in writing, which consent will not be unreasonably withheld, or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 4.1:

        (a) Beginning with the third calendar quarter of 1995 and for each succeeding calendar quarter thereafter prior to that calendar quarter in which the Effective Date shall occur, FFI

           (i) will not declare or pay any dividends or make any distributions on shares of FFI Common Stock, except cash dividends which shall be equal to either: (A) $.30 per share per quarter or (B) that amount per share per quarter calculated by multiplying the amount paid by FBS on each share of FBS Common Stock for such quarter times the Exchange Ratio; and

           (ii) except as hereinbelow provided, will not declare any dividends or distributions in any amount on FFI Common Stock in the quarter in which the Effective Date shall occur and in which the shareholders of FFI Common Stock are entitled to receive quarterly dividends on the shares of FBS Common Stock into which the shares of FFI Common Stock have been converted. It is the intent of this subparagraph (ii) to provide that the holders of FFI Common Stock will receive, with respect to the quarter in which the Effective Date occurs, either cash dividends on their shares of FFI Common Stock with respect to such quarter or cash dividends with respect to such quarter as the holders of shares of FBS Common Stock received in exchange for the shares of FFI Common Stock, but will not receive and will not become entitled to receive with respect to the same calendar quarter both a cash dividend as shareholders of FFI and a cash dividend as the holders of the shares of FBS Common Stock received in exchange for the shares of FFI Common Stock. In the event that FFI does not declare cash dividends on its FFI Common Stock in a particular calendar quarter because of FFI's reasonable expectation that the Effective Date would occur in said calendar quarter wherein the holders of FFI Common Stock would have become entitled to receive cash dividends with respect to such calendar quarter on the shares of FFI Common Stock, and the Effective Date does not in fact occur effective in such calendar quarter, then, as a result thereof, FFI shall be entitled to declare a cash dividend (within the limitations of this Section 4.1) on said shares of FFI Common Stock with respect to such calendar quarter as soon as reasonably practicable.

        (b) FFI will not issue, sell, grant any warrant, option, phantom stock option, stock appreciation right or commitment of any kind for, or related to, or acquire for value, any shares of its capital stock or otherwise effect any change in connection with its equity capitalization, except as set forth on Schedule 3.3 and except pursuant to the Stock Option Agreement.

        (c) Except as otherwise set forth in or contemplated by this Agreement, FFI will carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

        (d) Neither FFI nor any Subsidiary will (i) enter into any new line of business or incur or agree to incur any obligation or liability except liabilities and obligations (including corporate debt issuances) incurred in the ordinary course of business, except as may be directed by any regulatory agency; (ii) except as may be directed by any regulatory agency, change its or the

    Subsidiaries' lending, investment, liability management and other material banking policies in any material respect; (iii) except in the ordinary course of business and consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) establish any new employee benefit plan or bonus plan or arrangement, or amend any existing employee benefit or bonus plan or arrangement (except as required by law);
    (v) incur or commit to any single or group of related capital expenditures or commitment therefor with an aggregate market value in excess of $250,000 other than in the ordinary course of business (which will in no event include the establishment of new branches and other facilities or any capital expenditures for such purpose); or (vi) merge into, consolidate with or permit any other corporation to be merged or consolidated with it or any of its Subsidiaries or acquire outside of the ordinary course of business part of or all the assets or stock of any other corporation or person.

        (e) FFI will not change its or its Subsidiaries' methods of accounting in effect at December 31, 1994, except as required by changes in generally accepted accounting principles as concurred in by Ernst & Young LLP, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of FFI's Federal income tax returns for the taxable years ending December 31, 1993 and 1994, except as required by changes in law.

        (f) FFI will promptly advise FBS in writing of all material corporate actions taken by the directors and shareholders of FFI and furnish FBS with copies of all monthly and other interim financial statements of FFI as they become available.

        (g) FFI, its Subsidiaries and their respective officers, directors and employees will not contract for or acquire, at the expense of FFI or any of its Subsidiaries, a policy or policies providing for insurance coverage for directors, officers and/or employees of FFI and/or its Subsidiaries for any period subsequent to the Effective Date for events occurring before or after the Effective Date; provided, however, that FFI may renew, extend or replace existing policies in the ordinary course consistent with past practices for periods of not greater than one year.

        (h) Neither FFI nor any of the Subsidiaries shall, directly or indirectly, amend or propose to amend its Charter or Bylaws.

        (i) Neither FFI nor any of the Subsidiaries shall sell, assign, transfer, mortgage or pledge any of its assets with an aggregate market value in excess of $200,000, except (x) in the ordinary course of business, including REO, (y) liens and encumbrances for current property taxes not yet due and payable and (z) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby.

        (j) Neither FFI nor any of the Subsidiaries shall enter into any settlement or similar agreement involving payments of more than $250,000 with respect to any action, suit, proceeding, order or investigation or take any other significant action with respect to the conduct of any action, suit, proceeding, order or investigation to which FFI or any of the Subsidiaries is a party or becomes a party after the date of this Agreement, in each case without prior consultation with FBS.

        (k) Neither FFI nor any of the Subsidiaries shall agree to do any of the foregoing.

For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

    4.2 CONDUCT OF BUSINESS OF FBS. From the date of this Agreement to the Effective Date, unless FFI shall otherwise consent in writing, which consent will not be unreasonably withheld or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 4.2:

        (a) FBS will not adopt or implement any amendment to its Charter or any plan or reorganization which would affect in any manner the terms and provisions of the shares of FBS Common Stock or the rights of the holders of such shares or reclassify the FBS Common Stock; provided that nothing in this Section 4.2(a) shall be construed to prohibit FBS from amending its Charter to increase the number of authorized shares of its capital stock.

        (b) FBS will not, and will cause its subsidiaries not to, intentionally make or agree to make any acquisition, or take any other action, that materially adversely affects its ability to consummate the transactions contemplated by this Agreement.

                                   ARTICLE 5
                      ADDITIONAL COVENANTS AND AGREEMENTS

    5.1. FILINGS AND APPROVALS. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, within 45 days of the date of this Agreement, of all applications or other documents required to obtain regulatory approvals and consents from the Board of Governors of the Federal Reserve System (the "FRB"), the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and any other applicable regulatory authorities (including any applications with the Office of the Comptroller of the Currency and the Office of Thrift Supervision deemed by FBS to be necessary to allow it to consolidate the operations of the Banking Subsidiaries with the operations of FBS's bank and thrift subsidiaries) and provide copies of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the nonconfidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other parties in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

    5.2. CERTAIN LOANS AND RELATED MATTERS. FFI will continue to prepare, consistent with past practices, and will furnish to FBS, a complete and accurate list as of the end of each calendar month after June 1995 of (a) all of the Banking Subsidiaries' periodic internal credit quality reports prepared during such calendar month, (b) all loans of any Banking Subsidiary classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of any Banking Subsidiary with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by any Banking Subsidiary.

    5.3.   EXPENSES.   All costs and  expenses incurred in  connection with this
Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    5.4. NO NEGOTIATIONS, ETC. FFI will not, and will cause the Subsidiaries and FFI's and the Subsidiaries' respective officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FFI or any of the Subsidiaries or other similar transaction or business combination involving FFI or any of the Subsidiaries, or, unless FFI shall have determined, after receipt of a written opinion of counsel to FFI (a copy of which opinion shall be delivered to FBS), that the Board of Directors of FFI has a fiduciary duty to do so, (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FFI or any of the Subsidiaries in connection with or in furtherance of any of the foregoing. FFI shall promptly notify FBS if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide FBS with such information regarding such proposal, offer, inquiry or contact as FBS may request.

    5.5. NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be materially untrue or inaccurate when made at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

    5.6.  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) FFI shall permit and shall cause each of the Subsidiaries to permit FBS full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to FBS and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of FBS all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of FFI and the Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which FBS may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of FFI and the Subsidiaries; provided, however, that the foregoing rights granted to FBS shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of FFI set forth herein. In addition, FFI shall cause each of the Subsidiaries to instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such FBS representatives at reasonable hours and with reasonable notice by FBS to such individuals, and to cooperate fully with FBS in planning for the integration of the business of FFI and the Subsidiaries with the business of FBS and its subsidiaries.

    (b) FBS shall permit reasonable access to its properties and shall disclose and make available (together with the right to copy) to FFI and to its representatives FBS's financial books and records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, and filings with any regulatory authority; provided, however, that the foregoing rights granted to FFI shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of FBS set forth herein. In addition, FBS shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of FFI at reasonable hours and with reasonable notice by FFI to such individuals.

    (c) All information furnished by FFI or FBS pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority.

    5.7.  FILING OF TAX RETURNS AND ADJUSTMENTS.

    (a) FFI, on behalf of FFI and each of the Subsidiaries, shall file (or cause to be filed) at their own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that neither FFI nor any of the Subsidiaries shall file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with FBS; provided, further, that neither FFI nor any of the Subsidiaries shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of FBS, which approval shall not be unreasonably withheld. In the event the granting or withholding of such approval by FBS results in additional Taxes owing for any Tax period ending on or before the Effective Date, liability for such additional Taxes shall not cause any representation of FFI relating to Taxes to be untrue. FFI shall provide FBS with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of FFI and each of the Subsidiaries (including returns of all Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by FBS in connection therewith.

    (b) FBS, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of FFI and each of the Subsidiaries due after the Effective Date. After the Effective Date, FBS, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of FFI and each of the Subsidiaries for all Tax periods.

    5.8.  REGISTRATION STATEMENT.

    (a) For the purposes (i) of holding a meeting of the shareholders of FFI to approve this Agreement and the Merger and (ii) of registering the FBS Common Stock to be issued to holders of FFI Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/ proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act, applicable state securities laws and the rules and regulations thereunder (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/ Proxy Statement").

    (b) FBS shall furnish such information concerning FBS as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to FBS, to be prepared in accordance with Section 5.8(a). FBS agrees promptly to advise FFI if at any time prior to the FFI shareholders' meeting any information provided by FBS in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

    (c) FFI shall furnish FBS with such information concerning FFI and the Subsidiaries as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to FFI and the Subsidiaries, to be prepared in accordance with Section 5.8(a). FFI agrees promptly to advise FBS if at any time prior to the FFI shareholders' meeting any information provided by FFI in the Prospectus/ Proxy Statement becomes incorrect or incomplete in any material respect, and to provide FBS with the information needed to correct such inaccuracy or omission.

    (d) FBS will use reasonable efforts to file the Registration Statement with the SEC and applicable state securities agencies within 45 days of the date of this Agreement. FBS shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable state securities laws at the earliest practicable date. FFI authorizes FBS to utilize in the Registration Statement the information concerning FFI and the Subsidiaries provided to FBS for the purpose of inclusion in the Prospectus/Proxy Statement. FFI shall have the right to review and comment on the form of proxy statement included in the Registration Statement. FBS shall advise FFI promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and FBS shall furnish FFI with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

    (e) FBS shall use reasonable efforts to cause to be delivered to FFI a letter relating to the Registration Statement from Ernst & Young LLP, FBS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FFI, in form and substance reasonably satisfactory to FFI and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (f) FFI shall use reasonable efforts to cause to be delivered to FBS a letter relating to the Registration Statement from Arthur Andersen LLP, FFI's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FBS, in form and substance reasonably satisfactory to FBS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    (g) FBS shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of FBS Common Stock under Blue Sky Laws to the extent necessary. FFI shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to FFI shareholders. FBS and FFI shall each bear their own legal and accounting expenses in connection with the Registration Statement.

    5.9. AFFILIATE LETTERS. FFI shall use its best efforts to obtain and deliver to FBS at least 31 days prior to the Effective Date a signed representation letter substantially in the form of Exhibit C hereto from each shareholder of FFI who may reasonably be deemed an "affiliate" of FFI within the meaning of such term as used in Rule 145 under the 1933 Act. FBS may place appropriate legends on the stock certificates of affiliates of FFI.

    5.10. ESTABLISHMENT OF ACCRUALS. If requested by FBS, on the business day immediately prior to the Effective Date, FFI shall, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform FFI's accounting and credit loss reserve practices and methods to those of FBS (as such practices and methods are to be applied to FFI or its Subsidiaries from and after the Effective Date) and reflect FBS's plans with respect to the conduct of FFI's business following the Merger and to provide for the costs and expenses relating to the consummation by FFI of the transactions contemplated by this Agreement; provided, however, that FFI shall not be required to take such action (A) if such action is prohibited by applicable law or (B) unless FBS informs FFI that it has no reason to believe that all conditions to FBS's obligations to consummate the transactions contemplated by this Agreement set forth in Article 6 hereof will not be satisfied or waived. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of FFI contained in this Agreement or constitute a material adverse change in the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

    5.11.  EMPLOYEE MATTERS.

    (a) GENERAL. Subject to the following agreements, after the Effective Date FBS shall have the right to continue, amend or terminate any of the Plans (as defined in Section 3.18) in accordance with the terms thereof and subject to any limitation arising under applicable law. Until FBS shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of FFI or the Subsidiaries who have any present or future entitlement to benefits under any of the Plans ("FFI Employees").

    (b) FFI 401(K) PLAN. After the Effective Date, FBS will terminate the accrual of benefits under the FFI 401(k) plans listed on Schedule 3.18(b)(i)(B) and sponsored by FFI or any Subsidiary not more than two years after the Effective Date. Benefits accruing between the Effective Date and the date on which the accrual of benefits is terminated shall be fully and immediately vested as of that time. Distributions shall not be permitted from the FFI 401(k) plans merely because of the discontinuance of accruals or the transfer of assets and liabilities.

    (c)  FBS PLANS.

        (i) FBS CAP (401(K)) PLAN. After the Effective Date, FBS shall take such actions as may be necessary to cause eligible FFI Employees to become qualified to participate in the FBS Capital Accumulation Plan ("CAP") concurrent with the date that FBS causes accruals to cease under the FFI 401(k) plan. All service with FFI and any of the Subsidiaries (whether before or after the Effective Date) since an individual's most recent date of hire shall be recognized under the CAP for eligibility and vesting purposes but shall not be recognized for contribution and allocation purposes.

        (ii) WELFARE AND OTHER BENEFITS. Following the Effective Date, at such time as FBS shall determine, FBS shall use its best efforts to cause FFI Employees to be covered by the welfare and other generally applicable benefit plans and practices of FBS; and, pending such coverage, FBS will use its best efforts to provide welfare and other generally applicable benefit plans that, taken as a whole, provide coverage substantially similar to the then current plans and practices of FBS or those of FFI immediately prior to the Effective Date; provided, that during any such interim period, FBS shall not be obligated to continue any particular welfare or other benefit plans or practices of FFI or any Subsidiary, as the case may be, applicable to FFI Employees.

    (d) VESTED RIGHTS. FBS will honor the obligations of FFI with respect to vested rights under Plans and agreements of FFI relating to FFI Employees in accordance with the terms of such vested rights and subject to the provisions of
Section 5.11(a).

    (e) LIMITATION ON ENFORCEMENT. This Section 5.11 is an agreement solely between FFI and the Subsidiaries and FBS. Nothing in this Section 5.11, whether express or implied, confers upon any employee of FFI, any of the Subsidiaries or FBS or any other person, any rights or remedies, including, but not limited to:
(i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 5.11.

    5.12. TAX TREATMENT. Neither FFI nor any of the Subsidiaries nor FBS shall take any action which would disqualify the Merger as a "reorganization" that would be tax free to the shareholders of FFI pursuant to Section 368(a) of the Code.

    5.13.  STOCK OPTIONS.

    (a) STOCK OPTION PLANS. On the Effective Date, and to the extent permitted by applicable plans and agreements, each outstanding option to purchase shares of FFI Common Stock (a "Stock Option") issued pursuant to the stock option plans listed on Schedule 3.3 (collectively, the "FFI Stock Option Plans") shall be assumed by FBS and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, the same number of shares of FBS Common Stock as the holder of such option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Date, at a price per share equal to (x) the aggregate exercise price for the shares of FFI Common Stock otherwise purchasable pursuant to such option divided by (y) the number of full shares of FBS Common Stock deemed purchasable pursuant to such option; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such options shall be determined in order to comply with Section 424(a) of the Code.

    (b) REGISTRATION OF STOCK OPTION PLANS. FBS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of FBS Common Stock for delivery upon exercise of Stock Options assumed by it in accordance with this Section 5.13. As soon as practicable after the Effective Date, FBS shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form with respect to the shares of FBS Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    5.14.  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Date, FBS shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of FFI or any of the Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FBS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FFI or any of the Subsidiaries if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement or the Stock Option Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the full extent permitted under applicable Nebraska or federal law as of the date hereof or as amended prior to the Effective Date and under FFI's Charter and Bylaws as in effect on the date hereof (and FBS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Charter or Bylaws, upon receipt of any undertaking required by such Charter, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 5.14(a), upon learning of any Claim, shall notify FBS (but the failure so to notify FBS shall not relieve it from any liability which FBS may have under this Section 5.14(a) except to the extent such failure prejudices FBS) and shall deliver to FBS any undertaking required by such Charter, Bylaws or applicable law. FBS shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the FFI Charter and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of FBS described in this
Section 5.14(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

    (b) From and after the Effective Date, the directors, officers and employees of FFI and the Subsidiaries who become directors, officers or employees of FBS or any of its subsidiaries, except for the indemnification rights set forth in
Section 5.14(a) or as otherwise provided by applicable law, shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of FBS are entitled under the provisions of the Charter or similar governing documents of FBS and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

    (c) The obligations of FBS provided under Sections 5.14(a) and 5.14(b) are intended to benefit, and be enforceable against FBS directly by, the Indemnified Parties, and shall be binding on all respective successors of FBS.

    (d) For a period of five years after the Effective Date, FBS shall use its best efforts to provide that portion of directors' and officers' liability insurance that serves to reimburse officers and directors of FFI or any of the Subsidiaries (as opposed to FBS or FFI) with respect to claims against such officers and directors arising from facts or events which occurred before the Effective Date of at least the same coverage and amounts, and containing terms and conditions no less advantageous, as that coverage currently provided by FFI; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by FFI for such coverage; provided, further, that officers and directors of FFI or any Subsidiary may be required to make application and provide customary representations and warranties to FBS's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by FFI.

    5.15. FBS SEC REPORTS. FBS shall continue to file all reports with the SEC necessary to permit the shareholders of FFI who are "affiliates" of FFI (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the FBS Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, FBS will file with the SEC reports and other materials required by the federal securities laws on a timely basis.

    5.16. SEC REPORTS. Each of FBS and FFI agree to provide to the other party copies of all reports and other documents filed with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

    5.17. STOCK EXCHANGE LISTING. FBS shall use its best efforts to list on the New York Stock Exchange, subject to official notice of issuance, the shares of FBS Common Stock to be issued to the holders of FFI Common Stock in the Merger.

    5.18. SHAREHOLDER APPROVAL. FFI shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with FBS. The Board of Directors of FFI shall recommend approval of this Agreement and the Merger, and use its best efforts (including, without limitation, soliciting proxies for such approvals) to obtain such shareholder approval, unless the Board of Directors of FFI determines, after receipt of a written opinion of counsel to FFI (a copy of which shall be delivered to FBS), that recommending such approval or using its best efforts to obtain such shareholder approval would be a breach of its fiduciary duties.

    5.19. CONVERSION OF CUSTOMER DATA FILES AND RECORDS. As of the Effective Date, FFI shall use reasonable efforts to cause its existing customer data files and records to be in such format as is necessary to allow the then existing FBS loan and deposit application systems to process FFI's customer data. FBS agrees to cooperate with FFI to exchange information and data regarding the respective procedures, records and systems with the objective of assisting FFI in developing and implementing such a conversion of data files and records.
Customer data files and records shall include all customer information, accounting information, statement records and data regularly maintained by FFI on electronic information systems or electronic media (including, without limitation, data relating to all deposit and loan customers, ACH and ATM transactions, cash management and collection services, wire transfers, credit card processing systems and other related or similar systems). In the event that this Agreement is terminated pursuant to the terms of Section 7.1 hereof, FBS shall promptly reimburse FFI for its expenses directly relating to its effort to comply with the provisions of this Section 5.19.

    5.20. EMPLOYMENT AGREEMENT. As of the Effective Date, FBS shall expressly assume and agree to perform the Employment Agreement dated August 4, 1995 between FFI and David A. Rismiller as in effect on the date of this Agreement or as amended with the prior written consent of FBS.

    5.21. PRE-ACQUISITION INVESTIGATION. FBS will initiate a pre-acquisition review of the books, records and facilities of FFI and the Subsidiaries and will complete such investigation as soon as reasonably possible, but in any event, not later than September 5, 1995. FFI will use its best efforts to provide FBS as soon as reasonably practicable but in any event not later than August 14, 1995, the information requested on the due diligence request list provided prior to the date of this Agreement by FBS to FFI in connection with such review. FBS shall advise FFI at the conclusion of such pre-acquisition investigation of all matters then known to FBS which involve credit risk, litigation, loss contingencies or financial exposures, interest rate risk, operations or data processing exposures or environmental exposures and, in the reasonable judgment of the Board of Directors of FBS, are of such significance as to be reasonably likely to materially and adversely affect the financial condition or the results of operations of FFI and the Subsidiaries, taken as a whole. FBS shall have the right to terminate this Agreement set forth in Section 7.1(g) hereof notwithstanding the fact that such matters may have been disclosed in the Schedules to this Agreement. The provisions of this Section 5.21 are in addition to the rights of FBS pursuant to Section 5.6 hereof.

    5.22. DISCLOSURE SCHEDULES. FFI will deliver to FBS all Schedules referred to in the representations and warranties contained in Article 3 of this Agreement containing exceptions to such representations and warranties and all documents required to be delivered to FBS by FFI pursuant to such Article 3 (other than those required in Sections 3.3 and 3.8, and the Charter and Bylaws of FFI and FFI's Annual Report on Form 10-K for the year ended December 31, 1994, which have been delivered prior to the execution of this Agreement) as soon as practicable but in any event no later than August 14, 1995. Such Schedules shall in each case describe the nature of each exception in reasonable detail, and in a form reasonably acceptable to FBS. Such Schedules shall be deemed to speak as of the date of delivery thereof to FBS and shall be true and correct as of such date. Any document described or referred to in such Schedules shall be delivered to FBS by FFI within two days after a request therefor by FBS, which request shall be made no later than two days following receipt of such Schedules.

                                   ARTICLE 6
                                   CONDITIONS

    6.1. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

        (a) REGULATORY APPROVAL. Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from the FRB, the Nebraska Department of Banking and Finance, the Superintendent of Banking of Iowa, the Banking Commissioner of Wyoming and any other governmental authority from whom approval is required, the applicable waiting period, if any, under the Bank Holding Company Act shall have expired or been terminated, and all other statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions, except as set forth on Schedule 6.1, that FBS reasonably believes will materially restrict or limit the business or activities of FBS or FFI and the Subsidiaries, taken as a whole, or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole, on the one hand, or FFI and the Subsidiaries, taken as a whole, on the other hand.

        (b) NO INJUNCTION. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

        (c)   NO  TERMINATION.   No  party  hereto shall  have  terminated  this
    Agreement as permitted herein.

        (d) REGISTRATION STATEMENT. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of FBS Common Stock in the Merger pursuant to this Agreement is required to be registered under the securities laws of any state, the Registration Statement shall not be subject to a stop order of securities commission in such state.

        (e) FEDERAL TAX OPINION. An opinion of Wachtell, Lipton, Rosen & Katz shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

           (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

           (ii) No gain or loss will be recognized by any FFI shareholder (except in connection with the receipt of cash) upon the exchange of FFI Common Stock for FBS Common Stock in the Merger;

          (iii) The basis of the FBS Common Stock received by a FFI shareholder who exchanges FFI Common Stock for FBS Common Stock will be the same as the basis of the FFI Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock);

          (iv) The holding period of the FBS Common Stock received by a FFI shareholder receiving FBS Common Stock will include the period during which the FFI Common Stock surrendered in exchange therefor was held (provided that the FFI Common Stock of such FFI shareholder was held as a capital asset at the Effective Date); and

           (v) Cash received by a FFI shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which the FFI shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FFI Common Stock was a capital asset in his hands at the Effective Date).

        Such opinion shall be delivered on and dated as of the Effective Date and on and as of such earlier date as may be required by the SEC in connection with the Registration Statement.

        (f) The FBS Common Stock to be issued to holders of FFI Common Stock in the Merger shall have been approved for listing on the NYSE on official notice of issuance.

    6.2. ADDITIONAL CONDITIONS TO OBLIGATION OF FFI. The obligation of FFI to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

        (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of FBS set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

        (b) OFFICER'S CERTIFICATE. FBS shall have furnished to FFI a certificate of the Chief Financial Officer of FBS, dated as of the Effective Date, in which such officer shall certify that he has no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

        (c) SHAREHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of FFI capital stock required for such approval under the provisions of FFI's Charter and Bylaws and the NBCA.

        (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FBS and its subsidiaries, taken as a whole.

        (e) FBS RIGHTS AGREEMENT. No event shall have occurred resulting in the Rights (as defined in the FBS Rights Agreement) being distributed or becoming exercisable or triggered.

    6.3. ADDITIONAL CONDITIONS TO OBLIGATION OF FBS. The obligation of FBS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

        (a) REPRESENTATIONS AND COMPLIANCE. The representations and warranties of FFI in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, results of operations or financial condition of FFI and the Subsidiaries taken as a whole; and FFI shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

        (b) OFFICERS' CERTIFICATE OF FFI. FFI shall have furnished to FBS a certificate of the Chief Executive Officer of FFI, dated as of the Effective Date, in which such officer shall certify that such officer has no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

        (c)   AFFILIATE LETTERS.   FFI shall  have delivered to  FBS the letters
    required to be delivered pursuant to Section 5.9.

        (d) GOVERNMENTAL ACTION. There shall not be any action taken, or any statute, rule, regulation, judgment, order (other than an order issued in connection with the regulatory approvals described in Section 6.1) or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to, directly or indirectly, (i) challenge or seek to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seek to obtain material damages in connection with the transactions contemplated hereby, (ii) seek to prohibit direct or indirect ownership or operation by FBS of all or a material portion of the business or assets of FFI or any of the Subsidiaries or of FBS or any of its subsidiaries, or to compel FBS or any of its subsidiaries or FFI or any of the Subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of FBS or any of its subsidiaries or of FFI and the Subsidiaries, taken as a whole, as a result of the transactions contemplated hereby, or (iii) seek to require direct or indirect divestiture by FBS of any material portion of its business or assets or of the business or assets of FFI and the Subsidiaries, taken as a whole.

        (e) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of FFI or the Subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations, results of operations or financial condition of FFI and the Subsidiaries, taken as a whole.

        (f) FFI RIGHTS AGREEMENT. No event shall have occurred resulting in the Rights (as defined in the FFI Rights Agreement) being distributed or becoming exercisable or triggered.

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER

    7.1.  TERMINATION.  This Agreement may be terminated prior to the  Effective
Date:

        (a) by mutual consent of FBS and FFI;

        (b) by either FBS or FFI, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

        (c) by either FBS or FFI, if this Agreement and the Merger are not duly approved by the shareholders of FFI at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

        (d) by FBS or FFI if the Effective Date is not on or before March 31, 1996 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

        (e) by FBS if, after the date hereof, the Board of Directors of FFI shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger;

        (f) by FBS if after the date hereof, there shall have occurred a "Subsequent Triggering Event" as defined in the Stock Option Agreement;

        (g) by FBS in the event that the pre-acquisition investigation and review described in Section 5.21 of this Agreement discloses matters that involve credit risk, litigation loss contingencies or financial exposures, interest rate risk, operations or data processing exposures or environmental exposures and that, in the reasonable judgment of the Board of Directors of FBS, are of such significance as to materially and adversely affect, or be reasonably likely to materially and adversely affect, the reasonable expected financial or business benefits to FBS of the transactions contemplated by this Agreement; or

        (h) by FFI if there shall have occurred, since the date of this Agreement, a Significant Decline (as defined below) in the Average Closing Price (as defined below) of FBS Common Stock as compared to the price of $43.0417 (the "Conversion Price"). The "Average Closing Price" of FBS Common Stock shall mean the average of the closing price of FBS Common Stock as reported on the NYSE for the 20 consecutive trading days ending on the date the FRB issues an order approving the Merger (the "Final Calculation Period"). A "Significant Decline" shall be deemed to have occurred if (i) the FBS Average Closing Price is less than 80% of the Conversion Price and
    (ii) the number obtained by dividing the FBS Average Closing Price by the Conversion Price is less than the number obtained by dividing the average of the closing prices of the Morgan Stanley 35-Bank Regional Peer Group during the Final Calculation Period by the average of the closing prices of the Morgan Stanley 35-Bank Regional Bank Peer Group for the 20 consecutive trading days ending on the day prior to the date hereof and subtracting .20 from the quotient.

        (i) by FBS if on the date following the execution and delivery of this Agreement, FFI does not execute and deliver the Stock Option Agreement.

        (j) by FBS if, within three business days of receipt of the Schedules and documents required to be delivered pursuant to Section 5.22, the Board of Directors of FBS determines in its reasonable judgment that such Schedules or documents disclose matters that are of such significance as to materially and adversely affect, or be reasonably likely to materially and adversely affect, the reasonable expected financial or business benefits to FBS of the transactions contemplated by this Agreement.

Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party. Termination pursuant to
Section 7.1(g) shall only be effective if written notice thereof is given not more than 21 days after the date FBS receives all of the information on the due diligence list referenced in Section 5.21.

    7.2. EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability or obligation of any party (or any shareholder, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except as provided in Section 8.6 and except that neither party to this Agreement shall be released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

    7.3. AMENDMENT. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

    7.4.  WAIVER.  At any time prior to the Effective Date, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE 8
                               GENERAL PROVISIONS

    8.1. PUBLIC STATEMENTS. Neither FFI nor FBS shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that either FBS or FFI may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of FBS and FFI will consult with the other with respect to any such public announcement or statement.

    8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

       if to FBS:

           First Bank System, Inc.
           First Bank Place
           601 Second Avenue South
           Minneapolis, Minnesota 55402-4302
           Attention: Richard A. Zona, Vice Chairman
             and Chief Financial Officer
           Fax: (612) 973-0410

       with a copy to:

           Dorsey & Whitney P.L.L.P.
           220 South Sixth Street
           Minneapolis, Minnesota 55402
           Attention: Lee R. Mitau, Esq.
           Fax: (612) 340-8738

       if to FFI:

           FirsTier Financial, Inc.
           1700 Farnam Street
           Omaha, Nebraska 68102-2183
           Attention: David A. Rismiller
             Chairman, President and
             Chief Executive Officer
           Fax: (402) 348-6221

       with a copy to:

           Wachtell, Lipton, Rosen & Katz
           51 West 52nd Street
           New York, New York 10019
           Attention: Edward D. Herlihy, Esq.
           Fax: (212) 403-2000

    All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if faxed or telecopied; and the next day after being delivered to an overnight delivery service.

    8.3.   INTERPRETATION.   When  a  reference is  made  in this  Agreement  to
subsidiaries of FBS, the word "subsidiary" means any "majority-owned subsidiary" (as defined in Rule 12b-2 under the 1934

Act) of FBS, as the context requires; provided, however, that neither FFI nor any of the Subsidiaries shall at any time be considered a subsidiary of FBS for purposes of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

    8.4. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

    8.5. MISCELLANEOUS. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any person other than each party hereto any rights or remedies hereunder, except as provided in Section 5.14; (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof; and (d) shall not be assigned by operation of law or otherwise. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

    8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the parties set forth herein shall not survive the consummation of the Merger, but covenants that specifically relate to periods, activities or obligations subsequent to the Merger shall survive the Merger. In addition, if this Agreement is terminated pursuant to Section 7.1, the covenants contained in Sections 5.3, 5.6(c) and 7.2 shall survive such termination.

    IN WITNESS WHEREOF, FBS and FFI have caused this Agreement to be executed on the date first written above by their respective officers.

                                          FIRST BANK SYSTEM, INC.

                                          By         /s/ RICHARD A. ZONA
                                      ------------------------------------------
                                          Its       Vice Chairman and Chief
                                      ------------------------------------------
                                                        Financial Officer
                                      ------------------------------------------

                                          FIRSTIER FINANCIAL, INC.

                                          By        /s/ DAVID A. RISMILLER
                                      ------------------------------------------
                                          Its       Chairman, President and
                                      ------------------------------------------
                                                    Chief Executive Officer
                                      ------------------------------------------

                                                                      APPENDIX B
                 [MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

                                                                January 19, 1996
Board of Directors
FirsTier Financial, Inc.
1700 Farnam Street
Omaha, Nebraska 68102

Gentlemen:

    We understand that FirsTier Financial, Inc. ("FirsTier") and First Bank System, Inc. ("First Bank System"), have entered into an Agreement of Merger and Consolidation, dated as of August 6, 1995 (the "Merger Agreement"), which provides, among other things, for the merger of FirsTier with and into First Bank System (the "Merger"). Pursuant to the Merger, each outstanding share of common stock, par value $5.00 per share, of FirsTier (the "FirsTier Common Stock"), other than shares held in treasury or held by First Bank System or any wholly owned subsidiary of First Bank System, will be converted into 0.8829 shares (the "Exchange Ratio") of common stock, par value $1.25 per share, of First Bank System (the "First Bank System Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of FirsTier Common Stock (other than First Bank System and its affiliates).

    For purposes of the opinion set forth herein, we have:

        (i) analyzed certain publicly available financial statements and other information of FirsTier and First Bank System, respectively;

        (ii) analyzed certain internal financial statements and other financial and operating data concerning FirsTier and First Bank System prepared by the managements of the FirsTier and First Bank System, respectively;

       (iii) analyzed certain financial projections prepared by the management of FirsTier;

       (iv) reviewed certain public research reports concerning First Bank System and discussed these research reports, including earnings estimates contained therein, with the management of First Bank System;

        (v) discussed the past and current operations and financial condition and the prospects of FirsTier and First Bank System with senior executives of FirsTier and First Bank System, respectively;

       (vi) reviewed the reported prices and trading activity for the FirsTier Common Stock and the First Bank System Common Stock;

       (vii) compared the financial performance of FirsTier and the prices and trading activity of the FirsTier Common Stock with that of certain other comparable publicly-traded companies and their securities;

      (viii) reviewed the financial terms, to the extent publicly available, of certain comparable precedent transactions;

       (ix) participated in discussions and negotiations among representatives of the FirsTier and First Bank System and their legal advisors;

        (x) reviewed the Merger Agreement, and a certain Stock Option Agreement dated as of August 6, 1995 among FirsTier and First Bank System and certain other parties and certain related documents; and

       (xi) performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of FirsTier. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals and we have not examined any loan files of FirsTier or First Bank System. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of FirsTier in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for FirsTier and First Bank System and have received fees for the rendering of these services. In September 1995, Morgan Stanley acted as lead manager in connection with the offering of $250 million subordinated notes due 2007 of First Bank System.

    It is understood that this letter is for the information of the Board of Directors of FirsTier and may not be used for any other purpose without our prior written consent.

    Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of FirsTier Common Stock (other than First Bank System and its affiliates).

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:      /s/  DONALD A. MOORE, JR.

                                             -----------------------------------
                                              Donald A. Moore, Jr.
                                             Managing Director

                                    PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, the directors and officers of First Bank System, Inc. (the "Company") are entitled, under certain circumstances, to be indemnified by the Company against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

     Article Ninth of the Company's Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provisions making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified substantially to the same extent permitted by Delaware law.

     The Company maintains a standard policy of officers' and directors' liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)  Exhibits.

     2.1  Agreement of Merger and Consolidation dated August 6,
          1995, by and between First Bank System, Inc., and FirsTier Financial, Inc. (Included in Proxy Statement/Prospectus as Appendix A.) The registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

     4.1 Restated Certificate of Incorporation, as amended, of First Bank System, Inc. (Incorporated by reference to Exhibit 2.1 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

     4.2  Certificate of Designation for First Bank System, Inc.
          Series 1990A Preferred Stock. (Incorporated by reference to
          Exhibit 4.4 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.3  Certificate of Designation for First Bank System, Inc.
          Series 1991A Convertible Preferred Stock. (Incorporated by reference to Exhibit 4.3 to the registrant's Registration Statement on Form S-4, File No. 33-50700.)

     4.4  Certificate of Designation for First Bank System, Inc.
          Series A Junior Participating Preferred Stock, as amended. (Incorporated by reference to Exhibit 2.4 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

     4.5  Bylaws of First Bank System, Inc. (Filed herewith.)

     4.6 Rights Agreement dated as of December 21, 1988, between First Bank System, Inc. and Morgan Shareholder Services Trust Company (now known as First Chicago Trust Company of New York), as amended by Amendment No. 1 dated as of May 30, 1990, Amendment No. 2 dated as of February 17, 1993 and Amendment No. 3 dated November 9, 1995. (Filed herewith.)

     4.7 Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.8  First Amendment, dated as of June 30, 1990, to Stock
          Purchase Agreement among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to
          Exhibit 4.9 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.9  Second Amendment, dated July 18, 1990, to Stock Purchase
          Agreement among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit
          4.10 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.10 Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.11 to Amendment No. 1 to the registrant's
          Registration Statement on Form S-3, File No. 33-42650.)

     4.11 Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.12 Form of Risk Event Warrant. (Incorporated by reference to Exhibit 4.13 to Amendment No. 1 to the registrant's
          Registration Statement on Form S-3, File No. 33-42650.)

     4.13 Registration Rights Agreement, dated as of July 18,
          1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.14 Registration Rights Agreement, dated as of July 18,
          1990, between The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit
          4.14 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

      5.1 Opinion and consent of Dorsey & Whitney P.L.L.P. as to legality of the securities being registered. (Filed herewith.)

      8.1 Opinion and consent of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences described in the Proxy Statement/Prospectus. (Filed herewith.)

     10.1 Agreement and Plan of Merger dated November 5, 1995, by and among First Bank System, Inc., Eleven Acquisition Corp. and First Interstate Bancorp. (Incorporated by reference to Exhibit
          2.1 to the registrant's Current Report on Form 8-K filed November 13, 1995, File No. 1-6880.) The registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

     10.2 Stock Option Agreement, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp. (Incorporated by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K filed November 13, 1995, File No. 1-6880.)

     10.3 Stock Option Agreement, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp. (Incorporated by reference to Exhibit 2.3 to the registrant's Current Report on Form 8-K filed November 13, 1995, File No. 1-6880.)

     10.4 Termination Fee Letter, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp. (Incorporated by reference to Exhibit 2.4 to the registrant's Current Report on Form 8-K filed November 13, 1995, File No. 1-6880.)

     10.5 Termination Fee Letter, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp. (Incorporated by reference to Exhibit 2.5 to the registrant's Current Report on Form 8-K filed November 13, 1995, File No. 1-6880.)

     23.1 Consent of Dorsey & Whitney P.L.L.P.  (Included in
          Exhibit 5.1.)

     23.2 Consent of Wachtell, Lipton, Rosen & Katz.  (Included in
          Exhibit 8.1.)

     23.3 Consent of Ernst & Young LLP (relating to financial statements of First Bank System, Inc.). (Filed herewith.)

     23.4 Consent of Ernst & Young LLP (relating to financial statements of First Interstate Bancorp). (Filed herewith.)

     23.5 Consent of Arthur Andersen LLP (relating to financial statements of FirsTier Financial, Inc.). (Filed herewith.)

     23.6 Consent of Morgan Stanley & Co. Incorporated. (Filed herewith.)

     24.1 Powers of Attorney. (Filed herewith.)

     99.1 Form of proxy for Special Meeting of shareholders of FirsTier Financial, Inc. (Filed herewith.)

     99.2 Articles of Incorporation of FirsTier Financial,
          Inc., as amended. (Incorporated by reference to Exhibits 3(a) and 3(a)(1) to the Annual Report on Form 10-K of FirsTier Financial, Inc. for the year ended December 31, 1994, File No. 0-4515.)

     99.3 Bylaws of FirsTier Financial, Inc., as amended. (Incorporated by reference to Exhibit 3 of Form 8 amending Form 10-Q of FirsTier Financial, Inc. for the period ended March 31, 1993, File No. 0-4515.)

     99.4 Stock Option Agreement, dated as of August 6, 1995, between First Bank System, Inc. and FirsTier Financial, Inc. (Incorporated by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K filed August 18, 1995, File No. 1-6880.)

     99.5 Opinion of Morgan Stanley & Co. Incorporated. (Included in Proxy Statement/Prospectus as Appendix B.)

     99.6 Termination Agreement, dated as of November 29, 1995, between First Bank System, Inc., FirsTier Financial Inc., and Jack R. McDonnell. (Filed herewith.)

     99.7 Employment Agreement dated August 4, 1995 by and between FirsTier Financial, Inc. and David A. Rismiller. (Filed herewith.)

     (b)  Financial Statement Schedules.

          None.

     (c)  Reports, Opinions and Appraisals.

          Opinion of Morgan Stanley & Co. Incorporated is included in the Proxy Statement/Prospectus as Appendix B and referred to above as Exhibit 99.5.

ITEM 22.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes: that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to its articles, bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on January 18, 1996.

                                 FIRST BANK SYSTEM, INC.



                                 By  /s/ JOHN F. GRUNDHOFER
                                   ---------------------------------
                                         John F. Grundhofer
                                 Chairman, President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE AND TITLE                                      DATE
        -------------------                                      ----

        /s/ JOHN F. GRUNDHOFER                             January 18, 1996
      ---------------------------------------------
            John F. Grundhofer,
      Chairman, President, Chief Executive Officer
       and Director (principal executive officer)


        /s/ RICHARD A. ZONA                                January 18, 1996
      ---------------------------------------------
            Richard A. Zona,
       Vice Chairman and Chief Financial
       Officer (principal financial officer)


        /s/ DAVID J. PARRIN                                January 18, 1996
      ---------------------------------------------
            David J. Parrin,
       Senior Vice President and Controller
       (principal accounting officer)


                             *                             January 18, 1996
      ---------------------------------------------
             Roger L. Hale, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Delbert W. Johnson, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Norman M. Jones, Director


                             *                             January 18, 1996
      ---------------------------------------------
             John H. Kareken, Director

                             *                             January 18, 1996
      ---------------------------------------------
             Richard L. Knowlton, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Jerry W. Levin, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Kenneth A. Macke, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Marilyn C. Nelson, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Edward J. Phillips, Director


      ---------------------------------------------
             James J. Renier, Director


                             *                             January 18, 1996
      ---------------------------------------------
             S. Walter Richey, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Richard L. Robinson, Director


      ---------------------------------------------
             Richard L. Schall, Director


                             *                             January 18, 1996
      ---------------------------------------------
             Lyle E. Schroeder, Director


* By   /s/ DAVID J. PARRIN
      ---------------------------------------------
           David J. Parrin,
       Pro se and as Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                          DESCRIPTION                                  PAGE
 -------  ------------------------------------------------------------------  ------

     2.1  Agreement of Merger and Consolidation dated August 6,
          1995, by and between First Bank System, Inc., and FirsTier
          Financial, Inc.  (Included in Proxy Statement/Prospectus as
          Appendix A.) The registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

     4.1 Restated Certificate of Incorporation, as amended, of First Bank System, Inc. (Incorporated by reference to Exhibit 2.1 to the registrant's Form 8-A/A-2 dated October 6, 1994, File No.
          1-6880.)

     4.2  Certificate of Designation for First Bank System, Inc.
          Series 1990A Preferred Stock. (Incorporated by reference to
          Exhibit 4.4 to Amendment No. 1 to the registrant's Registration
          Statement on Form S-3, File No. 33-42650.)

     4.3  Certificate of Designation for First Bank System, Inc.
          Series 1991A Convertible Preferred Stock. (Incorporated by reference to Exhibit 4.3 to the registrant's Registration
          Statement on Form S-4, File No. 33-50700.)

     4.4  Certificate of Designation for First Bank System, Inc.
          Series A Junior Participating Preferred Stock, as amended.
          (Incorporated by reference to Exhibit 2.4 to the registrant's Form
          8-A/A-2 dated October 6, 1994, File No. 1-6880.)

     4.5  Bylaws of First Bank System, Inc. (Filed herewith.)

     4.6  Rights Agreement dated as of December 21, 1988, between
          First Bank System, Inc. and Morgan Shareholder Services
          Trust Company (now known as First Chicago Trust Company of New York), as amended by Amendment No. 1 dated as of May 30, 1990, Amendment No. 2 dated as of February 17,
          1993 and Amendment No. 3 dated November 9, 1995. (Filed herewith.)

     4.7 Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P.,
          The State Board of Administration of Florida and First Bank
          System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the registrant's Registration
          Statement on Form S-3, File No. 33-42650.)

     4.8  First Amendment, dated as of June 30, 1990, to Stock
          Purchase Agreement among Corporate Partners, L.P., Corporate
          Offshore Partners, L.P., The State Board of Administration of
          Florida and First Bank System, Inc.  (Incorporated by reference to
          Exhibit 4.9 to Amendment No. 1 to the registrant's Registration
          Statement on Form S-3, File No. 33-42650.)


 EXHIBIT
  NUMBER                          DESCRIPTION                                  PAGE
 -------  ------------------------------------------------------------------  ------
     4.9  Second Amendment, dated July 18, 1990, to Stock Purchase
          Agreement among Corporate Partners, L.P., Corporate Offshore
          Partners, L.P., The State Board of Administration of Florida and
          First Bank System, Inc.  (Incorporated by reference to Exhibit
          4.10 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

     4.10 Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of Administration of Florida and First
          Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.11 to Amendment No. 1 to the registrant's
          Registration Statement on Form S-3, File No. 33-42650.)

     4.11 Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the registrant's
          Registration Statement on Form S-3, File No. 33-42650.)

     4.12 Form of Risk Event Warrant. (Incorporated by reference to Exhibit 4.13 to Amendment No. 1 to the registrant's
          Registration Statement on Form S-3, File No. 33-42650.)

     4.13 Registration Rights Agreement, dated as of July 18,
          1990, among Corporate Partners, L.P., Corporate Offshore Partners,
          L.P., The State Board of Administration of Florida and First Bank
          System, Inc.  (Incorporated by reference to Exhibit 4.14 to
          Amendment No. 1 to the registrant's Registration Statement on Form
          S-3, File No. 33-42650.)

     4.14 Registration Rights Agreement, dated as of July 18,
          1990, between The State Board of Administration of Florida and
          First Bank System, Inc.  (Incorporated by reference to Exhibit
          4.14 to Amendment No. 1 to the registrant's Registration Statement on Form S-3, File No. 33-42650.)

      5.1 Opinion and consent of Dorsey & Whitney P.L.L.P. as to legality of the securities being registered. (Filed herewith.)

      8.1 Opinion and consent of Wachtell, Lipton, Rosen & Katz as to certain federal income tax consequences described in the Proxy
          Statement/Prospectus. (Filed herewith.)

     10.1 Agreement and Plan of Merger dated November 5, 1995, by and among First Bank System, Inc., Eleven Acquisition Corp. and
          First Interstate Bancorp.  (Incorporated by reference to Exhibit
          2.1 to the registrant's Current Report on Form 8-K filed November
          13, 1995, File No. 1-6880.) The registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

     10.2 Stock Option Agreement, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp.
          (Incorporated by reference to Exhibit 2.2 to the registrant's
          Current Report on Form 8-K filed November 13, 1995, File No.
          1-6880.)

     10.3 Stock Option Agreement, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp.
          (Incorporated by reference to Exhibit 2.3 to the registrant's
          Current Report on Form 8-K filed November 13, 1995, File No.
          1-6880.)

 EXHIBIT
  NUMBER                          DESCRIPTION                                  PAGE
 -------  ------------------------------------------------------------------  ------
     10.4 Termination Fee Letter, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp.
          (Incorporated by reference to Exhibit 2.4 to the registrant's
          Current Report on Form 8-K filed November 13, 1995, File No.
          1-6880.)

     10.5 Termination Fee Letter, dated as of November 5, 1995, between First Bank System, Inc. and First Interstate Bancorp.
          (Incorporated by reference to Exhibit 2.5 to the registrant's
          Current Report on Form 8-K filed November 13, 1995, File No.
          1-6880.)

     23.1 Consent of Dorsey & Whitney P.L.L.P.  (Included in
          Exhibit 5.1.)

     23.2 Consent of Wachtell, Lipton, Rosen & Katz.  (Included in
          Exhibit 8.1.)

     23.3 Consent of Ernst & Young LLP (relating to financial statements of First Bank System, Inc.). (Filed herewith).

     23.4 Consent of Ernst & Young LLP (relating to financial statements of First Interstate Bancorp). (Filed herewith).

     23.5 Consent of Arthur Andersen LLP (relating to financial statements of FirsTier Financial, Inc.). (Filed herewith).

     23.6 Consent of Morgan Stanley & Co. Incorporated. (Filed herewith).

     24.1 Powers of Attorney. (Filed herewith).

     99.1 Form of proxy for Special Meeting of shareholders of FirsTier Financial, Inc. (Filed herewith).

     99.2 Articles of Incorporation of FirsTier Financial,
          Inc., as amended. (Incorporated by reference to Exhibits 3(a) and 3(a)(1) to the Annual Report on Form 10-k of FirsTier Financial,
          Inc. for the year ended December 31, 1994, File No. 0-4515.)

     99.3 Bylaws of FirsTier Financial, Inc., as amended. (Incorporated by reference to Exhibit 3 of Form 8 amending Form 10-Q of FirsTier Financial, Inc. for the period ended March 31, 1993, File No. 0-4515.)

     99.4 Stock Option Agreement, dated as of August 6, 1995, between First Bank System, Inc. and FirsTier Financial, Inc.
          (Incorporated by reference to Exhibit 2.2 to the registrant's
          Current Report on Form 8-k filed August 18, 1995 File No. 1-6880.)

     99.5 Opinion of Morgan Stanley & Co. Incorporated. (Included in Proxy
          Statement/Prospectus as Appendix B.)

     99.6 Termination Agreement, dated as of November 29, 1995, between First
          Bank System, Inc., FirsTier Financial Inc., and Jack R. McDonnell.
          (Filed herewith.)

     99.7 Employment Agreement dated August 4, 1995 by and between FirsTier
          Financial, Inc. and David A. Rismiller. (Filed herewith.)
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